SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                Dated as of November __, 1994


                            among


                 ARVIDA/JMB PARTNERS, L.P.,

                    ARVIDA/JMB PARTNERS,

              SOUTHEAST FLORIDA HOLDINGS, INC.,

                   CENTER OFFICE PARTNERS,

                   CENTER RETAIL PARTNERS,

              CENTER HOTEL LIMITED PARTNERSHIP,

       WESTON HILLS COUNTRY CLUB LIMITED PARTNERSHIP,

                        as Borrowers,


                   THE BANKS NAMED HEREIN,

                          as Banks


                             and


                       CHEMICAL BANK,
                      as Agent and Bank

          SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November __, 1994, among ARVIDA/JMB PARTNERS, L.P., a Delaware limited partnership (the "Partnership") whose sole general partner is Arvida/JMB Managers, Inc., a Delaware corporation (the "Manager"), ARVIDA/JMB PARTNERS, a Florida general partnership ("A/JMB Partners") whose sole partners are the Partnership and the Manager, SOUTHEAST FLORIDA HOLDINGS, INC., an Illinois corporation ("Southeast"), CENTER OFFICE PARTNERS, a Florida general partnership ("Office Partners") whose sole partners are the Partnership and the Manager, CENTER RETAIL PARTNERS, a Florida general partnership ("Retail Partners") whose sole partners are the Partnership and the Manager, CENTER HOTEL LIMITED PARTNERSHIP, a Delaware limited partnership ("Hotel Partnership") whose sole general partner is JMB/PCH Corporation, a Delaware corporation, WESTON HILLS COUNTRY CLUB LIMITED PARTNERSHIP, a Delaware limited partnership ("Weston") whose sole general partner is WHCC, Inc., an Illinois corporation (the Partnership, A/JMB Partners, Southeast, Office Partners, Retail Partners, Hotel Partnership and Weston are individually a "Borrower" and collectively, the "Borrowers"), the lenders (the "Banks") listed on the signature pages hereof, and CHEMICAL BANK, a New York banking corporation having an office at 270 Park Avenue, New York, New York 10019 ("Chemical"), as agent for the Banks hereunder (Chemical, in such capacity, being "Agent").
                    W I T N E S S E T H :


          WHEREAS, the Banks, the Borrowers and the Agent are parties to the Amended and Restated Credit Agreement dated as of October 7, 1992 (as heretofore amended, the "Existing Agreement") pursuant to which the Banks have extended credit to the Borrowers; and

          WHEREAS, the Borrowers and the Banks have agreed to amend and restate the Existing Agreement and restructure the obligations thereunder, but only upon the terms, and subject to the conditions, contained herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree that the Existing Agreement is amended and restated in its entirety as follows:

ARTICLE I  DEFINITIONS


          In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

          "Adjusted Capital Balance" shall mean, at any time, the aggregate amount of capital theretofore contributed to the Partnership by the partners therein (including capital contributed in respect of the issuance of limited partnership interests in the Partnership), reduced by the aggregate amount of distributions theretofore made by the Partnership to its partners constituting a Return of Capital.

          "Administration Fee" shall have the meaning assigned thereto in Section 2.4(b).

          "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of the foregoing, the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the legal power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" shall have the meaning assigned thereto in the introductory paragraph of this Agreement.

          "Agreement" shall mean this Second Amended and Restated
Credit Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative. All references to this Agreement, the Existing Agreement, the "Loan Agreement" or the "Credit Agreement" in any of the Collateral Documents shall be deemed to refer (unless the context otherwise requires) to this Agreement.

          "A/JMB Partners" shall mean Arvida/JMB Partners, a Florida general partnership.

          "Annual Financial Statement" shall have the meaning assigned thereto in Section 5.4(a).

          "AOK Joint Venture" shall mean the joint venture which owns certain commercial real estate in Marion County, Florida.

          "Applicable Percentage" shall mean, (a) with respect to the Coto de Caza Property, 75%, (b) with respect to any real estate asset (other than the Coto de Caza Property) subject to any Lien securing Indebtedness (other than the Lien of any Collateral Document and the Equitable Mortgage), 85% and (c) with respect to any other real estate asset, 100%.

          "Applicable Release Percentage" shall have the meaning assigned thereto in Section 2.13(g).

          "Appraisal" shall mean, with respect to any real estate asset, an MAI appraisal of the Market Value of such real estate asset made by an Appraiser in accordance with Section 2.19, subject to any adjustments required by any Requirement of Law applicable to the Banks.

          "Appraised Value" shall mean, with respect to any real estate asset, the Market Value of such real estate asset as determined by an Appraisal.

          "Appraiser" shall mean, for any Appraisal, the appraiser selected for such Appraisal in accordance with Section 2.19(d).

          "Arvida-Boose Joint Venture" shall mean the joint venture which owns certain commercial real estate in Palm Beach County, Florida.

          "Arvida Corporate Park Joint Venture" shall mean the joint venture which owns certain commercial real estate in Manatee County, Florida.

          "Arvida L.P. II" shall mean Arvida/JMB Partners, L.P. II, a Delaware limited partnership.

          "Arvida Parkway Center Property" shall mean the properties comprising the mixed-use project in Boca Raton, Florida and commonly referred to as the Arvida Parkway Center.

          "Arvida Pompano Park Joint Venture" shall mean the joint venture which owns certain commercial real estate in Broward County, Florida.

          "Arvida/RBG I Joint Venture" shall mean the joint venture which owns certain residential real estate in Broward County, Florida.

          "Arvida/RBG II Joint Venture" shall mean the joint venture which owns certain residential real estate in Broward County, Florida.

          "Assignment Agreements" shall mean the collective reference to the Assignment of Contracts, the Assignment of Leases, the Assignment of Warranties, the Assignment of Subscription Agreements and the Assignment of Developer's Rights.

          "Assignment of Contracts" shall mean, collectively, (i) that certain Assignment of Contracts dated as of October 7, 1992 by A/JMB Partners, Office Partners, Retail Partners, Hotel Partnership and Weston in favor of the Agent and (ii) that certain Assignment of Contracts dated as of October 7, 1992 by the Partnership in favor of the Agent, including in each case all amendments, modifications and supplements thereto.

          "Assignment of Developer's Rights" shall mean, collectively,
(i) that certain Collateral Assignment of Developer's Rights dated as of October 7, 1992 by A/JMB Partners and Weston in favor of the Agent, and recorded in each of Broward, Palm Beach, Duval, Sarasota, Hillsborough and St. Johns Counties, Florida as set forth on Schedule 1.9, (ii) that certain Collateral Assignment of Developer's Rights dated as of October 7, 1992 by A/JMB Partners, Office Partners, Retail Partners and Hotel Partnership in favor of the Agent, and recorded in Palm Beach County, Florida as set forth on Schedule 1.9, and (iii) that certain Collateral Assignment of Developer's Rights by the Partnership dated as of October 7, 1992 in favor of the Agent, recorded in DeKalb County, Georgia as set forth on Schedule 1.9, including in each case all amendments, modifications and supplements thereto.

          "Assignment of Leases" shall mean, collectively, (i) that certain Assignment of Leases, Subleases, Rents and Profits dated as of October 7, 1992 by A/JMB Partners in favor of the Agent, and recorded in each of Palm Beach, Duval, Sarasota, Hillsborough and St. Johns Counties, Florida, (ii) that certain Assignment of Leases, Subleases, Rents and Profits dated as of October 7, 1992 by A/JMB Partners, Center Office Partners, Center Retail Partners and Hotel Partnership in favor of the Agent, and recorded in Palm Beach County, Florida, (iii) that certain Assignment of Leases, Subleases, Rents and Profits dated as of October 7, 1992 by the Partnership in favor of the Agent, for recording in DeKalb County, Georgia, and (iv) that certain Assignment of Leases, Subleases, Rents and Profits dated as of May 27, 1993 by A/JMB Partners and Weston in favor of the Agent and recorded as set forth in Schedule 1.9, including in each case all amendments, modifications and supplements thereto.

          "Assignment of Mortgages" shall mean, collectively, (i) that certain Collateral Assignment of Mortgages dated as of October 7, 1992 by A/JMB Partners in favor of the Agent, and recorded in each of Broward, St. Johns and Marion Counties, Florida, (ii) that certain Collateral Assignment of Mortgages dated as of October 7, 1992 by the Partnership in favor of the Agent, and recorded in Palm Beach County, Florida, (iii) that certain Collateral Assignment of Mortgage dated as of September 1, 1994 by the Partnership in favor of the Agent and recorded in Jackson and Macon Counties, North Carolina, and (iv) with respect to any existing or future Mortgage Receivable not referred to in items (i) - (iii) above, a Collateral Assignment of Mortgage in substantially the form of Exhibit Q, including in each case all amendments, modifications and supplements thereto.

          "Assignment of Subscription Agreements" shall mean, that certain Assignment of Subscription Agreements, Club Memberships,
Membership Fees and Deposits dated as of October 7, 1992 by A/JMB
Partners in favor of the Agent, including all amendments, modifications and supplements thereto.

          "Assignment of Warranties" shall mean, collectively, (i) that certain Assignment of Warranties, Permits, Licenses, Management Agreements, Etc. dated as of October 7, 1992 by A/JMB Partners, Office Partners, Retail Partners, Hotel Partnership and Weston in favor of the Agent, and (ii) that certain Assignment of Warranties, Permits, Licenses, Management Agreements, Etc. dated as of October 7, 1992 by the Partnership in favor of the Agent, including in each case all amendments, modifications and supplements thereto.

          "Banks" shall have the meaning assigned thereto in the introductory paragraph of this Agreement.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

          "Borrowers" shall have the meaning assigned thereto in the introductory paragraph of this Agreement.

          "Borrowing Base" shall mean, at any time, the lesser of (a) the sum of (i) the aggregate Equity Value of the Real Estate Portfolio at such time, plus (ii) the aggregate principal amount of Mortgage Receivables at such time that are subject to the Lien of the Pledge Agreement but to no other Lien securing Indebtedness, plus (iii) the amount of the Borrowers' Cash Balances on hand at such time (including Cash Balances on deposit at the Banks) (up to $20,000,000 in the aggregate, subject to compliance with Section 6.14), less (x) the amount of any item entitled overdraft on the most recent Financial Statement, and (y) the Borrowers' accounts payable which are more than thirty (30) days past due, and (b) 167% of the sum of (i) the aggregate Equity Value of the real estate included in the Real Estate Portfolio at such time that is wholly owned directly by the Borrowers (i.e., not owned by a Subsidiary of any Borrower or by any Joint Venture except for the Cullasaja Joint Venture) and is not subject to any Lien securing Indebtedness (other than the Lien of any Collateral Document and the Equitable Mortgage), plus (ii) the amount referred to in clause (ii) of clause (a) above, excluding the aggregate principal amount of Indirect Mortgage Receivables included therein, plus (iii) the amount referred to in clause (iii) of clause (a) above.

          "Borrowing Base Reconciliation Certificate" shall mean a certificate, in the form of Exhibit B, prepared by management of the Borrowers and certified by a Financial Officer of the Partnership setting forth as of the applicable Reconciliation Date (a) a list of each development project the real estate assets of which are included in the Real Estate Portfolio as of such date and the Fair Market Value thereof then in effect, (b) the aggregate principal amount of Mortgage Receivables as of such date that are subject to the Lien of the Pledge Agreement but to no other Lien securing Indebtedness, (c) the aggregate amount of all Indebtedness secured by a Lien (other than the Lien of any Collateral Document) on any real estate asset in the Real Estate Portfolio as of such date (separately identifying the amount of Indebtedness applicable to each development project), (d) the percentage ownership of the Borrowers as of such date in each development project the real estate assets of which are included in the Real Estate Portfolio that is not wholly owned directly by the Borrowers and (e) a reasonably detailed calculation of the Borrowing Base as of such date (which calculation shall be supported (i) on any Reconciliation Date other than the last day of the fiscal year of the Partnership by the discounted Cash Flow Projections for the ten-year period commencing on the first day of the current fiscal year of the Partnership and (ii) on the last day of such fiscal year of the Partnership by the new discounted Cash Flow Projections for the ten-year period commencing on the first day of the following fiscal year of the Partnership) and a reasonably detailed estimated calculation of the prepayments due pursuant to Sections 2.13(c), 2.13(d) and 2.13(e); provided, however, that each calculation of the Borrowing Base shall be based on the Fair Market Value of the assets in the Real Estate Portfolio; and, provided, further, that discount rates utilized must reflect customary appraisal requirements commensurate with each Property's development risk and term.

          "Broken Sound Property" shall mean the properties comprising the residential community project in southern Palm Beach County, Florida and commonly referred to as the Broken Sound Project.

          "Bulk Sale" shall mean the Sale (whether simultaneously or on an option or takedown basis) of one hundred (100) or more homesite lots to a single buyer (including any Affiliates of such buyer) which are not included on the schedule of Land and Property.

          "Business Day" shall mean any day, other than a Saturday, a Sunday or legal holiday in the State of New York or the State of Florida, on which banks are not authorized or required to be closed in New York, New York or Tampa, Florida; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London Interbank Market.

          "Business Plan" shall mean the Partnership's business plan for the immediately succeeding fiscal year delivered pursuant to Section 5.4(j), unless otherwise specified herein.

          "Capital Expenditures" shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto which are required to be capitalized under generally accepted accounting principles (excluding capitalized interest during construction).

          "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles and, for the proposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

          "Cash Balances" shall mean Borrowers' cash and Cash
Equivalents excluding (x) any "restricted cash" (as "restricted cash" is determined in accordance with generally accepted accounting principles) and (y) any funds in the Restricted Account.

          "Cash Equivalents" shall mean investments in certificates of deposit and time deposits maturing within one year from the date of acquisition thereof issued by or placed with, and money market accounts issued or offered by, any domestic office of the Agent, and all Permitted Investments.

          "Cash Flow Projections" shall mean the Partnership's cash flow projections for the Partnership for each Property.

          "Center Park Property" shall mean the commercial property located in Boca Raton, Florida and commonly referred to as Center Park.

          "Chemical" shall have the meaning assigned thereto in the introductory paragraph of this Agreement.

          "Closing Date" shall mean November __, 1994.

          "Collateral" shall have the meaning assigned thereto in each Collateral Document and shall include, without limitation, a mortgage on all real estate owned by the Borrowers, which mortgage shall be a first mortgage on all unencumbered real estate (other than Excluded Assets) of the Borrowers (except as to the Subordinate Property as to which pursuant to the Subordination Agreement said mortgage shall constitute a second lien subject to the Equitable Mortgage), a pledge of all Mortgage Receivables of the Borrowers, a pledge of the Cullasaja Mortgage, an assignment of all Equity Memberships of the Borrowers, a perfected collateral assignment of the Deposit Accounts of the Borrowers maintained with Chemical and NationsBank and all Permitted Investments, and a collateral assignment of all Joint Venture interests and/or Joint Venture proceeds as required hereby.

          "Collateral Assignment of Partnership Interest" shall mean the assignments of Joint Venture or partnership (general and limited) interests or other similar security agreements dated as of October 7, 1992 and thereafter, made by the Borrowers in respect of each Joint Venture existing on the date hereof, and the assignments of Joint Venture or partnership (general and limited) interests or other similar security agreements substantially in the form of Exhibit C to be made by Borrowers in respect of any other Joint Venture which receives advances pursuant to Section 6.4 or is otherwise permitted hereunder, creating a first priority Lien in such Joint Venture or partnership interest in favor of the Agent for the ratable benefit of the Banks, including in each case all amendments, modifications and supplements thereto.

          "Collateral Assignment of Partnership Proceeds" shall mean the assignments of Joint Venture or partnership (general and limited) proceeds or other similar security agreements dated as of October 7, 1992 made by the Borrowers in respect of certain of the Joint Ventures, creating a first priority Lien on the proceeds of the Borrowers' interest in such Joint Venture in favor of the Agent for the ratable benefit of the Banks, including in each case all amendments, modifications and supplements thereto.

          "Collateral Documents" shall mean the collective reference to the Mortgages, the Security Agreement, the Pledge Agreement, the Collateral Assignments of Partnership Interest, the Collateral Assignments of Partnership Proceeds, the Assignment Agreements, the Deposit Account Letter Agreements, and the other Real Estate Documents.

          "Commitment Fee" shall have the meaning assigned to such term in Section 2.4(a).

          "Contaminant" shall mean any substance, material or waste which is regulated by any Governmental Authority, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of any Environmental Law, including but not limited to, petroleum, petroleum products, asbestos, and polychlorinated biphenyls.

          "Contract" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

          "Coto de Caza Joint Venture" shall mean the joint venture which owns the Coto de Caza Property.

          "Coto de Caza Property" shall mean the properties comprising the residential community project in southeastern Orange County, California and commonly referred to as the Coto de Caza Project.

          "Country Isles Joint Venture" shall mean the joint venture which owns certain commercial real estate in Broward County, Florida.

          "Country Isles Loan" shall mean the loan to the Country
Isles Joint Venture in the original principal amount of approximately $7,000,000 and secured by certain commercial development within the Weston Property.

          "Cullasaja Joint Venture" shall mean the joint venture which owns the Cullasaja Property.

          "Cullasaja Lot" shall mean a homesite Lot within the Cullasaja Property and "Cullasaja Lots" means all such lots owned by Cullasaja Joint Venture as of the date hereof.

          "Cullasaja Note" shall mean that certain Promissory Note dated June 30, 1987 in the original principal amount of $15,550,000 made by Cullasaja Joint Venture to City Federal Savings Bank, including all amendments, modifications and supplements thereto.

          "Cullasaja Mortgage" shall mean that certain Deed of Trust, Assignment of Rents and Security Agreement dated June 30, 1987 given by Cullasaja Joint Venture to secure the Cullasaja Note and collaterally assigned to the Agent for the benefit of the Banks, including all amendments, modifications and supplements thereto.

          "Cullasaja Property" shall mean the properties comprising the Cullasaja Club in Jackson County, North Carolina and commonly referred to as the Cullasaja Club.

          "Deposit Account" shall mean each bank account listed on
Schedule 1.1 and each other bank account identified after the date hereof by the Borrowers pursuant to Section 5.10.

          "Deposit Account Letter Agreements" shall mean those certain letter agreements dated October 7, 1992 among the Partnership, the Agent and each of the Banks, including all amendments, modifications and supplements thereto.

          "Designated Bank or LC Bank" shall have the meaning assigned to such term in Section 9.4(b).

          "DOL" shall mean the United States Department of Labor, or any successor thereto.

          "dollars" or "$" shall mean lawful money of the United
States of America.

          "Environmental Claim" shall mean any written allegation, notice of violation, action, claim, Environmental Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or Person for personal injury (including sickness, disease or death), tangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restriction resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Contaminant or other substance, chemical, material, pollutant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any real property owned by the Borrowers or their respective Subsidiaries or any activities conducted thereon; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Contaminants in connection with any real property owned by the Borrowers or their respective Subsidiaries or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Laws, Orders or Environmental Permits of or from any Governmental Authority relating to environmental matters directly connected with the real property owned by the Borrowers or their respective Subsidiaries.

          "Environmental Law" shall mean a federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement applicable to the Properties and concerning Releases into any part of the natural environment, or activities that might result in damage to the natural environment, or any law relating to the environment and with protecting or improving the quality of the natural environment and protecting public and employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42
U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

          "Environmental Lien" shall mean any Lien in favor of any governmental entity for Environmental Claims and/or Remedial Actions.

          "Environmental Permit" shall mean any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law and all supporting documents associated therewith.

          "Equitable" shall mean The Equitable Life Assurance Society of the United States and any successor holder of the Equitable Mortgage.

          "Equitable Mortgage" shall mean that certain Florida
Mortgage dated as of May 27, 1993 made by A/JMB Partners in favor of Equitable in the maximum principal amount of $2,500,000 encumbering the Subordinate Property, including all amendments, modifications and supplements thereto.

          "Equity Club" shall have the meaning assigned thereto in
Section 3.21.

          "Equity Membership" shall mean each membership listed on
Schedule 1.2, representing an unissued membership interest, or the right to acquire or sell such an interest, in any Equity Club located on a Property, together with all other rights of the Borrowers in connection with such Equity Club and all such memberships and rights acquired after the date hereof by the Borrowers and assigned to the Agent pursuant to
Section 5.11(b).

          "Equity Value" shall mean, with respect to any real estate asset included in the Real Estate Portfolio at any time, (a) the Applicable Percentage with respect to such real estate asset multiplied by the Fair Market Value with respect to such real estate asset at such time, less (b) the aggregate amount of all Indebtedness secured by a Lien on such real estate asset or on the Borrowers' interest therein at such time (other than the Lien of any Collateral Document); provided, however, (i) that the "Equity Value" of any real estate asset that is not wholly owned directly by the Borrowers (i.e., is owned by a Subsidiary of any Borrower or by any Joint Venture) shall mean the product of the amount determined with respect to such real estate asset as provided above multiplied by the percentage ownership interest of the Borrowers in the owner of such real estate asset; and (ii) for purposes of determining the Equity Value with respect to the Subordinate Property (unless such property has been excluded from the Real Estate Portfolio by operation of the proviso to the definition of such term), the mortgage Indebtedness secured by the Equitable Mortgage shall be disregarded.

          "ERISA" shall mean the Employee Retirement Income Security
Act of 1974 (or any successor legislation thereto), as amended from time to time.

          "ERISA Affiliate" shall mean with respect to any Borrower, any trade or business (whether or not incorporated) under common control with such Borrower or any of its Subsidiaries within the meaning of
Section 414(b), (c), (m) or (o) of the IRC.

          "ERISA Event" shall mean with respect to any Borrower or any ERISA Affiliate, (i) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of such Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to
Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of such Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (v) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make required contributions to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

          "Escrow Agent" shall mean each of the escrow agents listed on Schedule 1.3, and any other escrow agents appointed by the Agent.

          "Escrow Agreement" shall mean the collective reference to the Escrow Agreements listed on Schedule 1.3 among the Escrow Agents, the Agent and the Borrowers, as amended, supplemented or otherwise modified from time to time.

          "Escrow Sale" shall mean a Sale of a single family residence (attached or detached) and/or homesite lot, the release of which from the Lien of the applicable Mortgage is governed by the Escrow Agreement.

          "Eurodollar Loan" shall mean any Eurodollar Term Loan,
Eurodollar I/P Loan or Eurodollar Revolving Loan.

          "Eurodollar Revolving Loan" shall mean any Revolving Credit Loan with respect to which the Borrowers shall have selected an interest rate based on the LIBOR Rate in accordance with the provisions of
Article II.

          "Eurodollar Term Loan" shall mean any Term Loan with respect to which the Borrowers shall have selected an interest rate based on the LIBOR Rate in accordance with the provisions of Article II.

          "Eurodollar I/P Loan" shall mean any I/P Loan with respect to which the Borrowers shall have selected an interest rate based on the LIBOR Rate in accordance with the provisions of Article II.

          "Event of Default" shall have the meaning assigned to it in
Article VII.

          "Excluded Assets" shall have the meaning assigned to it in
Section 3.23.

          "Existing Collateral" and "Existing Collateral Documents" shall have the respective meanings assigned to such terms in Section 2.1(i).

          "Existing Agreement" shall have the meaning assigned thereto in the first recital to this Agreement.

          "Existing I/P Loan Credits" shall mean the outstanding I/P Loans (as defined in the Existing Agreement) held by each Bank under the Existing Agreement, as set forth on Schedule 2.1.

          "Existing Revolving Loan Credits" shall mean the outstanding Revolving Credit Loans (as defined in the Existing Agreement) held by each Bank under the Existing Agreement, as set forth on Schedule 2.1.

          "Existing Term Loan Credits" shall mean the outstanding Term Loans (as defined in the Existing Agreement) held by each Bank under the Existing Agreement, as set forth on Schedule 2.1.

          "Extraordinary Asset Sale" shall mean any Sale of commercial or residential raw land other than the Land and Property listed on
Schedule 1.4, and any Sale of a clubhouse, pool, golf course, other amenity or any other income producing property constructed after the date hereof. The term "Extraordinary Asset Sale" shall not include:
(i) Land and Property Sales, (ii) Escrow Sales, (iii) Bulk Sales, or
(iv) any Sale of the Mizner Place Property or the Arvida Parkway Center
Property.

          "Fair Market Value" shall mean, with respect to any real estate asset, the Market Value established with respect to such real estate asset pursuant to Section 2.19, subject to any adjustment required by any Requirement of Law applicable to the Banks.

          "Fees" shall mean the collective reference to the Administration Fee, the Commitment Fees, the Renewal Fees and the LC Fee pursuant to Section 2.4.

          "Financial Officer" of any corporation or partnership shall mean the chief financial officer, principal accounting officer, Treasurer or Controller (or any duly authorized Vice President with similar responsibilities) of such corporation or of any corporate general partner of such partnership, as the case may be.

          "Financial Statement" shall mean either the Annual Financial Statement or a Quarterly Financial Statement as the context may require.

          "Financing" shall mean the incurrence of any Indebtedness secured by (i) a mortgage, deed of trust, deed to secure debt or other similar security instrument encumbering any real estate asset, (ii) an assignment of the rents generated by any real estate asset, or (iii) a pledge of the stock of any corporation or a partnership or joint venture interest in a partnership or joint venture that is the owner of such real estate asset, and shall include any permitted refinancings of Indebtedness now or hereafter encumbering such real estate asset, rents or ownership interest.

          "Floating Rate" shall mean a rate per annum equal to 1.25% plus the greater on a daily basis of (a) the Prime Rate, or (b) the Alternate Base Rate. The term "Prime Rate" shall mean such rate of interest as is publicly announced by the Agent at its principal office from time to time as its prime rate. Any change in the Prime Rate shall be effective on the date such change is announced by the Agent. The term "Alternate Base Rate" shall mean a rate per annum equal to 1/2 of 1% plus the Federal Funds Effective Rate from time to time. The "Federal Funds Effective Rate" shall to the extent necessary be determined by the Agent separately for each day during the term of this Agreement and shall for each such day be a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for each such day (or if any such day is not a Business Day, for the next immediately preceding Business Day) by the Federal Reserve Bank of New York, or if the weighted average of such rates is not so published for any such day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent. Any change in the Floating Rate as a result of a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of any such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be. If for any reason the Agent shall have determined (which determination shall be conclusive and binding on the Borrowers absent manifest error) that the Agent is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Agent to obtain sufficient bids for the purposes of determining the Federal Funds Effective Rate in accordance with the provisions of this definition, the Floating Rate shall be determined on the basis of the Prime Rate until the circumstances giving rise to such inability no longer exist. Notwithstanding anything to the contrary contained in this definition, the Agent shall have the right in its sole and absolute discretion to calculate interest on the portion of the Loans from time to time bearing interest at the Floating Rate during any given period of time or for any given day during the term of this Agreement at a rate per annum based upon the Prime Rate notwithstanding the fact that a rate per annum based upon the Alternate Base Rate may from time to time during such period of time or for any such given day in fact be higher, it being agreed that no such election by the Agent shall in any event or under any circumstance constitute a waiver of the Agent's right at any time thereafter and without prior notice to the Borrowers to charge interest on the portion of the Loans bearing interest at the Floating Rate strictly in accordance with the provisions of this definition. Each determination of the Floating Rate shall be made by the Agent and shall be conclusive and binding upon the Borrowers absent manifest error.

          "Floating Rate I/P Loan" shall mean any I/P Loan with respect to which the Borrowers shall have selected an interest rate based on the Floating Rate in accordance with the provisions of Article II, or which has been converted from a Eurodollar I/P Loan pursuant to
Section 2.8 or 2.15.

          "Floating Rate Loan" shall mean any Floating Rate Term Loan, Floating Rate I/P Loan or Floating Rate Revolving Loan.

          "Floating Rate Revolving Loan" shall mean any Revolving
Credit Loan with respect to which the Borrowers shall have selected an interest rate based on the Floating Rate in accordance with the provisions of Article II, or which has been converted from a Eurodollar Revolving Loan pursuant to Section 2.15.

          "Floating Rate Term Loan" shall mean any Term Loan with respect to which the Borrowers shall have selected an interest rate based on the Floating Rate in accordance with the provisions of Article II, or which has been converted from a Eurodollar Term Loan pursuant to
Section 2.8 or 2.15.

          "Golfview Drive Property" shall mean the commercial and residential properties located on Mizner Boulevard in Boca Raton, Florida and commonly referred to as Golfview Drive.

          "Governmental Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or public arbitrator.

          "Grand Bay Entity" shall mean each of Arvida Grand Bay Properties, Inc., a Delaware corporation, Arvida Grand Bay Limited Partnership I, a Delaware limited partnership, and Arvida Grand Bay Limited Partnership VI, a Delaware limited partnership, and "Grand Bay Entities" shall mean all of them.

          "Grand Bay Lender" shall mean Barnett Bank of Broward
County, N.A., its successors and assigns with respect to the Grand Bay
Loan.

          "Grand Bay Loan" shall mean a revolving construction and development loan made by the Grand Bay Lender to the Grand Bay Entities and others in the maximum principal amount of $24,000,000 and secured by the Grand Bay Property.

          "Grand Bay Property" shall mean the real property in Sarasota County, Florida which is being developed by the Grand Bay Entities and which has been released from the lien of the Mortgage.

          "Guarantee" shall mean any obligation, contingent or otherwise, of any Person (a "Guarantor") guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of each Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, or
(c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "HAE Joint Venture" shall mean the joint venture which owns certain commercial real estate in Palm Beach, Florida.

          "Hotel Limited Partners" shall mean the Partnership and the Manager.

          "Hotel Partnership" shall mean Center Hotel Limited
Partnership, a Delaware limited partnership.

          "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or otherwise evidenced by bonds, debentures, notes or similar instruments upon which interest charges are customarily paid (including, without limitation, zero coupon instruments), (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all Guarantees of such Person, (f) all Capital Lease Obligations of such Person, (g) all Master Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, and (i) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership with respect to which such Person has general partner liability but shall not include Non-Recourse Indebtedness of the type described in clause (c) of the definition of the term Non-Recourse Indebtedness.

          "Indirect Mortgage Receivables" shall mean, at any time, the outstanding principal balance of all receivables of the Borrowers at such time in respect of notes which are fully secured by pledges of equity interests in Joint Ventures (other than any Grand Bay Entity), excluding any such notes on which any portion of the debt service payable with respect thereto is past due by sixty (60) days or more at such time; provided, however, that the outstanding principal balance of any such receivable in excess of the value of the Joint Venture interest pledged as security therefor shall be disregarded for purposes of determining the amount of Indirect Mortgage Receivables hereunder at any time. For purposes hereof, the value of any Joint Venture interest at any time shall be an amount that would equal the Equity Value thereof at such time if such Joint Venture interest were owned by the Borrowers.

          "Interest Payment Date" shall mean, as to any Loan, the last day of the Interest Period applicable to such Loan and, in addition, in the case of a Eurodollar Loan with an Interest Period of more than three
(3) months, the days that would have been the Interest Payment Dates for such Loan had successive Interest Periods of three (3) months or ninety
(90) days, as the case may be, been applicable to such Loan, and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different type.

          "Interest Period" shall mean:  (a) as to any Eurodollar
Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or 12 months thereafter, as the Borrowers may elect, and (b) as to any Floating Rate Loan, the period commencing on the date of such Loan and ending on the earliest of (i) the next March 31, June 30, September 30 or December 31, (ii) the Revolving Credit Loan Maturity Date, the I/P Loan Maturity Date or the Term Loan Maturity Date, as applicable, and
(iii) the date such Loan is to be repaid in full in accordance with
Section 2.6 or 2.13; provided, however, that if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "IOC Land Trust Agreement" shall mean the Land Trust
Agreement dated as of June 2, 1993 between Lewis F. Crippen, as Trustee, and A/JMB Partners, as beneficiary, as such agreement may be amended, supplemented or modified from time to time.

          "IOC Land Trustee" shall mean the Trustee under the IOC Land Trust Agreement.

          "IOC Mortgage" shall mean the Mortgage and Security
Agreement made by the IOC Land Trustee in favor of Agent with respect to the IOC Tract dated May 27, 1993 and recorded in the Public Records of Broward County, Florida.

          "IOC Tract" shall mean the 329.548 acre (approx.) parcel of real property located within the Weston Property, more particularly described on Schedule 1.7 hereto.

          "I/P Loan Maturity Date" shall mean March 1, 1996.

          "I/P Loan Repayment Date" shall have the meaning assigned thereto in Section 2.6(b).

          "I/P Loans" shall mean the term loans from the Banks to the Borrowers evidenced by the I/P Notes as described in Section 2.1. Each I/P Loan shall be either a Eurodollar I/P Loan or a Floating Rate I/P Loan.

          "I/P Notes" shall mean the amended and restated renewal promissory notes of the Borrowers dated as of the Closing Date payable to the order of each Bank evidencing the I/P Loans, in the form attached hereto as Exhibit A-2, including all amendments, modifications and supplements thereto.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "IRS" means the Internal Revenue Service, or any successor thereto.

          "Jacksonville Golf and Country Club Property" shall mean the country club located in southeast Jacksonville, Florida and commonly referred to as the Jacksonville Golf and Country Club.

          "Jacksonville Properties" shall mean the properties comprising the residential community projects in Duval County and St. John's County, Florida and commonly referred to as the Sawgrass Country Club and the Players Club.

          "JMB" shall mean JMB Realty Corporation, a Delaware corporation.

          "Joint Venture" shall mean any partnership, joint venture or similar shared ownership arrangement that owns, directly or indirectly, any real estate assets included in the Real Estate Portfolio or an interest in which partnership, joint venture or arrangement is included in the Real Estate Portfolio including, without limitation, the AOK Joint Venture, the Arvida-Boose Joint Venture, the Arvida Corporate Park Joint Venture, the Arvida Pompano Park Joint Venture, the Arvida/RBG I Joint Venture, the Arvida/RBG II Joint Venture, the Coto de Caza Joint Venture, the Country Isles Joint Venture, the Cullasaja Joint Venture, the HAE Joint Venture, the Ocala 202 Joint Venture and the Tampa 301 Joint Venture.

          "Joint Venture Net Cash Flow" shall mean all Operating Cash Receipts of a Joint Venture attributable to the Borrowers less (i) the aggregate amount of all operating expenses and capital expenditures of such Joint Venture attributable to the Borrowers paid (but not prepaid) during such period and (ii) all payments of Indebtedness of such Joint Venture during such period.

          "Land and Property" shall mean the real estate assets listed on Schedule 1.4.

          "Land and Property Sale" shall mean any Sale of the Land and Property listed on Schedule 1.4.

          "LC Bank" shall mean Chemical in its capacity as issuer of the Letters of Credit.

          "LC Commitment" shall mean the commitment of the LC Bank to issue Letters of Credit hereunder as set forth in Section 2.20(a).

          "LC Disbursement" shall mean any payment, advance or disbursement made pursuant to the terms of a Letter of Credit by the LC Bank.

          "LC Fee" shall have the meaning assigned thereto in Section
2.4(d).

          "LC Termination Date" shall mean July 1, 1995; provided, however, that, if the LC Bank agrees to extend the LC Commitment, the LC Termination Date shall mean the date to which the LC Commitment has been extended. The LC Commitment may be extended for successive one-year periods, upon the request of the Borrowers at the sole discretion of the LC Bank, by notice from the LC Bank to the Borrowers.

          "Legal Proceedings" shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

          "Letter of Credit Documents" shall mean any Letter of Credit, any related depository agreement, reimbursement agreement or any other agreement or document supporting the Letters of Credit or related agreements, in each case approved by the LC Bank.

          "Letters of Credit" shall mean the letters of credit issued pursuant to the Existing Agreement and continued hereunder pursuant to
Section 2.1(b), the letters of credit issued pursuant to Section 2.20 and any related Letter of Credit Documents.

          "LIBOR Rate" applicable to a particular Interest Period shall mean a rate per annum equal to 2.50% plus the Base LIBOR Rate applicable to such Interest Period. The "Base LIBOR Rate" applicable to a particular Interest Period shall mean a rate per annum equal to the rate of interest at which dollar deposits in an amount approximately equal to the portion of the Loans which will bear interest at a particular LIBOR Rate during such Interest Period, and with maturities comparable to the last day of such Interest Period, are offered in immediately available funds in the London Interbank Market to the London office of the Agent by leading banks in the Eurodollar market at 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. Each determination of the LIBOR Rate and the Base LIBOR Rate applicable to a particular Interest Period shall be made by the Agent and shall be conclusive and binding upon the Borrowers absent manifest error.

          "Lien" shall mean, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and shall include any Uniform Commercial Code financing statement filed with respect to such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset and (iii) in the case of securities (other than interests in Joint Ventures), any purchase option, call or similar right of a third party with respect to such securities.

          "Liquor License Liens" shall mean those certain security documents entitled "Florida Statute 561.65 Mortgagee's Interest in Spiritous Alcoholic Beverage License", recorded with the State of Florida Department of Business Regulation effective November 4, 1992 as heretofore or hereafter amended or supplemented.

          "Loan" shall mean any Term Loan, I/P Loan or Revolving
Credit Loan.

          "Loan Documents" shall mean this Agreement, the Notes, the Escrow Agreement, the Additional Escrow Agreements, the Letter of Credit Documents and the Collateral Documents.

          "Longboat Key Properties" shall mean the properties comprising the residential community project and commercial properties on Longboat Key near Sarasota, Florida and commonly referred to as the Longboat Key Project.

          "Manager" shall mean Arvida/JMB Managers, Inc., a Delaware corporation.

          "Margin Stock" shall have the meaning given such term under Regulation U.

          "Market Value" shall mean the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale with the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (a) buyer and seller are typically motivated; (b) both parties are well informed or well advised, and acting in what they consider their own best interests; (c) a reasonable time is allowed for exposure in the open market; (d) payment is made in terms of cash in dollars or in terms of financial arrangements comparable thereto; and (e) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

          "Master Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property leased by such Person or any Affiliate thereof, entered into for the purpose of assuring the owner of any Indebtedness of the lessor of the availability of such rents or other amounts. For the purposes of this Agreement, the amount of such Master Lease Obligations at any time shall be the reasonable net present value thereof at such time; provided, however, that the discount rates utilized must reflect customary appraisal requirements commensurate with each Property's development risk and term.

          "Material Adverse Change" shall mean a material adverse change in any of (i) the condition (financial or otherwise), business, performance, prospects, operations or properties of any Borrower and its Subsidiaries taken as one enterprise, (ii) the legality, validity or enforceability of any Loan Document due to actions of the Borrowers or any of their Affiliates, (iii) the perfection or priority of any of the Liens granted pursuant to the Collateral Documents, (iv) the ability of the Borrowers to repay the Loans and other obligations hereunder as they become due or of any Borrower to perform its obligations hereunder or under any other Loan Document as such obligations become due, or (v) the rights and remedies of the Banks or the Agent under the Loan Documents.

          "Minimum Release Price" shall mean, for each Extraordinary Asset or Land and Property parcel of real property listed on Schedule 1.5, the dollar amount set forth on such Schedule or, with respect to Escrow Sales, the minimum dollar amount set forth in the Escrow Agreement.

          "Mizner Place Property" shall mean the office building located in Boca Raton, Florida and commonly referred to as Mizner Place.

          "Mortgage" shall mean (i) each mortgage, deed of trust or similar security agreement (including the IOC Mortgage) made or to be made by or on behalf of the Borrowers in favor of the Agent for the ratable benefit of the Banks, as more particularly described on Schedule 1.9, and (ii) the Cullasaja Mortgage, as each of them may be amended, supplemented or otherwise modified from time to time.

          "Mortgage Amendment" shall have the meaning assigned to it in Section 4.2(m).

          "Mortgaged Properties" shall mean the collective reference to the Arvida Parkway Center Property, the Broken Sound Property, the Center Park Property, the Cullasaja Lots, the Golf View Drive Property, the Jacksonville Golf and Country Club Property, the Jacksonville Properties, the Longboat Key Properties, the Mizner Place Property, the Okeechobee Property, the River Hills Property, the Royal Palm Road Property, the Water's Edge Property, the Weston Property and the Yamato Center Property.

          "Mortgage Receivables" shall mean, at any time, the sum of the amount of Indirect Mortgage Receivables plus the outstanding principal balance of all receivables of the Borrowers at such time in respect of mortgage notes which are fully secured by first mortgages or second mortgages on fee simple interests in real estate, excluding the Cullasaja Mortgage and any such mortgage notes on which any portion of the debt service payable with respect thereto is past due by sixty (60) days or more at such time; provided, however, that the sum of the Indebtedness secured by any such second mortgage plus the Indebtedness secured by the first mortgage does not exceed the Fair Market Value of the underlying property subject to such mortgages; and, provided, further, that the aggregate amount of Indebtedness secured by such second mortgages shall not exceed ten percent (10%) of the Borrowing Base then in effect.

          "Multiemployer Plan" shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and to which any Borrower, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          "NationsBank" shall mean NationsBank of Florida, N.A., and where appropriate shall include its predecessor, NCNB National Bank of Florida.

          "Net Cash Proceeds" shall mean cash payments received by the Borrowers, any of their Subsidiaries or Cullasaja Joint Venture from any Sale of any real estate asset, in each case net of the amount of (i) brokers' commissions, title insurance and other customary costs of sale payable in connection with such Sale, (ii) all transfer taxes payable as a consequence of such Sale, and (iii) reasonable legal fees attributable to such Sale; provided, however, that in the case of any such broker's commission paid to an Affiliate of the Borrowers, such commission shall be no less favorable to the Borrowers than the Borrowers could reasonably obtain on an arm's-length basis in a transaction with an unrelated third party.

          "Net Cash Flow" shall mean, with respect to any period, the "Cash Flow From Operations" for such period as such item appears on the Partnership's cash flow statement in the form attached hereto as Exhibit G, less (i) Term Loan and I/P Loan principal and interest payments for such period (other than any prepayment made pursuant to Section 2.13(e) during such period), (ii) interest payments in respect of Revolving Credit Loans, (iii) principal and interest payments in respect of the following other Indebtedness of the Partnership (determined on a consol-idated basis): the Country Isles Loan, the Indebtedness secured by the Equitable Mortgage, and the Grand Bay Loan, (iv) any contingent interest paid by the Borrowers pursuant to Section 6.4, and (v) with respect to the determination of Net Cash Flow for any fiscal year, the final payment of principal in respect of Revolving Credit Loans made during the last month of such fiscal year to reduce such Loans to zero (such payment being referred to herein as a "Year End Payment"), provided that
(X) the sum of Cash Balances on the first day of such fiscal year plus Net Cash Flow (after deducting the Year End Payment) for such year equals or exceeds Cash Balances at the end of such fiscal year ("Year End Cash"), or (Y) if not, the amount by which Year End Cash exceeds such Net Cash Flow is added back to determine the amount of final amount of Net Cash Flow for such fiscal year.

          "Net Financing Proceeds" shall mean cash payments received by the Borrowers or any of their Subsidiaries from any Financing of the Arvida Parkway Center Property or the Mizner Place Property, in each case net of the amount of (i) brokers' commissions, title insurance and other customary costs of financing payable in connection with such Financing, (ii) all transfer taxes payable as a consequence of such Financing, and (iii) reasonable legal fees attributable to such Financing; provided, however, that in the case of any such broker's commission paid to an Affiliate of the Borrowers, such commission shall be no less favorable to the Borrowers than the Borrowers could reasonably obtain on an arm's-length basis in a transaction with an unrelated third party.

          "Non-Recourse Indebtedness" shall mean (a) any Indebtedness of the Borrowers with respect to which no Borrower has personal liability, (b) any Indebtedness of any Subsidiary of any Borrower or of any Joint Venture with respect to which no Borrower has personal liability, and (c) hazardous waste indemnification liabilities of the Borrowers and liabilities of the Borrowers arising from any breach of a representation or warranty.

          "Notes" shall mean the collective reference to the Term
Notes, the I/P Notes and the Revolving Credit Notes.

          "Ocala 202 Joint Venture" shall mean the joint venture which owns certain commercial real estate in Marion County, Florida.

          "Office Partners" shall mean Center Office Partners, a
Florida general partnership.

          "Okeechobee Property" shall mean the commercial property located in West Palm Beach, Florida and commonly referred to as Okeechobee.

          "Order" shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award.

          "Original I/P Notes" shall mean the I/P note of the Borrowers in favor of each of the Banks issued pursuant to the Existing Agreement, including all amendments, modifications and supplements thereto.

          "Original Notes" shall mean the Original I/P Notes, the
Original Revolving Credit Notes and the Original Term Notes.

          "Original Revolving Notes" shall mean the revolving credit note of the Borrowers in favor of each of the Banks issued pursuant to the Existing Agreement, including all amendments, modifications and supplements thereto.

          "Original Term Notes" shall mean the term note of the Borrowers in favor of each of the Banks issued pursuant to the Existing Agreement, including all amendments, modifications and supplements thereto.

          "Partnership" shall mean Arvida/JMB Partners, L.P., a
Delaware limited partnership.

          "Partnership Agreement" shall mean the amended and restated agreement of limited partnership of the Partnership, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

          "Partnership Agreements" shall mean the collective reference to the Partnership Agreement and the partnership agreements of each of A/JMB Partners, Office Partners, Retail Partners, Hotel Partnership and Weston, together with all amendments to such agreements heretofore delivered to the Agent.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

          "Pension Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which any Borrower, any of its Subsidiaries or, if a Title IV Plan, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Permitted Investments" shall mean:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of A-1 or better from Standard & Poor's Corporation ("S&P") or P-1 or better from Moody's Investors Service, Inc. ("Moody's"); provided, however, that any investment in commercial paper of any Bank maturing within one year from the date of acquisition thereof shall be a Permitted Investment;

          (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of the Agent or any other commercial bank organized under the laws of the United States of America or any State thereof the long-term unsecured debt obligations of which are at the date of acquisition rated in one of the three highest generic rating categories by either S&P or Moody's;

          (d) repurchase agreements with the Agent or any other commercial bank referred to in clause (c) above with respect to any obligations of the type referred to in clause (a) above, provided that such obligations have a market value at the time of purchase not less than the repurchase price to be paid under such repurchase agreement; and

          (e) other investment instruments approved in writing by the Agent, which approval shall not be unreasonably withheld, and offered by financial institutions which are members of the Federal Deposit
Insurance Corporation or the Federal Savings and Loan Insurance
Corporation and which have a combined capital and surplus of not less than $100,000,000.

          "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Plan" shall mean with respect to any Borrower, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which such Borrower or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Pledge Agreement" shall mean the Pledge Agreement dated as of October 7, 1992 between the Borrowers and the Agent, a copy of which is attached hereto as Exhibit H, pursuant to which the Borrowers have pledged to the Agent for the ratable benefit of the Banks certain of the Borrowers' mortgage promissory notes, including all amendments, modifications and supplements thereto.

          "Post Default Rate" shall have the meaning as-signed thereto in Section 2.11.

          "Property" shall mean each of the Arvida Parkway Center Property, the Broken Sound Property, the Center Park Property, the Coto de Caza Property, the Cullasaja Property, the Golfview Drive Property, the Jacksonville Golf and Country Club Property, the Jacksonville Properties, the Longboat Key Properties, the Mizner Place Property, the Okeechobee Property, the River Hills Property, the Royal Palm Road Property, the Water's Edge Property, the Weston Property, and the Yamato Center Property.

          "Purpose Credit" shall have the meaning assigned such term in Regulation U.

          "Qualified Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under Section 401(a) of the IRC, and which any Borrower, any of its Subsidiaries or with respect to any such plan subject to
Section 412 of the IRC, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Quarterly Financial Statement" shall have the meaning assigned thereto in Section 5.4(b).

          "Real Estate Documents" shall mean the collective reference to the Mortgages and the Liquor License Liens.

          "Real Estate Portfolio" shall mean, at any time, all developed and undeveloped real estate owned (directly or indirectly through Subsidiaries of any Borrower or Joint Ventures) by the Borrowers, other than the Arvida Parkway Center Property, the Mizner Place Property and the Grand Bay Property, and (x) encumbered by a duly recorded Mortgage, or (y) in the case of real estate owned by a Joint Venture, the interest of the Borrowers in such Joint Venture is subject to a duly perfected Collateral Assignment of Partnership Interest or Collateral Assignment of Partnership Proceeds, as applicable hereunder; provided, however, that the Real Estate Portfolio shall include the Cullasaja Property but shall not include any such real estate that is
(i) subject to a Lien securing Indebtedness (other than the Lien of any Collateral Document) if at such time any amount with respect to such Indebtedness shall be due and payable and shall not have been paid, or if at such time any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing such Indebtedness shall not have been observed or performed, and the effect thereof is to cause or permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause such Indebtedness to become due prior to its stated maturity, (ii) owned directly or indirectly by or through any Person if an event described in paragraph (h) or (i) of Article VII shall have occurred with respect to such Person, (iii) owned directly or indirectly by one or more of the Grand Bay Entities, or (iv) owned directly or indirectly by or through a Subsidiary of any Borrower or of any Joint Venture if (x) a final judgment, other than any such judgment the amount of which is covered by insurance provided by third-party insurers for the benefit of such Subsidiary or Joint Venture to an extent satisfactory to the Agent in its sole discretion, for the payment of money shall be rendered against such Subsidiary or Joint Venture and the same shall remain undischarged for a period of forty-five (45) consecutive days during which no appeal is pending or during which execution shall not be effectively stayed, or (y) such Subsidiary or Joint Venture shall fail to pay any amount with respect to any Indebtedness (other than Non-Recourse Indebtedness existing on the Closing Date and Non-Recourse Indebtedness permitted under Section 6.1, trade payables of such Subsidiary or Joint Venture in an aggregate amount not to exceed $250,000 and Indebtedness which is being contested in good faith and for which the Borrowers have set aside adequate reserves in accordance with generally accepted accounting principles in effect in the United States from time to time) when and as the same shall become due and payable (after any grace period applicable thereto shall have elapsed), or shall fail to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, and the effect thereof is to cause or permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause such Indebtedness to become due prior to its stated maturity (it being understood that no real estate asset of a Subsidiary of any Borrower or of any Joint Venture shall be excluded from the Real Estate Portfolio by operation of this subclause (iii)(y) if (A) such real estate asset is not subject to a Lien securing the Indebtedness the payments in respect of which are overdue as provided immediately above and (B) such Subsidiary or Joint Venture has no personal liability with respect to such Indebtedness).

          "Reconciliation Date" shall mean (a) the last day of each fiscal quarter of the Partnership, (b) the date of any Sale or Financing of any real estate asset (or Sales or Financings of real estate assets within any development project) included in the Real Estate Portfolio (whether such Sale or Financing is made directly or indirectly by Sale or Financing of joint venture interests or otherwise) which asset has (or assets have) an Equity Value equaling or exceeding the lesser of (i) 5% of the Borrowing Base at the time of such sale or (ii) $10,000,000,
(c) the date on which a recreational or club facility or amenity available to all residents of a Property is contributed, sold or otherwise transferred (other than any such contribution, sale or transfer to any country club substantially all of the memberships of which are owned by the Borrowers, any Subsidiaries of the Borrowers or any Joint Venture), (d) the date of any change in the ownership of any real estate asset included in the Borrowing Base other than: (i) sales of homes and residential homesites and Land and Property Sales in the ordinary course of business or (ii) transfers to Affiliates in the ordinary course of business provided that the transferee is a Borrower, and (e) the date of execution by a Borrower of any agreement with a third party which would materially adversely affect the Banks' position relative to any asset included in the Borrowing Base.

          "Regulation G" shall mean Regulation G of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

          "Regulation T" shall mean Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

          "Regulation U" shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

          "Regulation X" shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration on, into or out of any property owned, operated or leased by the Borrowers or their respective Subsidiaries, including the movement of any Contaminant through or in the air, soil, surface water, groundwater, or property.

          "Remedial Action" shall mean all actions, including, without limitation, any capital expenditures, required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Contaminant in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any real property owned by the Borrowers or their respective Subsidiaries into compliance with all Environmental Laws and Environmental Permits.

          "Renewal Fees" shall have the meaning assigned thereto in
Section 2.4(c).

          "Repayment Date" shall mean either a Term Loan Repayment Date or an I/P Loan Repayment Date.

          "Reportable Event" shall mean any of the events described in
Section 4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

          "Required Banks" shall mean at any time (a) in respect of the Banks, Banks holding Loans representing at least 81% of the aggregate principal amount of the Loans outstanding hereunder or, if no Loans shall be outstanding, of the Banks' Revolving Loan Commitments and
(b) in respect of the LC Commitment, the issuer in respect of at least 66-2/3% of the face amount of Letters of Credit outstanding pursuant to the LC Commitment or, if no Letters of Credit shall be outstanding, of the LC Commitment.

          "Requirement of Law" shall mean, as to any Person, the charter and bylaws, partnership agreement, or other organizational or governing documents of such Person, and all federal, state and local laws, rules and regulations, including, without limitation, ERISA and Environmental Laws, and all orders, judgements, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Residential Real Estate" shall mean (i) on the Closing
Date, the real estate assets set forth in Schedule 1.6 and (ii) on any date after the Closing Date, the real estate assets set forth in
Schedule 1.6 less any real estate asset which has been the subject of a Sale or a release from the lien of any Mortgage plus any other real estate assets that may then be developed as, or held principally for development of, residential or community development projects.

          "Responsible Officer" of any corporation or partnership shall mean any executive officer or Financial Officer of such corporation or of any corporate general partner of such partnership, as the case may be, and any other officer or similar official thereof responsible for the administration of the obligations of such corporation or partnership in respect of this Agreement.

          "Restricted Account" shall have the meaning set forth on
Schedule 6.8.

          "Retail Partners" shall mean Center Retail Partners, a
Florida general partnership.

          "Return of Capital" shall mean any distribution by the Partnership to its partners (in their capacities as such), other than a quarterly distribution pursuant to clause (i) of Section 4.1 of the Partnership Agreement.

          "Revolving Credit Loan Commitment" shall mean, with respect to each Bank, the commitment of such Bank to make Revolving Credit Loans hereunder as set forth in Section 2.2. The Revolving Credit Loan
Commitments may be extended at the request of the Borrowers for successive one year periods, at the sole discretion of the Banks.

          "Revolving Credit Loan Maturity Date" shall mean December
31, 1995; provided, however, that if the Banks agree to extend their Revolving Credit Loan Commitments, the Revolving Credit Loan Maturity Date shall mean the date to which the Revolving Credit Loan Commitments have been extended.

          "Revolving Credit Loans" shall mean the revolving credit loans from the Banks to the Borrowers pursuant to Section 2.2. Each Revolving Loan shall be either a Eurodollar Revolving Loan or a Floating Rate Revolving Loan.

          "Revolving Credit Notes" shall mean the amended and restated renewal promissory notes of the Borrowers dated the Closing Date payable to the order of each Bank evidencing Revolving Credit Loans, in the form attached hereto as Exhibit A, including all amendments, modifications and supplements thereto.

          "River Hills Property" shall mean the properties comprising the River Hills Country Club near Tampa, Florida and commonly referred to as the River Hills Country Club.

          "Royal Palm Road Property" shall mean the residential property located in Boca Raton, Florida and commonly referred to as Royal Palm Road.

          "Sale" shall mean any sale, transfer, conveyance, assignment or other disposition for consideration of all or any part of any real estate asset, whether directly or indirectly, by operation of law, or otherwise, or execution of a lease in respect of such asset with a term of 50 years or more.

          "Security Agreement" shall mean the Security Agreement between the Borrowers and the Agent dated as of October 7, 1992, a copy of which is attached hereto as Exhibit I, pursuant to which the Borrowers have granted a security interest in favor of the Agent for the ratable benefit of the Banks in certain of the Borrowers' general intangibles, instruments and Deposit Accounts maintained with Chemical and NationsBank, as the same may be amended, supplemented or otherwise modified from time to time.

          "Southeast" shall mean Southeast Florida Holdings, Inc., an Illinois corporation.

          "Spill" shall mean a discharge, spillage, uncontrolled loss, seepage or filtration of any Contaminants other than a Release.

          "Subordinate Property" shall mean the approximately 162 acre parcel of real property located within the Weston Property, more particularly described on Schedule 1.8 hereto.

          "Subordinated Indebtedness" shall mean Indebtedness subordinated in right of payment, both as to principal and interest, to the Notes and all other amounts payable hereunder and under any other Loan Document, on terms submitted to and approved in writing by the Agent (it being understood that such terms shall permit payments of principal and interest in respect of such Indebtedness unless an Event of Default has occurred and is continuing).

          "Subordination Agreement" shall mean the subordination agreement between the Agent and Equitable dated as of May 27, 1993, including all amendments, modifications and supplements thereto.

          "Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, association, joint venture or other business entity of which more than 50% of the securities or other ownership interests having ordinary voting power is, or with respect to which rights to control management (pursuant to any contract or other agreement or otherwise) are, at the time as of which any determination is being made, owned, controlled or held by the parent or one or more Subsidiaries of the parent.

          "Tampa 301 Joint Venture" shall mean the joint venture which owns certain real estate in Hillsborough County, Florida.

          "Term Loans" shall mean the term loans from the Banks to the Borrowers evidenced by the Term Notes as described in Section 2.1. Each Term Loan shall be either a Eurodollar Term Loan or a Floating Rate Term Loan.

          "Term Loan Maturity Date" shall mean July 1, 1997.

          "Term Loan Repayment Date" shall have the meaning assigned thereto in Section 2.6(a).

          "Term Notes" shall mean the amended and restated renewal promissory notes of the Borrowers dated as of the Closing Date payable to the order of each Bank, evidencing the Term Loans, in the form attached hereto as Exhibit A-1, including all amendments, modifications and supplements thereto.

          "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

          "Unfunded Pension Liability" shall mean, as of any determination date, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan.

          "Water's Edge Property" shall mean the properties comprising Water's Edge and Dockside near Atlanta, Georgia and commonly referred to as Water's Edge and Dockside.

          "Welfare Benefit Plan" shall mean an employee welfare benefit plan, as defined in Section 3(1) of ERISA, which any Borrower or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, and under which its former or active employees (or their beneficiaries) are entitled to receive welfare benefits.

          "Weston" shall mean Weston Hills Country Club Limited
Partnership, a Delaware limited partnership.

          "Weston Property" shall mean the properties comprising a community development project located in Broward County, Florida near the intersection of U.S. Interstate 75, U.S. Interstate 595 and the Arvida Parkway and commonly referred to as the Weston Project.

          "WHCC" shall mean WHCC, Inc., an Illinois corporation.

          "Withdrawal Liability" shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

          "Work in Process and Completed Inventory" shall mean, with respect to any period, the "Work in Process" and "Completed Inventory" at the end of such period presented in the format attached hereto as Exhibit P and determined in accordance with generally accepted accounting principles.

          "Yamato Center Property" shall mean the commercial property located in Boca Raton, Florida and commonly referred to as Yamato
Center.

          The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement. Article, Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.


ARTICLE II   RESTRUCTURING OF EXISTING CREDITS;
              THE LOANS AND LETTERS OF CREDIT


          2.1. Restructuring of Existing Credits; Issuance of Renewal Notes; Ratification of Security Interests.

          (a) Each Bank severally confirms that as of the Closing Date it holds the obligations under the Existing Agreement which are listed opposite its name on Schedule 2.1.

          (b)  On the terms and conditions hereof, on the Closing Date
(i) the outstanding principal amount of the Existing Term Loan Credits held by each Bank shall automatically become a Term Loan hereunder in the respective amounts set forth on Schedule 2.1, (ii) the Existing Revolving Loan Credits held by each Bank shall automatically become a Revolving Credit Loan hereunder in the respective amounts set forth on
Schedule 2.1, (iii) the Existing I/P Loan Credits held by each Bank shall automatically become an I/P Loan hereunder in the respective amounts set forth on Schedule 2.1, and (iv) the outstanding Letters of Credit (as defined in the Existing Agreement) issued by Chemical Bank for the account of the Borrowers pursuant to the Existing Agreement shall automatically become Letters of Credit hereunder in the amounts set forth on Schedule 2.1.

          (c) On the terms and conditions hereof, on the Closing Date the Existing Agreement shall automatically be superseded hereby, provided, however, that any obligations of the Borrowers or any of their Subsidiaries under the Existing Agreement in respect of taxes, indemnities or similar types of obligations, which under the Existing Agreement are expressly stated to survive the termination of such documentation, shall not be superseded hereby but shall continue in effect as obligations of the Borrowers or such Subsidiary, except to the extent the terms of this Agreement shall be expressly inconsistent therewith.

          (d) Upon and subject to the terms and conditions set forth herein, the Agent shall accept from the Borrowers, and the Borrowers shall deliver to the Agent on the Closing Date, (i) an amended and restated renewal promissory note payable to the order of each Bank in the form of Exhibit A-1 (collectively, the "Term Notes"), in renewal of the Original Chemical Term Note and the Original NationsBank Term Note,
(ii) an amended and restated renewal promissory note payable to the order of each Bank in the form of Exhibit A-2 (collectively, the "I/P Notes"), in renewal of the Original Chemical I/P Note and the Original NationsBank I/P Note, and (iii) an amended and restated renewal promissory note payable to the order of each Bank in the form of Exhibit A (collectively, the "Revolving Credit Notes"), in renewal of the Original Chemical Revolving Credit Note and the Original NationsBank Revolving Credit Note.

          (e) Upon the terms and conditions set forth herein, Chemical and NationsBank shall cause (i) upon acceptance of the Term Notes, the Original Chemical Term Note and the Original NationsBank Term Note to be marked "cancelled by renewal" and attached to their respective Term Notes, (ii) upon acceptance of the I/P Notes, the Original Chemical I/P Note and the Original NationsBank I/P Note to be marked "cancelled by renewal" and attached to their respective I/P Notes, and (iii) upon acceptance of the Revolving Credit Notes, the Original Chemical Revolving Note and the Original NationsBank Revolving Note to be marked "cancelled by renewal" and attached to their respective Revolving Notes.

          (f) The Term Notes, I/P Notes and Revolving Credit Notes shall accrue interest and shall be repaid as herein and therein provided.

          (g) Chemical's pro rata share of the Term Loans shall be 80% and NationsBank's pro rata share of the Term Loans shall be 20%. Chemical's pro rata share of the I/P Loans shall be 80% and NationsBank's pro rata share of the I/P Loans shall be 20%.

          (h) The I/P Loans, the Term Loans, the Revolving Credit Loans, any LC Disbursements and all other obligations of the Borrowers hereunder are secured by a first priority Lien (subject in the case of the Subordinate Property to the Equitable Mortgage) in favor of the Agent for the ratable benefit of the Banks against the Collateral. An Event of Default in respect of the I/P Loans shall constitute an Event of Default in respect of the Term Loans, the Revolving Credit Loans and the LC Commitment and an Event of Default in respect of the Term Loans, the Revolving Credit Loans or the Letters of Credit shall constitute an Event of Default in respect of the I/P Loans.

          (i) Borrowers have heretofore granted to the Agent for the ratable benefit of the Banks security interests in certain Collateral (collectively, the "Existing Collateral") pursuant to the Collateral Documents as such documents existed immediately prior to the Closing Date (collectively, the "Existing Collateral Documents"), as security for the payment in full of the indebtedness and other obligations of Borrowers incurred pursuant to the Original Notes and the Existing Agreement. Borrower hereby reaffirms and continues such grant of security interests in the Existing Collateral as security for payment in full of the Loans and the other obligations of Borrowers incurred pursuant to this Agreement and the Loan Documents. On the Closing Date and thereafter throughout the term of this Agreement, subject to the provisions hereof, the Lender shall retain and hold such security interests upon the Existing Collateral as security for the payment in full of all the obligations of Borrowers hereunder. From and after the Closing Date, all references in the Collateral Documents to the "Credit Agreement" or any similar term, or to the Existing Agreement, shall (unless the context otherwise requires) be considered references to this Agreement. In consideration of the modifications contained in this Agreement, as of the Closing Date, Borrowers shall enter into modifications of certain of the Existing Collateral Documents, and ratify others, as set forth in Section 4.2.

          2.2.  Revolving Credit Loan Commitments.

          (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth and the covenants contained in Section 5.5(c), each Bank agrees, severally and not jointly, to make Revolving Credit Loans to the Borrowers, at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Credit Loan Maturity Date and the termination of the Revolving Credit Loan Commitment of such Bank in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite its name below, as the same may be reduced from time to time pursuant to Section 2.7:

                                                  Percentage of
     Name and AddressRevolvingCredit LoanRevolving Credit
          of Bank        Commitment     Loan Commitments

Chemical Bank               $16,000,000           80%
380 Madison Avenue
11th Floor
New York, New York  10017
Attention:  Thomas S. Matesich

NationsBank
  of Florida, N.A.
One Financial Plaza,
  9th Floor
Ft. Lauderdale, FL 33394      4,000,000           20%
Attention:  Lisa Crawford

              Total . . . . $20,000,000     100%


; provided, however, that on the Closing Date the Revolving Credit Loan Commitments shall be deemed to be utilized by an amount equal to the amount of Existing Revolving Loan Credits outstanding under the Existing Agreement on the Closing Date and continued hereunder as Revolving Credit Loans pursuant to Section 2.1(b).

          (b) Within the foregoing limits the Borrowers may borrow, repay and reborrow, on or after the Closing Date and prior to the Revolving Credit Loan Maturity Date, all or any portion of the aggregate amount of Revolving Credit Loan Commitments, as such amount may be reduced from time to time, subject to the terms, provisions and limitations set forth herein; provided, however, that (i) proceeds from borrowings of the Revolving Credit Loans shall be used solely (X) for the purpose of completing single family housing development (including land development and infrastructure improvements) at the Properties which are owned by Borrowers, and (Y) for general working capital purposes so long as the cost of land development and infrastructure Work in Process and Completed Inventory with respect to the assets in the Real Estate Portfolio equals or exceeds the aggregate amount of Revolving Loans outstanding on the date of determination; and (ii) notwithstanding any other provision of this Agreement, the Banks shall not be required to make Revolving Credit Loans at any time that Borrowers' aggregate amount of Cash Balances exceeds $7,000,000, and the Borrowers shall certify that their Cash Balances do not exceed such amount in each request for a Revolving Credit Loan made pursuant to
Section 2.5 hereof.

          2.3.  Revolving Credit Loans.

          (a) The Revolving Credit Loans of any given type made by the Banks on any date shall be in a minimum aggregate principal amount of $500,000 and in an integral multiple of $500,000, or in an amount equal to the remaining balance of the applicable Revolving Credit Loan Commitments. Revolving Credit Loans shall be made ratably by the Banks in accordance with their respective Revolving Credit Loan Commitments; provided, however, that the failure of any Bank to make any Revolving Credit Loan shall not in itself relieve any other Bank of its obligation to lend hereunder, but no Bank shall be responsible for the failure of any other Bank to make any Revolving Credit Loan to be made by such other Bank.

          (b) Each Revolving Credit Loan shall be either a Floating Rate Loan or a Eurodollar Loan as the Borrowers may request pursuant to
Section 2.5. Each Bank may at its option fulfill its Revolving Credit Loan Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or affiliate of such Bank to make such Loan; provided, however, that any exercise of such option shall not affect the obligations of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Revolving Credit Loans of more than one type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Revolving Credit Loan which, if made, would result in an aggregate of more than three separate Revolving Credit Loans of any Bank being outstanding hereunder at any one time. For purposes of the foregoing, Revolving Credit Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

          (c) Subject to paragraph (e) below, each Bank shall make its portion, as determined under Section 2.17, of each Revolving Credit Loan hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 12:00 noon, New York City time, and the Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrowers with the Agent in same day funds or, if Revolving Credit Loans are not made on such date because any condition precedent to a borrowing herein specified shall not have been met, return the amounts so received to the respective Banks.

          (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Revolving Credit Loan if the Interest Period requested with respect thereto would end after the Revolving Credit Loan Maturity Date.

          (e) The Borrowers may refinance all or any part of any Revolving Credit Loan with a Revolving Credit Loan of the same or a different type made pursuant to this Section 2.3, subject to the conditions and limitations set forth herein and elsewhere in this Agreement. Any Revolving Credit Loan or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.13 with the proceeds of a new Revolving Credit Loan hereunder, and the proceeds of the new Revolving Credit Loan, to the extent they do not exceed the principal amount of the Revolving Credit Loan being refinanced, shall not be paid by the Banks to the Agent or by the Agent to the Borrowers pursuant to paragraph (c) above.

          2.4.  Fees.

          (a) The Borrowers agree to pay to each Bank, through the Agent, on the last day of March, June, September and December in each year, and on the Revolving Credit Loan Maturity Date, a commitment fee (a "Commitment Fee") of 1/8 of 1% per annum on the average daily unused amount of the Revolving Credit Loan Commitment of such Bank during the preceding quarter (or such shorter period commencing with the most recent quarterly payment date and ending with the Revolving Credit Loan Maturity Date or the date on which the Revolving Credit Loan Commitment of such Bank shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The Commitment Fee due to each Bank shall commence to accrue on the Closing Date and shall cease to accrue on the earlier of the Revolving Credit Loan Maturity Date and the termination of the Revolving Credit Loan Commitment of such Bank as provided herein.

          (b) The Borrowers agree to pay to the Agent an administration fee (the "Administration Fee") equal to (i) .20% per annum on the outstanding amount of Term Loans, (ii) .20% per annum on the outstanding amount of Revolving Credit Loans, and (iii) .20% per annum on the outstanding amount of I/P Loans. The Borrowers agree to pay the Administration Fee to the Agent, for its own account, payable in arrears on the last day of March, June, September and December in each year.

          (c) The Borrowers agree to pay the Agent on the Closing Date the following renewal fees (the "Renewal Fees") for the pro rata account of the Banks: (A) $129,452.05 reduced by $273.97 per diem for each day after November 15, 1994 until the effective date of this Agreement up to November 30, 1994 in respect of the Revolving Credit Loans; and (B) $155,342.47 in respect of the I/P Loans.

          (d) The Borrowers agree to pay to the LC Bank with respect to each Letter of Credit issued by it, through the Agent unless otherwise agreed pursuant to any applicable Letter of Credit Documents, on the last day of March, June, September and December in each year a fee (the "LC Fee") of 2.50% per annum on the average daily undrawn portion of the stated dollar amount of such Letter of Credit during the preceding quarter (or shorter period commencing with the date of issuance of such Letter of Credit and ending with the date of expiration of such Letter of Credit). The LC Fee shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The LC Fee due to the LC Bank with respect to each Letter of Credit shall commence to accrue on the date of issuance of such Letter of Credit and shall cease to accrue on the date of final expiration of such Letter of Credit.

          (e) All Fees shall be paid on the dates due in same day funds to the Agent for distribution, if and as appropriate, to the Banks and the LC Bank.

          (f) All Fees are wholly earned as of the due date thereof and are non-refundable. No portion of any of Fees shall be applied to reduce the principal balance of any Loan or LC Disbursement.

          2.5. Notice of Revolving Credit Loans. The Borrowers shall give the Agent irrevocable written notice (or irrevocable telephone notice confirmed in writing) (i) in the case of a Eurodollar Revolving Loan, not later than 10:00 a.m., New York City time, three Business Days before a proposed borrowing, and (ii) in the case of a Floating Rate Revolving Loan, not later than 10:00 a.m., New York City time, on the date of a proposed borrowing. Such notice shall be irrevocable, shall be in the form of Exhibit J and shall in each case refer to this Agreement and specify (A) whether such Revolving Credit Loan is to be made as a Eurodollar Revolving Loan or a Floating Rate Revolving Loan,
(B) the date of such Revolving Credit Loan (which shall be a Business
Day) and amount thereof, and (C) if such Revolving Credit Loan is to be a Eurodollar Revolving Loan, the Interest Period with respect thereto. If no election as to the type of Revolving Credit Loan is specified in any such notice, then the requested Loan shall be a Floating Rate Revolving Loan. If no Interest Period with respect to any Eurodollar Revolving Loan is specified in any such notice, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration. The Agent shall promptly advise the other Banks of any notice given pursuant to this Section 2.5 and of each Bank's portion of the requested Revolving Credit Loan. Each Bank agrees that in computing the Bank's portion of any Revolving Credit Loan, the Agent may, in its discretion, round each Bank's percentage of such Loan, computed in accordance with
Section 2.1 or 2.2, as the case may be, to the next higher or lower whole dollar amount.

          2.6. Term Loan Repayment; I/P Loan Repayment.

          (a) The aggregate principal amount of the Term Loans shall be payable on the dates (each a "Term Loan Repayment Date") and in the amounts listed below, and such payments shall be distributed ratably among the Banks in accordance with their pro rata share of the Term
Loans:

               Date                        Amount

               February 28, 1995   $10,000,000
               July 28, 1995              5,000,000
               February 28, 1996    10,000,000
               July 28, 1996              5,000,000
               February 28, 1997    10,000,000
               July 1, 1997             Remaining principal
                                        balance

Each voluntary prepayment of the principal amount of the Term Loans pursuant to Section 2.13(a) shall be applied to reduce scheduled payments of principal due under this Section 2.6 after the date of such prepayment, in the order of maturity thereof. To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date. Accrued interest on the principal amount of each Term Loan repaid pursuant to this Section 2.6 shall be paid on the next Interest Payment Date with respect to such Term Loan unless the date of repayment is an Interest Payment Date, in which case such accrued interest shall be paid on such date. No scheduled payment of principal in respect of Term Loans shall be required to the extent that a lesser principal payment would result in the payment in full of the outstanding principal amount of all Term Loans, and such lesser amount is paid. Prepayments made pursuant to Section 6.11 shall not be considered voluntary prepayments for purposes of this subsection.

          (b) The aggregate principal amount of the I/P Loans shall be payable in monthly installments of $100,000 per month on the first day of each calendar month (each an "I/P Loan Repayment Date") until the I/P Loan Maturity Date on which date the entire outstanding principal balance thereof shall be due and payable. Such payments shall be distributed ratably among the Banks in accordance with their pro rata share of the I/P Loans.

          Each voluntary prepayment of the principal amount of the I/P Loans pursuant to Section 2.13(a) shall be applied to reduce scheduled payments of principal due under this Section 2.6(b) on the date of such prepayment, in the order of maturity thereof. To the extent not previously paid, all I/P Loans shall be due and payable on the I/P Loan Maturity Date. Accrued interest on the principal amount of each I/P Loan repaid pursuant to this Section 2.6(b) shall be paid on the next Interest Payment Date with respect to such I/P Loan unless the date of repayment is an Interest Payment Date, in which case such accrued interest shall be paid on such date. No scheduled payment of principal in respect of I/P Loans shall be required to the extent that a lesser principal payment would result in the payment in full of the outstanding principal amount of all I/P Loans, and such lesser amount is paid. Prepayments made pursuant to Section 6.11 shall not be considered voluntary prepayments for purposes of this subsection.

          2.7. Termination and Reduction of Revolving Credit Loan
Commitments.

          (a) Upon at least three Business Days' prior irrevocable written notice to the Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Loan Commitments. Each partial reduction of the Revolving Credit Loan Commitments shall be in an aggregate minimum principal amount of $5,000,000 and an integral multiple of $1,000,000.

          (b)  Each reduction in the Revolving Credit Loan
Commitments hereunder shall be made ratably among the Banks in accordance with their respective Revolving Credit Loan Commitments. The Borrowers shall pay to the Agent for the account of the Banks whose Revolving Credit Loan Commitments are terminated or reduced pursuant to
Section 2.7(a), on the next quarterly payment date following such termination or reduction, the Commitment Fees on the amount of the Revolving Credit Loan Commitments so terminated or reduced owed through the date of such termination or reduction.

          2.8. Conversion and Continuation of Term Loans and I/P
Loans.

            The Borrowers shall, with respect to the Term Loans and I/P Loans, have the right at any time upon prior irrevocable written notice to the Agent (i) not later than 10:00 a.m., New York City time, one (1) Business Day prior to conversion, to convert Eurodollar Term Loans into Floating Rate Term Loans or Eurodollar I/P Loans into Floating Rate I/P Loans, as the case may be, (ii) not later than 10:00 a.m., New York City time, three (3) Business Days prior to conversion to convert Floating Rate Term Loans into Eurodollar Term Loans or Floating Rate I/P Loans into Eurodollar I/P Loans, as the case may be, (iii) not later than 10:00 a.m., New York City time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Term Loans or Eurodollar I/P Loans, as the case may be, to another permissible Interest Period, and (iv) not later than 10:00 a.m., New York City time, three (3) Business Days prior to the last day of the Interest Period with respect to any Term Loan or I/P Loan, as the case may be, to continue such Term Loan or I/P Loan after the last day of such Interest Period as a Eurodollar Term Loan or Eurodollar I/P Loan, as the case may be, subject to the following:

               (A) each conversion or continuation shall be made pro rata among the Banks in accordance with the respective principal amounts of the Term Loans or I/P Loans, as the case may be, converted or continued;

               (B) if less than all the outstanding principal amount of any Term Loan or I/P Loan shall be converted or continued, the aggregate principal amount of such Term Loan or I/P Loan, as the case may be, converted or continued shall not be less than $10,000,000 (unless the aggregate principal amount of such Term Loan or I/P Loan, as the case may be, is less than $10,000,000) and shall be an integral multiple of $1,000,000;

               (C) each conversion shall be effected by each Bank by applying the proceeds of the Term Loan or I/P Loan to the Term Loan or I/P Loan (or portion thereof), as the case may be, being converted; accrued interest on a Term Loan or I/P Loan (or portion thereof), as the case may be, being converted shall be paid by the Borrowers at the time of conversion;

               (D)  if any Eurodollar Term Loan or Eurodollar I/P
Loan, as the case may be, is converted at a time other than the end of the Interest Period applicable thereto, the Borrowers shall pay any amount due pursuant to Section 2.16;

               (E) any portion of a Term Loan or I/P Loan maturing or required to be repaid in less than one month may not be converted into, or continued as, a Eurodollar Term Loan or Eurodollar I/P Loan, as the case may be; and

               (F) any portion of a Eurodollar Term Loan or Eurodollar I/P Loan required to be paid on any Repayment Date occurring in less than one month after the last day of the then current Interest Period applicable to such Loan shall be automatically converted at the end of such Interest Period into a Floating Rate Term Loan or Floating Rate I/P Loan, as the case may be.

          (b) Each notice pursuant to this Section 2.8 shall be in the form of Exhibit K and shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Term Loan or I/P Loan, as the case may be, that the Borrowers request to be converted or continued, (ii) whether such Term Loan or I/P Loan is to be converted to or continued as a Eurodollar Term Loan or Eurodollar I/P Loan or a Floating Rate Term Loan or Floating Rate I/P Loan, as the case may be,
(iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Term Loan or I/P Loan is to be converted to or continued as a Eurodollar Term Loan or Eurodollar I/P Loan, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Term Loan or Eurodollar I/P Loan, as the case may be, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Term Loan or Eurodollar I/P Loan. The Agent shall advise the other Banks of any notice given pursuant to this Section 2.8 and of each Bank's portion of any converted or continued Term Loan or I/P Loan, as the case may be. If the Borrowers shall not have given notice in accordance with this Section 2.8 to continue any Term Loan or I/P Loan into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.8 to convert such Term Loan or I/P Loan), such Term Loan or I/P Loan shall (unless repaid pursuant to the terms hereof) automatically be continued into a new Interest Period as a Floating Rate Term Loan or Floating Rate I/P Loan.

          2.9. Notes. The Revolving Credit Loans, Term Loans and I/P Loans made by each Bank are evidenced by a Revolving Credit Note, Term Note or I/P Note, as the case may be, duly executed on behalf of the Borrowers in the forms of Exhibits A, A-1 and A-3, respectively, dated as of the Closing Date and payable to the order of such Bank. The amounts of the Notes are as follows:

Note           Payee             Amount

Revolving      Chemical            $16,000,000.00
Revolving      NationsBank      4,000,000.00

Term           Chemical            $59,255,582.95
Term           NationsBank     14,813,895.74

I/P            Chemical            $14,426,660.80
I/P            NationsBank      3,606,665.20

The outstanding principal balance of each Loan, as evidenced by a Note, shall be payable (i) in the case of a Revolving Credit Loan, on the Revolving Credit Loan Maturity Date, (ii) in the case of a Term Loan, on the Term Loan Maturity Date, and (iii) in the case of a I/P Loan, on the I/P Maturity Date. Each Note shall bear interest on the outstanding principal balance thereof as set forth in Section 2.10. Each Bank shall, and is hereby authorized by the Borrowers to, endorse on the schedule attached to each Note delivered to such Bank (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise record in such Bank's internal records, an appropriate notation evidencing the date and amount of each Loan from such Bank, each payment and prepayment of principal of any Loan, each payment of interest on any Loan and the other information provided for on such schedule; provided, however, that the failure of any Bank to make such a notation or any error in such a notation shall not affect the rights or the obligations of the parties hereunder and under the Notes including the obligations of the Borrowers to repay the Loans made by such Bank in accordance with the terms of this Agreement and the Notes.

          2.10.  Interest on Loans.

          (a)  Subject to the provisions of Section 2.11, Floating
Rate Term Loans and Floating Rate I/P Loans shall bear interest
(computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Floating Rate.

          (b) Subject to the provisions of Section 2.11, each Eurodollar Term Loan or Eurodollar I/P Loan shall bear interest
(computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loan.

          (c) Subject to the provisions of Section 2.11, Floating Rate Revolving Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Floating Rate.

          (d) Subject to the provisions of Section 2.11, Eurodollar Revolving Loans shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBOR Rate for the Interest Period in effect for such Loan.

          (e) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan unless otherwise provided in this Agreement. The applicable Floating Rate or LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent demonstrable error. All interest accrued but unpaid pursuant to the Original Notes and the Existing Agreement shall be deemed accrued and unpaid interest under the Notes and this Agreement.

          2.11. Default Interest. If the Borrowers shall default in the payment of the principal of or interest on any Loan, LC Disbursement or any other amount becoming due hereunder, the Borrowers shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the Floating Rate plus 3% (the "Post Default Rate").

          2.12. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Agent shall have determined that dollar deposits in the amount of the requested principal amount of such Eurodollar Loan are not generally available in the London Interbank Market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Banks of making or maintaining such Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBOR Rate, the Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrowers and the Banks. In the event of any such determination, any request by the Borrowers for a Eurodollar Loan pursuant to Section 2.5 or 2.8 shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Floating Rate Loan. Each determination by the Agent hereunder shall be conclusive absent demonstrable error.

          2.13.  Prepayment of Loans.

          (a) Subject to the requirements of Section 2.16 hereof, the Borrowers shall have the right at any time and from time to time to prepay any Loan, in whole or in part, upon at least three Business Days' prior written notice (or telephone notice, promptly confirmed by written notice) to the Agent in the case of Term Loans or I/P Loans; provided, however, that each such partial prepayment of principal shall be in a minimum principal amount of $500,000 (unless the aggregate principal amount of such Term Loan or I/P Loan, as the case may be, is less than $500,000).

          (b) On the date of any termination or reduction of the Revolving Credit Loan Commitments pursuant to Section 2.7(b), the Borrowers shall pay or prepay so much of the Revolving Credit Loans as shall be necessary in order that the aggregate principal amount of the Revolving Credit Loans outstanding will not exceed the aggregate Revolving Credit Loan Commitments following such termination or reduction.

          (c) If on the last day of any fiscal quarter of the Partnership the sum, calculated in accordance with Exhibit 5 to the Borrowing Base Reconciliation Certificate, of (i) the aggregate principal amount of the Term Loans and Revolving Credit Loans outstanding, (ii) the aggregate principal amount of the Revolving Credit Loan Commitments (net of outstandings), (iii) the aggregate stated amount of letters of credit issued for the account of the Borrowers and their Subsidiaries in excess of $15,000,000, (iv) the aggregate amount of Indebtedness outstanding as of such date in respect of draws upon letters of credit as to which any Borrower is an account party, (v) the aggregate amount of any financial Guarantees outstanding as of such date, (vi) Master Lease Obligations of any Borrower, (vii) the aggregate amount of Capital Lease Obligations of the Borrowers, (viii) Indebtedness secured by the Equitable Mortgage, and (ix) Indebtedness of any Subsidiary or Joint Venture for which any Borrower is liable as the general partner, shall exceed 75% of the Borrowing Base as of such date, then within thirty (30) Business Days thereafter the Borrowers shall pay or prepay an aggregate principal amount of Term Loans and/or Revolving Credit Loans equal to such excess (the "Excess"); provided, however, that there shall be excluded from clauses (i) through (ix) of this paragraph (c), (A) Indebtedness in respect of completion Guarantees, (B) Indebtedness evidenced by performance bonds, (C) Indebt-edness in respect of operating leases, (D) Indebtedness in respect of real estate sales agreements, (E) the aggregate stated amount of letters of credit issued for the account of the Borrowers and their Subsidiaries up to $15,000,000, and (F) Non-Recourse Indebtedness (other than Indebtedness secured by the Equitable Mortgage); and provided, further, however, that no payment shall be required hereunder if the amount of the Excess is less than or equal to the amount included in respect of clause (ii) of this Subsection 2.13(c).

          (d) The Borrowers shall pay or prepay the Term Loans and/or I/P Loans in the inverse order of maturity from time to time in such amounts as shall be necessary in order that the aggregate principal amount of the Term Loans and I/P Loans outstanding will not at any time exceed the Adjusted Capital Balance. In any event, if the aggregate principal amount of the Term Loans and I/P Loans outstanding at the time of delivery to the Agent of the certificate regarding the Adjusted Capital Balance pursuant to Section 5.4(c) shall exceed the Adjusted Capital Balance reflected on such certificate, then the Borrowers shall pay or prepay an aggregate principal amount of first the Term Loans and then, if necessary, the I/P Loans in the inverse order of maturity equal to such excess on the date of delivery of such certificate to the Agent.

          (e) The Borrowers shall make a payment on or before February 28 of each year during the term hereof in an amount equal to 50% of Net Cash Flow at the end of the immediately preceding fiscal year of the Partnership which payment shall be applied to the Term Loans in the inverse order of maturity.

          (f) If on the last day of any fiscal quarter or on any other Reconciliation Date the aggregate principal amount of the I/P Loans outstanding shall exceed 75% of the aggregate Fair Market Value of the Mizner Place Property and the Arvida Parkway Center Property as of such date, then within thirty (30) Business Days of such date the Borrowers shall pay or prepay in the inverse order of maturity an aggregate principal amount of I/P Loans equal to such excess.

          (g) With respect to each Land and Property Sale and each Extraordinary Asset Sale (other than Sales of the Arvida Parkway Center Property and the Mizner Place Property), the Borrowers shall pay to the Banks the Applicable Release Percentage of the greater of (i) the Net Cash Proceeds or (ii) the Minimum Release Price, and such payments shall be applied to the scheduled payments of principal in respect of Term Loans due under Section 2.6(a) in the inverse order of maturity, and upon the satisfaction thereof to the scheduled payments of principal in respect of I/P Loans due under Section 2.6(b) in the inverse order of maturity. The "Applicable Release Percentage" shall be 50% with respect to Extraordinary Asset Sales and Land and Property Sales occurring during calendar year 1994, and 60% with respect to such Sales occurring during calendar years 1995, 1996 and 1997. Such payment shall be made upon the closing of each such Extraordinary Asset Sale and Land and Property Sale and as a condition of the release of such asset from the Lien of the applicable Mortgage.

          (h) If the Borrowers elect to develop any portion or portions of any Land and Property for sale as individual housing and homesites, the Borrowers shall pay 100% of the land component, determined in accordance with Section 5.4(s), of all individual housing or homesite Net Cash Proceeds upon the closing of each such Sale and such proceeds shall be applied to the scheduled payments of principal in respect of Term Loans due under Section 2.6(a), in the inverse order of maturity, and upon the satisfaction thereof, to the scheduled payments of principal in respect of I/P Loans due under Section 2.6(b) in the inverse order of maturity.

          (i) With respect to each Sale of a Cullasaja Lot, the Borrowers shall pay to the Banks the sum of $72,750 per lot and such payments shall be applied to the scheduled payments of principal in respect of Term Loans due under Section 2.6(a) in the inverse order of maturity, and upon the satisfaction thereof, to the scheduled payments of principal in respect of I/P Loans due under Section 2.6(b) in the inverse order of maturity. With respect to Bulk Sales, the Borrowers shall promptly upon entering into an agreement which constitutes a Bulk Sale give written notice to Agent of the terms of such sale. Upon the closing(s) of such Bulk Sale, Borrowers shall pay to the Banks (A) the Applicable Release Percentage of the greater of (i) the Net Cash Proceeds from such Bulk Sales or (ii) the Minimum Release Price for such property as set forth in the applicable Escrow Agreement or (B) such other amount as shall be agreed at the time Borrowers provide the notice specified in the preceding sentence, and such payments shall be applied to the scheduled payments of principal in respect of Term Loans due under Section 2.6(a) in the inverse order of maturity, and upon the satisfaction thereof, to the scheduled payments of principal in respect of I/P Loans due under Section 2.6(b) in the inverse order of maturity.

          (j) With respect to any Sale of the Mizner Place Property or the Arvida Parkway Center Property, the Borrowers shall pay 100% of the greater of (i) the Net Cash Proceeds from, or (ii) the applicable Minimum Release Price with respect to, such Sale to the Banks upon the closing of such Sale and as a condition of the release of such asset from the Lien of the applicable Mortgage. Such payments shall be applied to the scheduled payments of principal in respect of I/P Loans due under Section 2.6(b) in the inverse order of maturity and upon full satisfaction thereof 100% of the remainder shall be applied to the scheduled payments of principal in respect of Term Loans due under
Section 2.6(a) in the inverse order of maturity; provided, however, that if no Event of Default shall have occurred and be continuing 50% of such remainder shall be paid to the Borrowers.

          (k) Any Net Financing Proceeds received in connection with a Financing permitted under Section 6.1(a) shall be applied to the scheduled payments of principal in respect of I/P Loans due under
Section 2.6(b) in the inverse order of maturity, and upon the closing of such Financing and as a condition to the release of the Lien covering such Property and upon full satisfaction thereof 100% of the remainder shall be applied to the scheduled payments of principal in respect of Term Loans due under Section 2.6(a) in the inverse order of maturity; provided, however, that if no Event of Default shall have occurred and be continuing 50% of such remainder shall be paid to the Borrowers.

          (l) If, after making the prepayment required pursuant to clause (e) above and, if applicable, making a distribution to partners of the Partnership (or a deposit to the Restricted Account) to the extent permitted in Section 6.8, the aggregate amount of Borrowers' Cash Balances on February 28th of any year exceeds $20,000,000, the Borrowers shall make a payment to Banks on February 28th of such year equal to the amount of such excess, and such payment shall be applied to the Term Loans in the inverse order of maturity.

           Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. Payments and prepayments in respect of Term Loans or I/P Loans may not be reborrowed. All prepayments under this Section 2.13 shall be subject to Section 2.16 but otherwise without premium or penalty. Accrued interest on the principal amount of any Loan prepaid pursuant to this
Section 2.13 shall be paid on the next Interest Payment Date with respect to such Loan unless the date of such prepayment is an Interest Payment Date, in which case such accrued interest shall be paid on such date.

          (n) Upon any noncompliance with this Section 2.13 by the Borrowers, the Agent may, and at the request of the Required Banks, shall deliver a Termination of Release Notice (as defined in the Escrow Agreement) to the Escrow Agent.

          2.14.  Reserve Requirements; Change in Circumstances.

          (a) Notwithstanding any other provision herein, if after the Closing Date any change in applicable Requirement of Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Bank or the LC Bank of the principal of or interest on any Eurodollar Loan made by such Bank or LC Disbursement made by the LC Bank or any other fees or amounts payable hereunder (other than taxes imposed on or measured by the overall net income of such Bank or the LC Bank by the jurisdiction in which such Bank or the LC Bank has its principal office or by any political subdivision or taxing authority therein or by any jurisdiction, political subdivision or taxing authority which would have imposed income taxes upon such Bank or the LC Bank notwithstanding this Agreement and the transactions contemplated hereby), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank or the LC Bank (except any such reserve requirement which is reflected in the LIBOR Rate) or shall impose on such Bank or the LC Bank or the London Interbank Market any other condition affecting this Agreement or Eurodollar Loans made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank or the LC Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Bank or the LC Bank to be material, then the Borrowers will pay to such Bank or the LC Bank upon demand by such Bank or the LC Bank such additional amount or amounts as will compensate such Bank or the LC Bank for such additional costs incurred or reduction suffered.

          (b) If, after the Closing Date, any Bank or the LC Bank shall have determined that the adoption of any applicable Requirement of Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or the LC Bank (or any lending office of such Bank or the LC Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or the LC Bank's capital or on the capital of such Bank's or the LC Bank's holding company, if any, as a consequence of its obligations hereunder to a level below that which such Bank or the LC Bank or such Bank's or the LC Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the LC Bank's policies or the policies of such Bank's or the LC Bank's holding company, as the case may be, with respect to capital adequacy), then from time to time the Borrowers shall pay to such Bank or the LC Bank such additional amount or amounts as will compensate such Bank or the LC Bank or such Bank's or the LC Bank's holding company for any such reduction suffered.

          (c) A certificate of each Bank or the LC Bank (i) setting forth such amount or amounts as shall be necessary to compensate such Bank or the LC Bank or its holding company as specified in paragraph (a) or (b) above (including calculations in reasonable detail) as the case may be, and (ii) identifying the event or circumstance that caused the cost or reduction in respect of which such compensation is due, shall be delivered to the Borrowers and shall be conclusive absent demonstrable error. The Borrowers shall pay each Bank or the LC Bank the amount shown as due on any such certificate within thirty (30) days after its receipt of the same.

          (d) Failure on the part of any Bank or the LC Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's or the LC Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank and the LC Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

          2.15.  Change in Legality.

          (a) Notwithstanding anything to the contrary herein contained, if any change in any Requirement of Law or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrowers and to the Agent, such Bank may:

          (i) declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon any request by the Borrowers for a Eurodollar Loan shall be deemed a request for a Floating Rate Loan from such Bank unless such declaration is subsequently withdrawn; and/or

         (ii) require that all outstanding Eurodollar Loans made by it be converted to Floating Rate Loans, in which event all such Eurodollar Loans of such Bank shall be automatically converted to Floating Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Bank shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would otherwise have been made by such Bank or the converted Eurodollar Loans of such Bank shall instead be applied to repay the Floating Rate Loans made by such Bank in lieu of, or resulting from the conversion of, such Eurodollar Loans.

          (b) For purposes of this Section 2.15, a notice to the Borrowers by any Bank shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

          (c) No payment shall be required under Section 2.16 in respect of any conversion of any Eurodollar Loan pursuant to this
Section 2.15.

          2.16. Indemnity. The Borrowers shall indemnify each Bank and the LC Bank against any actual loss or out-of-pocket expense which such Bank or the LC Bank may sustain or incur as a consequence of (a) any failure by the Borrowers to fulfill on the date of any borrowing or issuance of any Letter of Credit hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrowers to borrow hereunder or to refinance any Loan hereunder after irrevocable notice of borrowing pursuant to Section 2.5 has been given, (c) except as provided in Section 2.15(c), any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period, (d) any default in payment or prepayment of the principal amount of any Loan or LC Disbursement or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, but not limited to, any loss or reasonable expense (except any such loss or expense directly resulting from such Bank's gross negligence or willful failure to mitigate damages) sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, as reasonably determined by such Bank, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (based on the LIBOR Rate applicable thereto), for the period from the date of such payment, prepayment, conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid, converted or not borrowed (based upon reemployment by investment in short-term obligations of the United States of America) for such period or Interest Period, as the case may be. The losses for which the Banks and the LC Bank are entitled to be indemnified pursuant to this Section 2.16 shall be limited to actual losses and shall not include lost profits or consequential damages (it being understood that any losses claimed pursuant to the preceding sentence shall be considered to be actual losses). A certificate of any Bank or the LC Bank setting forth any amount or amounts which such Bank or the LC Bank is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent demonstrable error.

          2.17.  Pro Rata Treatment.  Except as required under
Sections 2.4, 2.14, 2.15, 9.4 and 9.5, each borrowing under each type of Loan, each payment or prepayment of principal of the Loans, each payment of interest on the Loans, each payment of the Commitment Fees and Renewal Fees, each reduction of the Revolving Credit Loan Commitments and each refinancing of Loans with new Loans of any type shall be allocated pro rata among the Banks in accordance with their respective Revolving Credit Loan Commitments or pro rata share of the Term Loans or I/P Loans, as the case may be.

          2.18. Sharing of Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrowers, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of its Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Bank, it shall be deemed to have simultaneously purchased from such other Bank a participation in the Loans of such other Bank, so that the aggregate unpaid principal amount of the Loans and participation in Loans held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrowers expressly consent to the foregoing arrangements and agree that any Bank holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Bank as fully as if such Bank had made a Loan or extended credit directly to the Borrowers in the amount of such participation.

          2.19.  Borrowing Base Determinations; Appraisal
Requirements.

          (a) The Borrowing Base shall be established and adjusted from time to time in accordance with this Agreement. The Borrowers shall deliver a Borrowing Base Reconciliation Certificate to the Agent on the Closing Date (for the fiscal quarter ended September 30, 1994) and on each Reconciliation Date (or, in the case of a Reconciliation Date described in clause (a) of the definition of the term "Reconciliation Date", within thirty (30) days thereafter) setting forth the information required therein as of such Reconciliation Date and time shall be of the essence with respect to the delivery of each such Borrowing Base Reconciliation Certificate. In addition, on each date that any real estate asset included in the Real Estate Portfolio is required to be excluded therefrom as a result of the proviso set forth in the definition of the term "Real Estate Portfolio", the Borrowers shall give the Agent notice of such event and the Borrowing Base shall be adjusted, effective as of the date of such event, excluding such real estate asset from the Real Estate Portfolio and otherwise based upon a Fair Market Value for each real estate asset remaining in the Real Estate Portfolio equal to the Fair Market Value therefor in effect at the time of such event.

          (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if at any time the Agent (at the direction of either Bank after consultation between the Banks) shall notify the Borrowers in writing of any disagreement with the Fair Market Value set forth with respect to any real estate asset in any Borrowing Base Reconciliation Certificate, the Agent shall order a new Appraisal. Within ten (10) Business Days after receipt of a request from the Agent for the information necessary to commission an Appraisal, the Borrowers shall supply the Agent with all such information.

          (c) Either Chemical or NationsBank may at any time require an Appraisal of a real estate asset for the purposes of satisfying any applicable Requirement of Law. Within ten (10) Business Days after receipt of a notice from the Agent as to Chemical's or NationsBank's request for a new Appraisal and the information necessary to commission it, the Borrowers shall supply the Agent with such information.

          (d) The Appraiser for purposes of the Appraisal of any real estate asset shall be any independent appraiser selected by the Agent, subject to the provisions of any Requirement of Law applicable to the Banks.

          (e) Each Appraisal shall be ordered by the Agent, shall be addressed to the Agent and shall be subject to approval by Chemical and NationsBank.

          (f) The Borrowers shall pay, or reimburse the Agent for payment of, all costs and expenses incurred in connection with each Appraisal, including reasonable Appraiser fees and expenses.

          (g) New Appraisals (or updated Appraisals in the case of clause (ii) below in the Agent's sole discretion) shall be ordered by the Agent such that they are received:

              (i) on or before December [10], 1994 with respect to the Weston, Broken Sound and Cullasaja Properties in order for the Equity Value of such Properties to be included in the Borrowing Base as of the last fiscal quarter of 1994;

             (ii) within thirty (30) days after the end of the twelfth month following the date of delivery of the last Appraisal for the Weston Property provided that within fifteen days after the end of the sixth month following the date of the last Appraisal for the Weston Property such Appraisal shall be adjusted based on sales and releases from the Mortgage since the date of such Appraisal;

             (iii) within thirty (30) days after the end of the twenty-fourth month following the date of delivery of the last Appraisal for each of Jacksonville Golf and Country Club, Cullasaja, Broken Sound, River Hills and Long Boat Key Properties; provided, however, that if the value of any such property is less than or equal to $5,000,000 as shown on the then most recent Appraisal, then no Appraisal with respect to such property shall be required pursuant to this clause (iii); provided, further, however, that an Appraisal of such property may be required pursuant to clause (iv) below;

             (iv) within thirty (30) days after the end of the thirty-sixth month following the date of delivery of the last Appraisal for each real estate asset not covered by clauses (i), (ii) or (iii) above with an Appraised Value or Equity Value of $2,000,000 or more; and

              (v) promptly after a determination by the Banks, that a change in the value, strategy or marketing plan relating to any Property has changed materially; provided, however, that there shall be no more than one such Appraisal per Property commissioned each fiscal quarter of the Partnership pursuant to this Section 2.19(g)(v). Within ten (10) Business Days of the receipt of a request from the Agent for an Appraisal pursuant to this paragraph (g) and the information necessary to commission it, the Borrowers shall supply the Agent with such information.

          (h) In the event that an Appraisal is ordered for a particular real estate asset pursuant to this Section 2.19, the last value approved by the Banks, whether it be the estimate of the Borrowers' management based on the most recent discounted Cash Flow Projection or the value determined by a previous Appraisal, shall control until a new Appraisal is received, reviewed and approved by Chemical and NationsBank. If such Appraisal results in an Appraised Value that is less than the Fair Market Value for that particular real estate asset set forth in the then-current Borrowing Base Reconciliation Certificate, the Borrowing Base shall be adjusted to reflect the new Appraised Value of such real estate asset, it being understood that, at all times, the Borrowing Base value of each real estate asset shall be the lower of (i) the most recent discounted Cash Flow Projection for such real estate asset and (ii) the Appraised Value set forth in the most recent Appraisal for such real estate asset which has been received, reviewed and accepted by Chemical and NationsBank.

          2.20.  Letters of Credit.

          (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth and the covenants set forth in Section 5.5(c), the LC Bank agrees to make available for the account of the Borrowers Letters of Credit at any time and from time to time on or after Closing Date and until the termination of the LC Commitment in accordance with the terms hereof, in an aggregate stated dollar amount at any time outstanding not to exceed $15,000,000, as the same may be reduced from time to time pursuant to this Section 2.20; provided, however, that the obligations of the LC Bank to make available any Letter of Credit shall be subject to the approval by the LC Bank of the terms and conditions of such Letter of Credit and the execution and delivery of any Letter of Credit Documents reasonably requested by the LC Bank in connection therewith and a Letter of Credit application in the form of Exhibit L; and, provided, further, that on the Closing Date the LC Commitment shall be deemed to be utilized in an amount equal to $10,029,237.19 (which is the stated amount on the Closing Date of outstanding letters of credit issued for the account of the Borrowers by Chemical pursuant to the Existing Agreement and continued hereunder as Letters of Credit pursuant to Section 2.1(b)) plus all amounts theretofore drawn under such existing letters of credit and not then reimbursed.

          (b) The Borrowers may request from time to time that the LC Bank make available a Letter of Credit by written notice to the LC Bank and the Agent in the form of Exhibit M not later than five (5) Business days prior to the proposed date of issuance of such Letter of Credit; provided, however, that if the LC Bank and the Borrowers shall not have agreed upon the terms and conditions of the Letter of Credit and any Letter of Credit Documents within such period, such period shall be extended until such agreement is reached. Such notice shall refer to this Agreement and specify: (i) the stated dollar amount of the requested Letter of Credit, (ii) the expiration date of such Letter of Credit and that such expiration date shall be no later than the date one year after the date of issuance of such Letter of Credit, (iii) whether such Letter of Credit shall be subject to extension as provided in
Section 2.20(d), (iv) the name and address of each beneficiary of such Letter of Credit, (v) the purpose of such Letter of Credit, (vi) the proposed form of such Letter of Credit and (vii) the date of the proposed issuance of such Letter of Credit, which shall be no later than the LC Termination Date. Each such notice to the LC Bank shall be deemed a representation and warranty by the Borrowers that, immediately following the issuance of such Letter of Credit, outstanding LC Disbursements plus the undrawn amount of all outstanding Letters of Credit shall not exceed the LC Commitment. The Borrowers acknowledge and agree that the issuance of each Letter of Credit shall be deemed a borrowing for purposes of Sections 4.1 and 4.2 and the obligations of the LC Bank to issue any Letter of Credit shall be subject to the terms and conditions set forth in Sections 4.1 and 4.2; provided, however, the delivery of the notice required pursuant to this Section 2.20(b) shall satisfy the requirement of notice of borrowing pursuant to Section 4.1(a). The terms and provisions of this Section 2.20 shall apply to each Letter of Credit except to the extent the Borrowers and the LC Bank shall agree to different terms and conditions with respect to any Letter of Credit issued by the LC Bank pursuant to Letter of Credit Documents relating thereto.

          (c) The Borrowers agree to reimburse the LC Bank for each LC Disbursement within forty-five (45) days after the date of such LC Disbursement, together with accrued interest thereon. Subject to the provisions of Section 2.11, each LC Disbursement shall bear interest (computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be), from and including the date of such LC Disbursement to but excluding the date of reimbursement, at a rate per annum equal to the Floating Rate. The obligations of the Borrowers to repay the LC Bank for LC Disbursements shall be absolute, unconditional and irrevocable under any and all circumstances, including but not limited to:

          (i) any lack of validity or enforceability of any Letter of Credit or any Letter of Credit Documents;

         (ii) the existence of any claim, set off, defense or other right which any Borrower or any other person may at any time have against the beneficiary under any Letter of Credit, the LC Bank, the Agent, any Bank or any other person, whether in connection with this Agreement or any other agreement or transaction; provided, however, that any payment by the LC Bank shall not have constituted gross negligence or wilful misconduct by the LC Bank;

        (iii) any draft or other statement or document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; provided, however, that any payment by the LC Bank shall not have constituted gross negligence or wilful misconduct by the LC Bank;

         (iv) payment by the LC Bank under a Letter of Credit against presentation of a draft or other statement or document which does not comply with the terms of such Letter of Credit; provided, however, that such payment shall not have constituted gross negligence or wilful misconduct by the LC Bank; or

          (v) the occurrence or continuance of any Event of Default or any event or condition which with notice, lapse of time or both would constitute an Event of Default.

          (d) At the option of the Borrowers, exercisable by notice prior to issuance of any Letter of Credit pursuant to Section 2.20(b), and so long as no Event of Default shall have occurred and be continuing, each Letter of Credit may be automatically extended for successive periods, of up to one year each, unless the LC Bank gives written notice at least forty-five (45) days (unless the LC Bank agrees to provide such notice at an earlier date) prior to any expiration date of such Letter of Credit to the Borrowers and the beneficiary of such Letter of Credit that the LC Bank will not extend such Letter of Credit.


          (e) No later than 12:00 noon, New York City time, on the date occurring one (1) Business Day after the date a demand for payment is made by a beneficiary under a Letter of Credit, which demand conforms to the terms and conditions of such Letter of Credit, the LC Bank will make available the LC Disbursement to be made on such date in dollars and in same day funds, at the office of the LC Bank designated in its Letter of Credit Documents relating to such Letter of Credit.


ARTICLE III  REPRESENTATIONS AND WARRANTIES

          Each of the Borrowers represents and warrants to the Banks and the LC Bank that, unless the Agent shall otherwise consent in writing:

          3.1. Organization; Powers. Each of the Borrowers (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a materially adverse effect on its business, properties, operations, prospects or condition, financial or otherwise, and would not impair its ability to perform its obligations under or in connection with the Loan Documents and (d) has the power and authority to execute, deliver and perform each of the Loan Documents and each agreement or instrument contemplated thereby to which it is or will be a party.

          3.2. Authorization. The execution, delivery and performance of each of the Loan Documents (a) have been duly authorized by all requisite action on the part of each of the Borrowers that is or is to be party thereto and (b) will not (i) violate (A) any provision of law, or of the certificate or articles of incorporation or By-laws, or the partnership agreement or certificate of limited partnership, as applicable, of any Borrower or any of their respective Subsidiaries or Joint Ventures, (B) any applicable order of any court or other agency of government or (C) any material indenture, agreement or other instrument to which any Borrower or any of their respective Subsidiaries or Joint Ventures is a party or by which any of them or any of their property is bound, (ii) be in conflict with, result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien (other than Liens created or imposed by the Loan Documents) upon any property or assets of any Borrower or any of their respective Subsidiaries or Joint Ventures.

          3.3. Enforceability. This Agreement has been duly executed and delivered by each Borrower and is a legal, valid and binding obligation of the Borrowers enforceable against each of them in accordance with its terms. Each of the Loan Documents has been duly executed and delivered by each Borrower which is a party thereto and is a legal, valid and binding obligation of each such Borrower enforceable against each such Borrower in accordance with its respective terms.

          3.4. Governmental Approval. No action, consent or approval of, or registration or filing with, or any other action by, any Federal, state or other governmental agency, authority or regulatory body is or will be required in connection with the execution, delivery or performance of any Loan Document by any of the Borrowers that is or is to be party thereto or in connection with the borrowings hereunder by the Borrowers, except (i) for the filing of any UCC financing statements pursuant to, and any recording of, the Collateral Documents and (ii) that the Partnership may be required to file this Agreement and other Loan Documents with the Securities and Exchange Commission as a material contract.

          3.5. Financial Statements. The Partnership has heretofore furnished to the Agent its Form 10-K (including its Annual Financial Statement) for the fiscal year ended December 31, 1993 and its Quarterly Financial Statement as of September 30, 1994, which Quarterly Financial Statement has been certified by a Financial Officer of the Partnership. Such Form 10-K and Quarterly Financial Statement present fairly in accordance with generally accepted accounting principles the financial condition of the Partnership on a consolidated basis as of the date indicated. Such Quarterly and Annual Financial Statements and the notes thereto and the notes to such Form 10-K disclose all material liabilities, direct or contingent, of the Partnership as of the date thereof to the extent required in accordance with generally accepted accounting principles. Such Quarterly and Annual Financial Statements were prepared in accordance with generally accepted accounting principles.

          3.6. No Material Adverse Change.  There has been no
Material Adverse Change since September 30, 1994.

          3.7. Title to Properties; Possession Under Leases.

          (a) The Borrowers have (either directly or indirectly through Subsidiaries and Joint Ventures) title to the Arvida Parkway Center Property, the Mizner Place Property and each Property and asset included in the Real Estate Portfolio which is good and marketable, and subject to no Liens or encumbrances other than Permitted Encumbrances (as defined in the Mortgages) and, after the date hereof, Liens of the type described in clauses (c) through (f) of Section 6.2.

          (b)  Each of the Borrowers and their respective
Subsidiaries and Joint Ventures has complied with all obligations under all leases to which it is a party the failure to comply with which would cause a Material Adverse Change, and all such leases are in full force and effect. Each of the Borrowers and their respective Subsidiaries and Joint Ventures enjoys peaceful and undisturbed possession under all such leases to which it is a tenant and under which it is in possession.

          3.8. Identity of Subsidiaries and Joint Ventures.  Schedule
3.8 sets forth as of the Closing Date a list of all Subsidiaries and Joint Ventures of each of the Borrowers and the percentage ownership interest of the Borrowers therein. The Borrowers and their respective Subsidiaries have good title to the interests they own in each such Joint Venture and Subsidiary, and such interests are not subject to any Liens other than as set forth on Schedule 3.8.

          3.9. Litigation; Compliance with Laws.

          (a) Except as set forth on Schedule 3.9, there are not any actions, suits or proceedings at law or in equity or by or before any court or governmental instrumentality or other agency now pending or, to the knowledge of the Borrowers, threatened against or affecting any Borrower or any of their respective Subsidiaries or any business, property or rights of any such person (i) which involve any Loan Document or the transactions contemplated thereby, (ii) which are in the nature of a class action or other action by any of the partners in the Partnership against the Partnership or the Manager, or (iii) as to which there is a reasonable probability of an adverse determination and which, if adversely determined, could reasonably be anticipated to, individually or in the aggregate, materially impair the ability of any Borrower to perform under the terms of the Loan Documents to which it is or is to be a party or the ability of the Borrowers and their respective Subsidiaries and Joint Ventures taken as a whole, to carry on its or their business substantially as now being conducted, or result in any Material Adverse Change in the business, assets, operations, prospects or condition (financial or otherwise) of the Borrowers, taken as a whole with their Subsidiaries and Joint Ventures.

          (b)  Neither any Borrower nor any of their respective
Subsidiaries or Joint Ventures is in default with respect to any judgment, writ, injunction or decree, or in violation of any Requirement of Law, which such default or violation could reasonably be anticipated to cause a Material Adverse Change.

          3.10. Agreements. Neither any Borrower nor any of their respective Subsidiaries or Joint Ventures is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness for borrowed money or other material Indebtedness, or any other material agreement or instrument, to which it is a party, or by which it or any of its properties or assets are or may be bound, that could reasonably be anticipated to cause a Material Adverse Change.

          3.11.  Federal Reserve Regulations.

          (a)  Neither any Borrower nor any of their respective
Subsidiaries or Joint Ventures is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          (b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including, without limitation, Regulation G, T, U or X.

          3.12. Investment Company Act; Public Utility Holding Company Act. Neither any Borrower nor any of their respective Subsidiaries or Joint Ventures is (a) an "investment company" as defined in, or otherwise subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

          3.13. Use of Proceeds. The Borrowers have used the proceeds of the Loans under the Existing Agreement only for Borrowers' working capital needs (including the repayment of any unpaid LC
Disbursements) and will use the proceeds of the Revolving Credit Loans only in compliance with Section 2.2.

          3.14. Tax Returns; Documentary Stamp and Intangibles Taxes. Each of the Borrowers and their respective Subsidiaries and the Joint Ventures has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in accordance with Section 5.3. The Borrowers have paid all documentary stamp and intangibles taxes and mortgage taxes required to be paid (i) under the laws of the State of Florida which were due at the time of the recording of the Mortgages (including any amendments thereto) covering real estate located in Florida and (ii) under the laws of the State of Georgia which were due at the time of the recording of the Mortgages (including any amendments thereto) covering real estate located in Georgia.

          3.15. No Material Misstatements. No information, report, Financial Statement, exhibit or schedule furnished by any Responsible Officer of the Borrowers or any of their respective Subsidiaries to the Agent or the LC Bank in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole including consideration of any additional information, corrections and disclosures furnished to the Agent or the LC Bank prior to the date hereof, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

          3.16.  Employee Benefit Plans.

          (a) Schedule 3.16 separately identifies all Plans, all Qualified Plans, all Title IV Plans, all Multiemployer Plans, all unfunded Pension Plans and all Welfare Benefit Plans, which provide or promise retiree benefits.

          (b) Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of
Section 501 of the IRC, and to the best knowledge of the Borrowers nothing has occurred which would cause the loss of such qualification or tax-exempt status.

          (c) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA which are true and correct in all material respects as of the date filed, and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan.

          (d) None of the Borrowers, their Subsidiaries or any ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the IRC or Section 302 of ERISA or the terms of any such plan.

          (e) Except as set forth on Schedule 3.16, no Title IV Plan has any Unfunded Pension Liability.

          (f) With respect to all Welfare Benefit Plans providing retiree benefits, the present value of future anticipated expenses pursuant to the latest actuarial projections of liabilities does not exceed $1,000,000, and copies of such latest projections have been provided to the Agent.

          (g) With respect to Pension Plans, other than Qualified Plans, the present value of the accrued liabilities for current participants thereunder using PBGC interest assumptions does not exceed $1,000,000.

          (h) Except as set forth on Schedule 3.16, there has been no and nor is there reasonably expected to occur any ERISA Event or event described in Section 4068(e) of ERISA with respect to any Title IV Plan.

          (i) There are no pending, or to the knowledge of Borrowers or any of their Subsidiaries, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (i) any Plan or its assets, (ii) any fiduciary with respect to any Plan or (iii) the Borrowers, any of their Subsidiaries or any ERISA Affiliate with respect to any Plan.

          (j) Except as set forth on Schedule 3.16, none of the Borrowers, any of their Subsidiaries or any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan.

          (k) Except as set forth on Schedule 3.16, within the last five years none of the Borrowers, any of their Subsidiaries or any ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with Unfunded Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity.

          (l)  Except as set forth on Schedule 3.16, no Welfare
Benefit Plan provides for continuing benefits or coverage for any par-ticipant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant) which would result in a liability in an amount which would cause a Material Adverse Change. The Borrowers, their Subsidiaries and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder, except where the failure to comply would not result in any Material Adverse Change.

          (m) Neither the Borrowers nor any of their Subsidiaries has engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan, which would subject the Borrowers or any of their Subsidiaries (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability.

          (n)  None of Borrowers, any Subsidiary, or any ERISA
Affiliate has any liability under any terminated Plan of any related or unrelated entity.

          (o) Except as set forth on Schedule 3.16, none of the assets of any Plan are invested in a guaranteed annuity contract with any insurance company.

          3.17. Environmental Protection. As of the date of this Agreement, to the best knowledge of the Borrowers and except as previously disclosed to the Agent in writing, (a) all real property owned by the Borrowers, their Subsidiaries and the Joint Ventures and described in the Mortgages is free of Contaminants except to the extent that the existence of any such Contaminants is in compliance with all applicable Requirements of Law in all material respects and neither the Borrowers nor any of their respective Subsidiaries have liabilities with respect to Contaminants, and no facts or circumstances are believed to exist which reasonably could give rise to liabilities with respect to Contaminants, in excess of $1,000,000; (b)(i) the Borrowers and their respective Subsidiaries have obtained, currently maintain and have all Environmental Permits necessary for their operations and are in compliance with such Environmental Permits in all material respects,
(ii) there are no Legal Proceedings pending nor threatened to revoke such Environmental Permits and (iii) neither the Borrowers nor any of their respective Subsidiaries received any written notice from any source to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any real property owned by the Borrowers or any of their respective Subsidiaries and described in the Mortgages; (c) the Borrowers, their respective Subsidiaries any tenant or occupant of the Properties and the operations and facilities involving any Property comply in all material respects with all Environmental Laws, other than such non-compliance the liability for which would not be reasonably likely to exceed $1,000,000;
(d) except as set forth on Schedule 3.17, neither the Borrowers nor any of their respective Subsidiaries nor any of their past or current facilities and operations any tenants or occupants of premises owned by the Borrowers and their respective Subsidiaries are subject to any outstanding written Order or Contract, including Environmental Liens, with any Governmental Authority or Person, or subject to any federal, state or local investigation respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Environmental Claim arising from the Release or threatened Release of any Contaminant, the liability for which is reasonably likely to exceed $1,000,000; (e) neither the Borrowers nor any of their respective Subsidiaries are subject to any Legal Proceeding alleging the violation of any Environmental Law or Environmental Permit, the liability for which is reasonably likely to exceed $1,000,000; (f) neither the Borrowers nor any of their respective Subsidiaries have any contingent liability in connection with any Release of any Contaminant into the environment, the liability for which would reasonably be likely to exceed $1,000,000; (g) except as set forth on Schedule 3.17, neither the Borrowers nor any of their respective Subsidiaries nor any prior owner of any Property or any of their respective Subsidiaries or any tenant or occupant of premises owned by the Borrowers or any of their respective Subsidiaries have filed any notice under federal, state or local law indicating past or present treatment, storage, disposal of a hazardous waste or reporting a spill or Release of Contaminants or hazardous waste into the environment with respect to any Property, the liability for which would reasonably be likely to exceed $1,000,000; (h) there are no debris piles located on any of the Mortgaged Properties that can cause a Release of Contaminants or hazardous waste into the environment; (i) none of the operations of the Borrowers, any of their respective Subsidiaries or of any tenant or occupant of premises owned by the Borrowers or any of their respective Subsidiaries involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste involving any Property, as defined under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent with respect to any Property except to the extent that any such activities were or are in material compliance with all applicable Requirements of Law; and (j) there is not now, nor has there been in the past, on or in any real property owned by the Borrowers or any of their respective Subsidiaries and described in the Mortgages (A) any underground storage tanks or surface tanks, dikes or impoundments; (B) any asbestos-containing materials; (C) any polychlorinated biphenyls; (D) any radioactive substance; (E) any industrial solvents; or (F) any methane or volatile hydrocarbons, in each case which is not in material compliance with all applicable Requirements of Law; provided, however, that for purposes of this Section 3.17 "knowledge" shall be defined as the actual knowledge of the Borrowers' Responsible Officers.

          3.18.  Deposit Accounts.  The Deposit Accounts listed on
Schedule 1.1 are the only bank accounts maintained by the Borrowers.

          3.19. Labor Matters. As of the date of this Agreement and except as set forth on Schedule 3.19, there are no strikes or other labor disputes against any Borrower or any of its Subsidiaries pending or, to such Borrower's knowledge, threatened and no unfair labor practice charges or grievances pending or in process or threatened by or on behalf of any employee or group of employees of such Person and no written complaints received by such Person or threatened, or, with respect to unresolved complaints, on file with any federal, state or local governmental agency, alleging employment discrimination by such Person. Hours worked by and payment made to employees of each Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters in any material respect. All payments due from any Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Borrower or such Subsidiary.

          3.20.  Management Agreements.  Except as set forth on
Schedule 6.13, as of the date of this Agreement there are no management agreements covering management of any Borrower or any of its Subsi-diaries. A true and complete copy of each such agreement has been furnished to the Agent.

          3.21. Equity Memberships; Non-Equity Clubs. Schedule 1.2 lists all of the Equity Memberships owned or which may be issued by the Borrowers or any of their Subsidiaries in all member-owned country clubs located within the Properties (each, an "Equity Club") as of September 30, 1994. None of the Borrowers' Equity Memberships are evidenced by a certificate or other instrument or, if so evidenced, have been issued to any Borrower or any Affiliate of a Borrower. The Borrowers have furnished to the Agent true and correct copies of all organizational documents, offering plans and related documents with respect to all Equity Clubs and all non-Equity Clubs.

          3.22. Mortgage Receivables. Schedule 3.22 lists all mortgage receivables owned by the Borrowers or any of their Subsidiaries as of September 30, 1994.

          3.23. Collateral. To the best of the Borrowers' knowledge, the Borrowers have granted to the Agent for the ratable benefit of the Banks pursuant to the Collateral Documents, Liens on all of the Borrowers' real estate assets other than those assets listed on Schedule
3.23 ("Excluded Assets"). Neither the Borrowers, nor any Subsidiaries of the Borrowers, own any real estate assets which are not either subject to a Lien in favor of the Agent for the ratable benefit of the Banks or listed on Schedule 3.23.

          3.24.  Intentionally Omitted.

          3.25. Partnership Agreements. The Partnership Agreements have not been modified or amended since October 7, 1992 other than any such modifications or amendments which are not reasonably likely to result in a Material Adverse Change.

          3.26. No Public Offerings. The Borrowers have not instituted, caused to be instituted or been a party to and, to the best of the Borrowers' knowledge, there has not been any public offering with respect to the Mortgaged Properties within the meaning of the Securities Act of 1933, as amended, other than the public offerings with respect to the Partnership.

          3.27. Contracts of Sale. There are no unrecorded Contracts of Sale or purchase options affecting any of the Mortgaged Properties, except as disclosed on Schedule 3.27 and except those unrecorded contracts of sale or purchase options with respect to Sales of single family residential lots or homes (attached or detached), other than Bulk Sales, entered into in the ordinary course of the Borrowers' business.

          3.28. Equipment Financing. As of the date hereof, the aggregate amount of rent or other payments due from the Borrowers under existing equipment leases and/or purchase money financing affecting Equipment (as defined in each of the Mortgages) is less than $4,200,000.

          3.29. Management Fees. Notwithstanding anything contained in the Management Advisory and Supervisory Agreement dated as of September 10, 1987 (the "Management Agreement") between the Partnership and Arvida Company ("Arvida Company") to the contrary, the reimbursements payable by the Partnership to Arvida Company pursuant to the Management Agreement shall be paid solely for actual out-of-pocket costs and expenses incurred in connection with development, management, advisory and supervisory services rendered by Arvida Company, its employees and consultants with respect to properties owned by the Borrowers, their Subsidiaries or the Joint Ventures and shall not be distributed by Arvida Company to JMB, except for amounts paid to JMB for actual out-of-pocket costs and expenses incurred by JMB in connection with development, management or advisory and supervisory services provided to the Borrowers, their Subsidiaries and the Joint Ventures at market rates.

          3.30. Fictitious Name Filings. Borrowers have complied in all material respects with the Florida Fictitious Name Statute.


ARTICLE IVCONDITIONS OF LENDING AND OTHER EXTENSIONS
               OF CREDIT AND TO EFFECTIVENESS

          4.1. All Borrowings and Extensions of Credit. On the date of each borrowing or extension of credit hereunder, including each refinancing pursuant to Section 2.3(e), unless the Agent shall have otherwise consented in writing:

          (a)  The representations and warranties set forth in
Article III (other than Section 3.6) and in each other Loan Document shall be true and correct in all material respects on and as of the date of such borrowing or extension of credit with the same effect as though made on and as of such date except to the extent such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all material respects as of such earlier date.

          (b) Each Borrower shall be in compliance in all respects with all the terms and provisions set forth herein on its part to be observed or performed, and at the time of and immediately after such borrowing no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

          (c) No material amendment modification or change to the certificate or articles of incorporation or By-laws, or the partnership agreement or certificate of limited partnership, as applicable, of any Borrower shall have occurred without the consent of the Agent.

          (d) After giving effect to such borrowing or extension of credit, the aggregate principal amount of Term Loans, I/P Loans and Revolving Credit Loans outstanding shall not be in an amount that would result in a required payment or prepayment under Section 2.13(c) or (d) (excluding any required payment or prepayment actually made), determined as if the date of such borrowing or extension of credit were a Reconciliation Effective Date and the Borrowing Base were recalculated as of such date.

Each borrowing or extension of credit hereunder shall be deemed to constitute a representation and warranty by the Borrowers on the date of such borrowing or extension of credit as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 4.1.

          4.2. Effectiveness. The initial effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

          (a) Each Bank shall have received a duly executed original of this Agreement, a Term Note, an I/P Note and a Revolving Credit Note.

          (b) Each Bank shall have received the favorable written opinion of White & Case, counsel for the Borrowers dated the date hereof and addressed to the Banks and the LC Bank, substantially in the form of Exhibit N and such opinions of local counsel as the Banks shall request.

          (c) Each Bank shall have received (i) a copy of the certificate or articles of incorporation (in the case of a corporation) or the certificate of limited partnership, certificate of existence or other comparable certificate (in the case of a partnership), in each case including all amendments thereto, of each Borrower (if available under the laws of the state of its organization), certified as of a recent date by the Secretary of State or another appropriate official of the state of its organization, or a statement in the officer's certificate described in clause (iii) below to the effect that there has been no amendment thereto since the date of the certified copy thereof provided in connection with the closing under the Existing Credit Agreement; (ii) (if available under the laws of the state of its organization) a certificate as to the good standing of each Borrower from such Secretary of State or other official, as of a recent date;
(iii) a certificate of the Secretary or Assistant Secretary of each Borrower (or of its general partner, in the case of a partnership) dated the Closing Date hereof and certifying (A) in the case of a corporation, that attached thereto is a true and complete copy of the By-laws of such corporation as in effect on the date of such certificate, or that there have been no amendments thereto since the date of the certificate delivered in connection with the closing under the Existing Credit Agreement, and that such By-laws have been in effect at all times since a date prior to the date of the resolution of such corporation described in clause (C) below, (B) in the case of a partnership, that attached thereto is a true and complete copy of the partnership agreement of such partnership as in effect on the date of such certificate, or that there have been no amendments thereto since the date of the certificate delivered in connection with the closing under the Existing Credit Agreement, and that such partnership agreements has been in effect at all times since a date prior to the date of the resolution or other action of such partnership described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions (or, in the case of a partnership, other appropriate action on behalf of such partnership) duly adopted by the Board of Directors of such corporation (or, in the case of a partnership) its general partner or general partners, as appropriate, authorizing the execution, delivery and performance of this Agreement and the borrowings by such Borrower hereunder, and that such resolutions (or other actions) have not been modified, rescinded or amended and are in full force and effect, (D) in the case of a corporation, that the certificate or articles of incorporation of such corporation have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above, and (E) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of such corporation or partnership; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (iii) above; and (iv) such other documents as the Agent or Weil, Gotshal & Manges, special counsel for the Banks, may reasonably request.

          (d) Each Bank shall have received a certificate, dated the date hereof and signed by a Financial Officer of each of the Borrowers, confirming compliance with the applicable conditions precedent set forth in paragraphs (a), (b), (c) and (d) of Section 4.1 and paragraph (h) of this Section 4.2.

          (e) The Agent shall have received for the pro rata account of the Banks a principal payment in the amount of $9,500,000 to be applied to the Term Loan in the inverse order of maturity.

          (f) The Agent shall have received, in connection with the Pledge Agreement, all of (i) the promissory notes delivered pursuant thereto, duly endorsed or re-endorsed in blank with, if the Agent so requests, signature guaranteed and (ii) all other documents required to be delivered under the Pledge Agreement which have not previously been delivered.

          (g) Each Bank shall have received, reviewed and approved the Borrowing Base Reconciliation Certificate for the September 30, 1994 Reconciliation Date confirming the satisfaction of the condition specified in clause (d) of Section 4.1, together with such supporting documentation as the Banks shall reasonably request.

          (h) No transaction, event or condition shall have occurred since the Reconciliation Date referred to in clause (g) above, that would materially and adversely affect the amount of the Borrowing Base set forth in the Borrowing Base Reconciliation Certificate as of such Reconciliation Date.

          (i) Each Bank shall have received the following statements and reports as of the dates indicated:

               (i)  a Quarterly Financial Statement as of September
     30, 1994;

               (ii) a certificate of a Financial Officer of the Partnership as to the amount of the Adjusted Capital Balance as of the Closing Date;

               (iii) a certificate of a Financial Officer of the Partnership as to the matters set forth in Section 5.4(d) as of the Closing Date;

               (iv)  copies of all of the documents required by
     Section 5.4(e) to the extent not previously delivered to the Banks;

               (v)  the reports required by Subsections 5.4(g), (h),
     (i), (n), (p), and (r) as of the same date as the Quarterly Financial Statement described in clause (i) of this Section 4.2(i), and the report required by Subsection 5.4(t) for the fiscal year ended December 31, 1993.

          (j) The Agent shall have received endorsements to the mortgage title insurance policy or policies issued in connection with the Existing Agreement with reinsurance through direct access in such amounts and issued by such companies as are acceptable to the Agent, insuring that except as otherwise expressly provided herein, each Mortgage as modified through the Closing Date is a valid first priority Lien on the real estate described in such Mortgage, subject only to such exceptions to title as shall be acceptable to the Agent in its sole discretion and containing such endorsements and affirmative insurance as the Agent may require, and true copies of each document, instrument or certificate required by the Agent to be, or to have been, filed, recorded, executed or delivered in connection therewith.

          (k) The Agent shall have received evidence that the insurance policies provided for in Section 5.2 are in full force and effect, certified by the insurer thereof, together with appropriate evidence showing a loss payable clause for each such policy in favor of the Agent for the ratable benefit of the Banks.

          (l) The Agent shall have received payment or satisfactory evidence of payment by the Borrowers of all (i) reasonable fees and expenses of (A) the Agent's outside counsel, Weil, Gotshal & Manges, (B) all special local counsel retained in connection with any of the Loan Documents and the transactions contemplated thereby, (C) all appraisers or asset evaluators retained in connection with any of the Loan Documents and the transactions contemplated thereby, (ii) environmental audit costs, if any, (iii) title insurance premiums and/or search fees,
(iv) recording charges and mortgage and/or documentary stamp and intangibles taxes, (v) escrow fees, and (vi) due diligence costs and expenses.

          (m) The Agent shall have received duly executed and acknowledged copies of the amendment to each of the Mortgages substantially in the form attached hereto as Exhibit E (each, a "Mortgage Amendment"), together with evidence of the payment of all recording charges and taxes and filing fees incurred in connection with the recording of each of the Mortgage Amendments.

          (n) The Banks shall have received evidence that all actions necessary or, in the opinion of the Banks, desirable to perfect and protect the security interests created by the Collateral Documents have been taken, including without limitation the documents, filings and deliveries described on Schedule 4.2.

          (o) The Agent shall have received with respect to each Joint Venture for which such delivery has not been made, a duly executed Collateral Assignment of Partnership Interest or Collateral Assignment of Partnership Proceeds, as may be required by the Banks, pursuant to which Borrowers shall have assigned their interest in such Joint Venture or the proceeds thereof, as the case may be, to the Agent for the ratable benefit of the Banks.

          (p) The Banks shall have received and approved an updated Land and Property schedule which schedule shall be attached hereto as
Schedule 1.4.

          (q)  Intentionally omitted.

          (r) The Agent shall have received duly executed affirmations of the letter agreements dated October 7, 1992 from each of Club Sports International and JMB Properties Company, or their permitted successors and assigns, as managers of certain of the Properties.

          (s) The Agent shall have received copies of proper financing statements in form to be filed under the Uniform Commercial Code of each jurisdiction as may be necessary or, in the opinion of the Agent, desirable to perfect or maintain the perfection of the security interests created by any of the Collateral Documents.

          (t) The Agent shall have received certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing effective financing statements which name the Borrowers, their Subsidiaries and the Joint Ventures (under their present names and any previous names) as debtor, together with copies of such financing statements.

          (u)  The Agent shall have received the Renewal Fees.

          (v) The Agent shall have received the following documents relating to the Cullasaja Property:

               (i) an allonge to the Cullasaja Note duly executed by the Partnership in favor of the Agent;

               (ii) evidence of the recording of the assignment of the Cullasaja Mortgage to the Partnership and the Assignment of Mortgage relating thereto in favor of Agent;

               (iii) evidence, in the form of a title insurance commitment or title insurance policy, that the Cullasaja Mortgage is a first lien on the Cullasaja Property and that such Cullasaja Mortgage has been collaterally assigned to the Agent;

               (iv) an Escrow Agreement duly executed by the Borrower and the applicable Escrow Agent with regard to the release of Cullasaja Lots;

               (v) an accounting of all Sales of homesite lots at the Cullasaja Property since June 30, 1994 and the payment to Agent for the ratable benefit of the Banks any release payments which are due and owing pursuant to Section 2.13 and 6.11;

               (vi) a duly executed pledge of all Equity Memberships with respect to the Cullasaja Property; and

               (vii) evidence that the Cullasaja Mortgage has been amended and restated to conform to Exhibit F attached hereto.

          (w) The Agent shall have received the following duly executed documents relating to the Grand Bay Property:

                 a certification by a Financial Officer that none of the events or conditions described in Section 5.16(ii) has occurred and that the Grand Bay Loan is current and in good standing;

               (ii) a copy of the closing documents with respect to the modification of the Grand Bay Loan to include Phase VI.

          (x) The Banks shall have received such additional information and materials as the Banks may reasonably request, including, without limitation, copies of any debt agreements, security agreements and other material contracts.


ARTICLE V  AFFIRMATIVE COVENANTS

          Each of the Borrowers covenants and agrees with each Bank and the LC Bank that, so long as this Agreement shall remain in effect or the principal of or interest on any Note, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid or any Letter of Credit or LC Disbursement in respect thereof shall be outstanding, unless the Agent shall otherwise consent in writing, it will, and will cause its Subsidiaries to:

          5.1.  Existence; Businesses and Properties.

          (a) In the case of each of the Borrowers, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

          (b) At all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate the business of the Borrowers and their respective Subsidiaries taken as a whole in substantially the manner in which it is presently conducted and operated; comply with all laws, rules, regulations and governmental orders (whether Federal, state or local) applicable to the operation of such business whether now in effect or hereafter enacted and with any and all other applicable laws, rules, regulations and governmental orders, including all Environmental Laws, the failure to comply with which could reasonably be anticipated to materially and adversely affect the business, assets, operations, prospects or conditions (financial or otherwise) of the Borrowers, taken as a whole with their Subsidiaries and Joint Ventures; take all action which may be required to obtain, preserve, renew and extend all licenses, permits, franchises and other authorizations which, if not so obtained, preserved, renewed or extended could reasonably be anticipated to result in a material and adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Borrowers, taken as a whole with their Subsidiaries and Joint Ventures; and at all times maintain, preserve and protect all property material to the conduct of such business and, with due consideration to the nature of such property, keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

          5.2.  Insurance.

          (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers, (b) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses,
(c) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and (d) maintain such other insurance as may be required by law.

          5.3. Obligations and Taxes. Pay its Indebtedness and obligations promptly when due in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Indebtedness, obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and it shall, to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves with respect thereto.

          5.4. Financial Statements, Reports, etc. In the case of the Partnership, furnish to the Agent and the LC Bank:

          (a) within 90 days after the end of each fiscal year, the Partnership's consolidated balance sheet and related statements of income and changes in financial position as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Ernst & Young or other independent certified public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such financial statements fairly present its financial condition and results of operations on a consolidated basis in accordance with generally accepted accounting principles consistently applied ("Annual Financial Statement");

          (b) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, the Partnership's consolidated balance sheet and related statements of income and changes in financial position showing its financial condition and results of operations on a consolidated basis as of the end of each such quarter and for such quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting its financial condition and results of operations on a consolidated basis in accordance with generally accepting accounting principles consistently applied subject to normal year-end audit adjustments ("Quarterly Financial Statement");

          (c) concurrently with any delivery under clause (a) above, a certificate of one of the Partnership's Financial Officers certifying the amount of the Adjusted Capital Balance as of the most recent practicable date;

          (d) concurrently with any delivery under clause (a) or (b) above, a certificate of one of the Partnership's Financial Officers certifying that no Event of Default or event or condition which with notice or lapse of time or both would constitute an Event of Default has occurred or, if such an Event of Default or event or condition has occurred, specifying the nature and extent thereof;

          (e) promptly after the same become publicly available, copies of all regular and periodic reports, proxy statements and other materials filed by the Partnership with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to all of its shareholders or limited partners, as the case may be, including, without limitation, all quarterly management reports distributed to limited partners of the Borrowers;

          (f) on each Reconciliation Date (or, in the case of a Reconciliation Date described in clause (a) of the definition of the term "Reconciliation Date", within thirty (30) days thereafter), a Borrowing Base Reconciliation Certificate;

          (g) concurrently with the delivery of each Borrowing Base Reconciliation Certificate, (1) a sales/ inventory evaluation report in the form of Schedule 5.4(g)(i) on a project-by-project basis which shall include (i) a housing receipt analysis, (ii) a homesite receipt analysis, (iii) a development disbursements analysis, (iv) a construction disbursement analysis, (v) a Land and Property receipts analysis and an Extraordinary Asset Sale receipts analysis, (vi) a mortgage receivables analysis, and (vii) a Residential Real Estate summary, (2) a report, substantially in the form of Schedule 5.4(g)(ii), showing all adjustments required to be made to the Borrowers' real estate inventory pursuant to generally accepted accounting principles in effect in the United States from time to time, and (3) Project Activity Statistic Summary reports regarding sales and inventory activities affecting the Real Estate Portfolio since the date of the last such report;

          (h) within thirty (30) days after the end of each fiscal quarter of the Partnership, a breakdown of the combined divisional overhead and corporate overhead expenses of the Partnership and Arvida L.P. II and the amount attributable to the Partnership for each Property as of the end of such quarter;

          (i) within thirty (30) days after the end of each fiscal quarter of the Partnership, an operating statement and rent roll for (i) the Arvida Parkway Center Property (including a breakdown by retail space, office space and hotels), (ii) the Mizner Place Property, and
(iii) the Country Isles Joint Venture;

          (j) not later than December 15th of each fiscal year of the Partnership, the Business Plan for the immediately succeeding fiscal year of the Partnership;

          (k) within ninety (90) days after the end of each fiscal year of the Partnership, the balance sheet and related statements of income and changes in financial position as of the close of such fiscal year and the results of operations for each of the Coto de Caza Property, the Cullasaja Property, the Arvida Parkway Center Property and the Mizner Place Property, audited by Kenneth Leventhal in the case of the Coto de Caza Property and Ernst & Young or other independent certified public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such financial statements fairly present such Property's financial condition and results of operations in accordance with generally accepted accounting principles consistently applied;

          (l) within ninety (90) days after the end of each fiscal year of such partnership, Arvida L.P. II's consolidated balance sheet and related statements of income and changes in financial position as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by KPMG Peat Marwick or other independent certified public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such financial statements fairly present its financial condition and results of operations on a consolidated basis in accordance with generally accepted accounting principles consistently applied;

          (m) (i) thirty (30) days' prior written notice of all Extraordinary Asset Sales, Land and Property Sales and Bulk Sales permitted hereunder, showing pro forma computations of any Net Cash Proceeds to be received or receivable by the Borrowers and the application thereof, and the Minimum Release Price and Applicable Release Percentage, as applicable, and (ii) written computations of actual Net Cash Proceeds received by the Borrowers and the application thereof, and the Minimum Release Price and Applicable Release Percentage, as applicable, on or before the fifth Business Day after each such Sale has closed, certified by a Financial Officer of the Partnership;

          (n) within thirty (30) days after the end of each fiscal quarter of the Partnership, a cash flow statement for (i) each of the Coto de Caza Property and the Cullasaja Property, (ii) each division of the Partnership, and (iii) the Partnership, as of the end of such quarter (showing both budgeted and actual cash flow);

          (o) thirty (30) Business Days' prior written notice of the incurrence of any Capital Expenditures or overhead expenditures in excess of $500,000 in the aggregate for any fiscal year of the Partnership that are not described in the Business Plan for the current fiscal year of the Partnership, along with a detailed description and explanation of any such expenditures;

          (p) within thirty (30) days after the end of each fiscal quarter of the Partnership, a statement for each Joint Venture showing all loans, advances or cash contributions received from the Borrowers during such fiscal quarter by such Joint Venture;

          (q) within sixty (60) days after the end of each fiscal year of the Partnership, the Borrowers' Cash Flow Projections for the immediately succeeding ten-year period;

          (r) within thirty (30) days after the end of each fiscal quarter of the Partnership, a report showing any projected increases in the anticipated inventory levels in excess of 25% above existing levels contained in the Business Plan for the current fiscal year of the Partnership;

          (s) forty-five (45) days' prior written notice of the implementation of any decision by the Borrowers to build individual homesites or housing units within any development project or projects on any particular Land and Property asset, along with a calculation of the land component of any such homesite or housing unit in accordance with
Schedule 1.4, provided that the land component of each such homesite or housing unit within any development project or projects shall be calculated such that the aggregate land component of all such homesite and housing units within such development project or projects shall equal the total value of such Land and Property asset listed on Schedule 1.4;

          (t) within thirty (30) days after the end of each fiscal quarter of the Partnership, any contingent interest calculations required to be made by the Borrowers pursuant to Section 6.4;

          (u) on February 28 of each year, a certificate of one of the Partnership's Financial Officers certifying the amount of the Cash Balances of the Borrowers as of such date after giving effect to the prepayment required pursuant to Section 2.13(e) and any distribution to the partners of the Partnership permitted under Section 6.8; and

          (v) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrowers, and their respective Subsidiaries and Joint Ventures, including without limitation supporting documentation with respect to any Borrowing Base Reconciliation Certificate, as the Agent or the LC Bank may reasonably request.

          5.5. Litigation and Other Notices. Give the Agent and the LC Bank prompt written notice of the following:

          (a) any Event of Default or event or condition which with notice or lapse of time or both would constitute an Event of Default, specifying the nature and extent thereof and the action (if any) proposed to be taken with respect thereto;

          (b) the filing or commencement of any action, suit or proceeding whether at law or in equity or by or before any court or any Federal, state, municipal or other governmental agency or authority which (i) involves any Loan Document or the transactions contemplated thereby, (ii) is in the nature of a class action or other action by any of the partners in the Partnership against the Partnership or the Manager, or (iii) if adversely determined, could reasonably be anticipated to materially impair the right of the Borrowers, taken as a whole with their Subsidiaries and Joint Ventures, to carry on business substantially as then conducted or could materially and adversely affect the business, assets, operations, prospects or condition (financial or otherwise) of the Borrowers, taken as a whole with their Subsidiaries and Joint Ventures; and

          (c) any development in the business or affairs of any Borrower or any of their respective Subsidiaries or Joint Ventures which has resulted in, or which is reasonably anticipated to result in, a Material Adverse Change; provided, however, that upon receipt by the Agent of a notice of a Material Adverse Change from the Borrowers in the form of Exhibit O, and until the Agent shall have received a new Appraisal with respect to the Property to which such Material Adverse Change relates, the Borrowers shall be required to submit bills and invoices for disbursements of the Borrowers in the categories set forth in Exhibit G consistent with the then current Business Plan (and such supporting documentation as the Agent shall reasonably request) to the Agent in connection with any request for a Revolving Credit Loan or Letter of Credit and the Borrowers shall only be permitted to borrow Revolving Credit Loans, or request that Letters of Credit be issued, in an amount equal to the aggregate amount of such bills; and, provided, further, that the Borrowers shall provide the Agent with satisfactory evidence that such bills and invoices have been paid promptly after the payment thereof.

          5.6. ERISA.

          (a) With respect to other than a Multiemployer Plan, for each Qualified Plan hereafter adopted or maintained by any Borrower, any of its Subsidiaries or any ERISA Affiliate, such Borrower shall (i) seek, or cause its Subsidiaries or ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Qualified Plan is qualified within the meaning of Section 401(a) of the IRC; and
(ii) from and after the adoption of any such Qualified Plan, cause such plan to be qualified within the meaning of Section 401(a) of the IRC and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the IRC.

          (b) With respect to each Welfare Benefit Plan, hereafter adopted or maintained by any Borrower, any of its Subsidiaries or any ERISA Affiliate, such Borrower shall comply, or cause its Subsidiaries or ERISA Affiliates to comply, with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder.

          (c) (i) Promptly and in any event within thirty (30) days after any Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, and (ii) promptly and in any event within ten (10) days after such Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the IRC has been filed with respect to any Qualified Plan, such Borrower shall furnish to the Agent a written statement of the chief financial officer or other appropriate officer of such Borrower describing such ERISA Event or waiver request and the action, if any, which such Borrower, any of its Subsidiaries or any ERISA Affiliate proposes to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto.

          (d) Promptly and in any event within thirty (30) days after the filing thereof by any Borrower, any of its Subsidiaries or any ERISA Affiliate, such Borrower shall furnish to the Agent a copy of each annual report (Form 5500 Series, including Schedule B thereto) with respect to each Pension Plan, and upon request by such Borrower, with respect to any other Plan.

          (e) Promptly and in any event within ten (10) days after receipt thereof, each Borrower shall furnish to the Agent a copy of any adverse notice, determination letter, ruling or opinion such Borrower, any of its Subsidiaries or any ERISA Affiliate receives from the PBGC, DOL or IRS with respect to any Qualified Plan.

          (f)  Promptly and in any event within ten (10) Business
Days after receipt thereof, a copy of any correspondence any Borrower, any of its Subsidiaries or any ERISA Affiliate receives from the plan sponsor (as defined by Section 4001(a)(10) of ERISA) of any Multiemployer Plan concerning potential withdrawal liability of such Borrower, any of its Subsidiaries or any ERISA Affiliate, or notice of any reorganization, with respect to any Multiemployer Plan, together with a written statement of the chief financial officer or other appropriate officer of such Borrower of the action which such Borrower, any of its Subsidiaries or any ERISA Affiliate proposes to take with respect thereto.

          (g) Promptly and in any event within thirty (30) Business Days after the adoption thereof, each Borrower shall furnish to the Agent notice of (i) any amendment to a Title IV Plan which results in an increase in "benefit liabilities" as defined in Title IV of ERISA or the adoption of any new Title IV Plan, and (ii) any amendment to a, or adoption of a new, Welfare Benefit Plan which such Borrower or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, and which results in an increase in benefits for retirees or new benefits for retirees.

          (h) Promptly and in any event within ten (10) days after any Borrower, any of its Subsidiaries or any ERISA Affiliate has reason to know of the commencement of any action, suit or proceeding before any court or other Governmental Authority affecting such Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined could not have a Material Adverse Change, such Borrower shall furnish to the Agent notice of such action, suit or proceeding.

          (i) Promptly and in any event within thirty (30) days after notice or knowledge thereof, each Borrower shall furnish to the Agent notice that such Borrower or any of its Subsidiaries becomes subject to the tax on prohibited transactions imposed by Section 4975 of the IRC, together with a copy of Form 5330 filed by such Borrower or such Subsidiary.

          5.7. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with generally accepted accounting principles and, upon reasonable written notice, at all reasonable times and as often as the Agent, NationsBank or the LC Bank may reasonably request, permit any authorized representative designated by the Agent, NationsBank or the LC Bank to visit and inspect the financial records and the properties of any Borrower and any of their respective Subsidiaries and (to the extent within the control of the Borrowers and their Subsidiaries) Joint Ventures, and to make extracts from such financial records, and permit any authorized representative designated by the Agent, NationsBank or the LC Bank to discuss the affairs, finances and financial condition of any Borrower and its Subsidiaries and (to the extent within the control of the Borrowers and their Subsidiaries) Joint Ventures with the Financial Officers thereof; provided, however, that the exercise by NationsBank or the LC Bank of the foregoing right to visit such properties shall be coordinated through the Agent; and, provided, further, (i) the Banks agree to keep any information delivered or made available by the Borrowers to them confidential from anyone other than the Banks' employees, officers, attorneys and other advisors who are or are expected to become engaged in administering the Loans or rendering legal advice in connection therewith, and to take reasonable steps to cause such Persons to maintain such confidentiality, provided that nothing herein shall prevent the Banks from disclosing such information
(a) upon the order or request of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority, (c) to the extent that such information has been publicly disclosed other than as the result of a disclosure by the Banks, (d) to any actual or potential syndicate participant, provided that each such actual or potential participant has been notified of and agreed to the provisions of this paragraph in a manner reasonably satisfactory to the Borrowers, or (e) pursuant to any Requirement of Law, and (ii) in no event shall the Banks be liable for any unintentional disclosure of such information.

          5.8. Environmental Notices. Notify the Agent, in writing, promptly, and in any event within thirty (30) days after the Borrowers' learning thereof, of any:

          (a) written notice or claim reasonably supported by facts asserting that the Borrowers or any of their respective Subsidiaries is liable to any Person or Governmental Authority as a result of the Release or threatened Release of any Contaminant into the environment;
(b) written notice that any real property owned by the Borrowers and described in the Mortgages or by their respective Subsidiaries is under investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment; (c) written notice that any real property owned by the Borrowers and described in the Mortgages or by their respective Subsidiaries is or will be subject to a material Environmental Lien; (d) written notice of a material violation to the Borrowers or their respective Subsidiaries of any Environmental Law; (e) commencement or threat of any judicial or administrative proceeding against any Borrower or its Subsidiaries alleging a material violation of any Environmental Law; or (f) proposed acquisition of stock, assets, real estate or leasing of property, or any other action by the Borrowers or their respective Subsidiaries that could subject the Borrowers or their respective Subsidiaries to environmental costs or liabilities. With respect to the foregoing, such notice shall be required only if the Borrowers or their Subsidiaries reasonably believe the liability or potential liability would exceed $1,000,000.

          5.9. Compliance with Environmental Laws. Comply with, and shall cause each of their respective Subsidiaries to comply with, and shall exercise reasonable efforts consistent with customary commercial leasing practices to cause any tenants or occupants of premises owned by the Borrowers or any of their Subsidiaries to comply with, all applicable Environmental Laws with respect to the Properties in all material respects; provided, however, that throughout the term of this Agreement, the Agent shall be satisfied that the real property owned by the Borrowers or their respective Subsidiaries and facilities thereon are in compliance with all applicable Environmental Laws and Environmental Permits in all material respects and that there are no outstanding or contingent material liabilities with respect thereto; and, provided, further, that (i) as part of its review, the Agent has the right, at any time throughout the term of this Agreement for reasonable cause and upon reasonable prior notice, to retain an independent environmental consultant to undertake site investigations and to be satisfied with the findings of that consultant with respect to known and potential contamination; (ii) the reasonable costs for such investigations shall be borne by the Borrowers; and (iii) the Agent, in its sole discretion, shall conclude that any environmental impairment
(x) shall not cause the Borrowers to incur immediately or at a future date unreasonable additional costs, or costs in excess of $1,000,000,
(y) shall not unreasonably interfere with the continued operation of any real property owned by the Borrowers or their respective Subsidiaries or the operations or facilities thereon, and (z) shall not unreasonably impair the fair saleable value of any thereof.

          5.10. Bank Accounts. Concurrently with the delivery of each of the Financial Statements referred to in Section 5.4(b), notify the Agent in writing as to the location of any new bank account and the related account number.

          5.11.  Further Assurances.

          (a) (i) Execute and deliver to the Agent any and all further documents, financing statements, schedules, agreements, reports and instruments, and take all further action (including without limitation filing Uniform Commercial Code financing statements, mortgages and deeds of trust) which may be required under applicable law, or which the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents [including without limitation all items described as "deferred" on Schedule 4.2,] and (ii) deliver such legal opinions of local counsel as the Agent shall reasonably request. In addition, from time to time, the Borrowers will, at the Borrowers' cost and expense, promptly secure the obligations of each Borrower under each Loan Document to which it is party by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such assets and properties of such Borrower (other than the Excluded Assets) as the Agent shall reasonably designate.

          (b) To the extent any of the Borrowers' Equity Memberships are or may become evidenced by a certificate or other instrument which has been issued to a Borrower or any Affiliate of a Borrower, unless the pledge of such Equity Memberships shall constitute a default under any of the documents heretofore provided to the Banks pursuant to Section 3.21, promptly pledge such certificate or instrument to the Agent for the ratable benefit of the Banks pursuant to a pledge agreement satisfactory in form and substance to the Agent.

          (c) To the extent the Banks identify any real estate asset of the Borrowers or any of their respective Subsidiaries after the date hereof which is not described on Schedule 3.23, the Borrowers shall promptly grant the Agent, for the ratable benefit of the Banks, a security interest in each such real estate asset pursuant to a Mortgage.

          (d) To the extent that any homesites or housing units are sold in accordance with the terms of this Agreement and the Borrowers receive one or more promissory notes as part of the consideration for such Sale, pledge such note or notes concurrently with such Sale to the Agent for the ratable benefit of the Banks pursuant to a supplement to the Pledge Agreement as security for the obligations of the Borrowers hereunder and under the other Loan Documents.

          5.12. Georgia Intangibles Tax. Pay an intangibles tax in the amount required under the O.C.G.A. Section 48-6-69(b) upon the recording of the Mortgage Amendment to be recorded in such State in addition to the $5,510.54 paid upon the recording of the Mortgage in such State, and if subsequent to the Closing Date the Georgia Department of Revenue issues any ruling adverse to the apportionment request made by the Borrowers in connection with either the Mortgage or the Mortgage
Amendment stating that either (1) the apportionment provisions do not apply because any Bank is found not to qualify as a nonresident under the terms of O.C.G.A. Section 48-6-69(b) and therefore apportionment is unavailable; (2) the structure of the transactions contemplated by the Loan Documents and form of deed to secure debt or mortgages places such transactions outside the benefit of the apportionment statute; or (3) for any other reason a payment of additional intangibles tax is required, the Borrowers, immediately upon receipt of notice of such adverse ruling (along with a copy of such ruling, if available), shall pay (i) such additional amounts as required to pay the full amount of intangibles tax due, including any and all penalties assessed as a result of the payment of the improper amount, (ii) any and all fees and expenses as required, to correct any deficiency in the payment of such intangibles tax, and (iii) any other fees and expenses the Banks' counsel determines to be necessary with respect to payment of Georgia intangibles taxes for such transaction.

          5.13. IOC Mortgage. Pay, observe and perform all obligations and covenants of the "Mortgagor" under the IOC Mortgage as though Borrowers were the Mortgagor named therein, it being understood that Banks are accepting the IOC Mortgage from the IOC Land Trustee as an accommodation to Borrowers. In connection with such IOC Mortgage, Borrowers further covenant and agree to promptly (i) give notice to Agent of the resignation, removal or other change in status of the IOC Land Trustee, (ii) upon the determination of the Agent that the Fair Market Value of the IOC Tract is greater than $5,000,000 (the "increased value"), cause the IOC Land Trustee to enter into a notice of future advance increasing the amount secured by the IOC Mortgage to such increased value, (iii) cause such notice to be recorded in the appropriate public records and an endorsement to the title insurance policy insuring such mortgage to be issued with respect to such increased amount, and (iv) pay all recording fees and taxes, including documentary stamp and intangibles taxes, and premiums incurred in connection therewith.

          5.14. Equitable Mortgage. Promptly and faithfully observe, perform and comply with all of the terms, covenants and provisions of the Equitable Mortgage, on their part to be observed, performed and complied with, at the applicable times set forth in the Equitable Mortgage; refrain from doing anything, as a result of which there could occur a default or breach of any of the terms of the Equitable Mortgage; give Agent immediate notice of any default by any party under the Equitable Mortgage and promptly deliver to Agent a copy of each notice of default and all other notices, communications, plans, specifications and other statements (including financial statements), responses and similar instruments received or delivered by Borrowers in connection with the Equitable Mortgage; and furnish to Agent copies of such information and evidence as Agent may reasonably require concerning Borrowers' due observance, performance and compliance with the terms, covenants and provisions of the Equitable Mortgage. Upon the occurrence of any default under the Equitable Mortgage or upon the occurrence of any event which, with the passage of time and/or the giving of notice, would constitute an event of default under the Equitable Mortgage, then, in each and every such case, Banks, at their option (but with no obligation to do so) and without notice, may cause the default or defaults to be remedied and otherwise exercise any and all of the rights of Borrowers thereunder in the name of and on behalf of Borrowers. Borrowers shall, on demand, reimburse for all advances made and expenses incurred by Banks in curing any such default (including, without limitation, reasonable attorneys' fees and disbursements), together with interest thereon computed at the Post-Default Rate from the date that such advance is made, to and including the date the same is paid to Lenders. Borrowers shall from time to time and at any time throughout the term of the Equitable Mortgage use their reasonable efforts to obtain and deliver to Agent, within fifteen (15) days after written demand therefor by Agent, with respect to the Equitable Mortgage, an estoppel certificate from the mortgagee under the Equitable Mortgage in such form and content as Agent may, in its sole and absolute discretion, from time to time designate.

          5.15. Title Updates. Provide to Lenders on each anniversary of the Closing Date, endorsements of the title insurance policies insuring the Lien of the Mortgages which endorsements shall (i) change the effective date thereof to a current date, (ii) identify all properties released from the Lien of such Mortgage, and (iii) list, and provide copies of, all matters appearing of record since the effective date of such policy or the next prior endorsement thereto.

          5.16. Grand Bay Mortgage. (i) Quarterly provide to Banks a certificate from a Financial Officer to the effect that the Grand Bay Loan is current and in full force and effect, and (ii) promptly provide to Banks written notice of (A) the existence of any event or condition which would require the contribution of additional equity under the Grand Bay Mortgage and related loan documents, (B) any "Event of Default" under the Grand Bay Mortgage and related loan documents, or (C) any demand made by the Grand Bay Lender under the Limited Guaranty given by the Partnership to such lender.


ARTICLE VI  NEGATIVE COVENANTS

          Each of the Borrowers covenants and agrees with each Bank and the LC Bank that, so long as this Agreement shall remain in effect or the principal of or interest on any Note, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid or any Letter of Credit or LC Disbursement in respect thereof shall be outstanding, unless the Agent (and the Required Banks in the case of Sections 6.1, 6.7, 6.8, 6.9 and 6.10) shall otherwise consent in writing, it will not, and will not cause or permit its Subsidiaries to:

          6.1. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness for borrowed money existing on the Closing Date as set forth in Schedule 6.1 and any refinancings of the Arvida Parkway Center Property or the Mizner Place Property, provided that the interest rate in respect thereof is not increased above the then prevailing market interest rate;

          (b)  Indebtedness represented by the Notes;

          (c)  Subordinated Indebtedness to JMB or any Subsidiary of
JMB;

          (d) unsecured Indebtedness as an account party in respect of letters of credit used in the ordinary course of business by any of the Borrowers or their respective Subsidiaries or Joint Ventures (including, without limitation, the Indebtedness of the Borrowers as account parties in respect of the Letters of Credit) up to $15,000,000 (in the aggregate for all Borrowers); provided, however, that any Indebtedness resulting from a draw upon any such letter of credit shall be permitted under this clause (d) only for a period expiring forty-five
(45) days after such draw;

          (e) performance guarantees with respect to completion of construction of real estate development projects in which any Borrower has an ownership or beneficial interest;

          (f)  Capital Lease Obligations of the Borrowers;

          (g)  trade payables of the Borrowers;

          (h) Non-Recourse Indebtedness approved by the Banks in connection with any Joint Venture approved by the Banks pursuant to
Section 6.4; and

          (i) obligations in respect of interest rate protection agreements relating solely and specifically to Indebtedness permitted under any of the foregoing.

          6.2. Liens, Etc. The Borrowers shall not create or suffer to exist, and shall not permit any of their respective Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its or such Subsidiary's properties, whether now owned or hereafter acquired, or assign, or permit any of their respective Subsidiaries to assign, any right to receive income, except:

          (a)  Liens created pursuant to the Loan Documents;

          (b) any Lien securing the renewal, extension or refunding of any Indebtedness secured by any Lien permitted by subsection (g) of this Section 6.2 without any increase in the amount secured thereby or in the assets subject to such Liens;

          (c) Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by the Borrowers or any of their respective Subsidiaries in the ordinary course of business which secure its obligations to such Person; provided, however, that any Borrower or such Subsidiary is not in default with respect to such payment obligation to such Person or is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof;

          (d) Liens securing taxes, assessments or governmental charges or levies; provided, however, that neither the Borrowers nor any of their respective Subsidiaries is in default in respect of any payment obligation with respect thereto unless any Borrower or such Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof;

          (e) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security benefits;

          (f) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets of the Borrowers and their respective Subsidiaries taken as a whole or impair, in any material manner, the use of such property for the purposes for which such property is held by the Borrowers or any such Subsidiary;

          (g)  Liens securing Indebtedness permitted under Section
6.1(a); and

          (h) Liens existing on the date of this Agreement and disclosed on Schedule 6.2.

          6.3. Investments, Loans and Advances. Purchase, hold or acquire beneficially any stock, other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make or permit to exist any investment or acquire any interest whatsoever in, any other Person, except:

          (a) loans and advances to and investments in the Subsidiaries and Joint Ventures of the Borrowers existing on the Closing Date and identified on Schedule 3.8 and the other investments existing on the Closing Date as set forth on Schedule 6.3;

          (b) Permitted Investments and loans and advances permitted under Section 6.4; and

          (c) investments that do not involve the payment or the commitment to pay cash, whether directly or indirectly, contingent or otherwise.

          6.4.  Joint Ventures/Contingent Interest.

          (a) Form any new Joint Venture without the prior written consent of the Banks or, except as provided in clause (c) below with respect to certain advances to be made to certain of the Grand Bay Entities, fund, directly or indirectly, contributions, loans or advances to any Joint Venture; provided, however, that (i) (A) the Borrowers may make advances, loans or contributions to any Joint Venture approved by the Banks on an annual basis for the succeeding calendar year and up to an amount acceptable to the Banks for such year provided that an executed Collateral Assignment of Partnership Interest, if permitted by the underlying joint venture agreement or, if not so permitted, a Collateral Assignment of Partnership Proceeds covering the Borrowers' interest in such Joint Venture shall have been delivered to the Agent prior to the making of any such advances, loans or contributions, and
(B) except as otherwise agreed by the Banks, the Banks shall earn a contingent interest rate on such advances, loans or contributions calculated and paid by the Borrowers on a quarterly basis in accordance with Schedule 6.4; (ii) repayment to the Borrowers of any such advances, loans or contributions to a Joint Venture and the payment of the related contingent interest rate shall come solely from the Joint Venture Net Cash Flow of such Joint Venture; (iii) any distribution to the Borrowers of the Joint Venture Net Cash Flow shall be applied (x) up to 50% to the payment to the Banks of accrued and unpaid contingent interest earned in respect of such advances and (y) the balance to the Borrowers, which amount shall reduce the capital balance, if any, outstanding as calculated in accordance with Schedule 6.4; (iv) if either (x) at the beginning of a calendar year the Banks elect not to permit the Borrowers to make advances, loans or contributions to a Joint Venture or (y) a fully liquidated Joint Venture does not generate sufficient Joint Venture Net Cash Flow to repay the entire principal amount of advances, loans or contributions previously made to it by the Borrowers and the related contingent interest then due and payable, the unpaid amount of any accrued contingent interest shall be deemed to be forgiven by the Banks; (v) any advances, loans or contributions by the Borrowers to a Joint Venture permitted under this Section 6.4 shall be subordinated in right of payment, both as to principal and interest, to the Notes, reimbursement obligations in respect of the LC Disbursements and all other amounts payable hereunder and under any other Loan Document; and, provided, further, that any such contingent interest shall only be payable with respect to the Coto de Caza Joint Venture or any other Joint Venture with existing Indebtedness which is senior in right of payment, both as to principal and interest, to the Notes and all other amounts payable hereunder and for which the Partnership's projected share of capital requirements are in excess of $1,000,000 over the term of such Joint Venture; provided, further, however, that any such contingent interest shall only be payable with respect to the Arvida/RBG II Joint Venture in the event that the Arvida/RBG II Joint Venture has Indebtedness for which the Partnership's projected share of capital requirements are in excess of $1,000,000 over the term of the Arvida/RBG II Joint Venture.

          (b) Lend to or fund the cash requirements of a new Joint Venture not covered by Section 6.4(a) without the prior written consent of the Banks and assigning to the Agent for the ratable benefit of the Banks any mortgage, which mortgage shall be substantially in the form of Exhibit F, made in favor of the Partnership by such Joint Venture, pursuant to an assignment substantially in the form of the Assignment of Mortgages.

          (c) In lieu of the provisions of clauses (a) and (b) of this Section 6.4, which shall not apply to any advances, loans or contributions made by Borrowers or any Subsidiaries of Borrower to one or more of the Grand Bay Entities for the purpose of (i) completing construction of an aggregate of 80 condominium units and related amenities on the Grand Bay Property (the "Grand Bay Project"), (ii) completing construction of the Community Facilities (as defined in the Grand Bay Loan documents) within the Grand Bay Project and (iii) for paying interest on the Grand Bay Loan (collectively, "Grand Bay Advances"), the following shall apply: no Grand Bay Advances shall be made by Borrowers or any Subsidiaries of Borrowers during any time that the Grand Bay Loan is in default. While the Grand Bay Loan is not in default, Borrowers and their Subsidiaries may make loans, advances or contributions to any Grand Bay Entity solely for the purposes set forth in clauses (i), (ii) and (iii) above so long as (A) the aggregate amount of any such loans, advances and contributions (including any payments made to Banks for the release of any portion of the HR-A parcel identified on Schedule 1.4, collectively "Release Payments")) made since inception, when added to the total amount of the Grand Bay Loan which is either used or available to be used to construct the Grand Bay Project and the Community Facilities, does not exceed $34,150,000, and (ii) the aggregate amount of any such loans, advances and contributions made after February 8, 1994 (excluding the initial Release Payment of $3,454,584) does not exceed $6,000,000.

          6.5. Transactions with Affiliates. Sell or transfer any assets to, or purchase or acquire any assets of, or otherwise engage in any other material transactions with, any of its Affiliates, except at prices not less favorable to such Borrower or Subsidiary than fair market prices and on terms and conditions not less favorable to such Borrower or Subsidiary than could be reasonably obtained on an arm's-length basis from unrelated third parties; provided, however, that this
Section 6.5 shall not apply to the sale, transfer, purchase, or other disposition of any asset by one Borrower to any other Borrower.

          6.6.  Business of Borrowers and Subsidiaries Taken as a
Whole. Significantly change the nature of their business as carried on at the date hereof.

          6.7. Mergers, Consolidations and Sales of All or Substantially All Assets. Merge or consolidate with or into any other Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all its assets (whether now owned or hereafter acquired), except that any Borrower may merge or consolidate with any Person if the surviving Person is such Borrower or a Subsidiary of such Borrower and the obligations hereunder of such Borrower are expressly assumed by such Subsidiary and any Subsidiary may merge or consolidate with or into, or sell, transfer, lease or otherwise dispose of assets to, any Borrower or any wholly owned Subsidiary of any Borrower, or may merge or consolidate with or into any Person if the surviving Person is a wholly owned Subsidiary of any Borrower; provided, however, that, immediately after giving effect to such proposed transaction, no Event of Default, and no event or condition which with the giving of notice or lapse of time or both would constitute an Event of Default, has occurred and is continuing; and, provided, further, that this Section 6.7 shall not be construed to prohibit sales of assets in the ordinary course of business that are otherwise permitted under Section 6.11.

          6.8.  Partnership Distributions.  In the case of the
Partnership:

          (a)  make any distribution if

               (i) on the last day of any fiscal year of the Partnership the sum of (A) the aggregate principal amount of the Term Loans and Revolving Credit Loans outstanding, (B) the unused portion of the Revolving Credit Loan Commitments,
          (C) the aggregate face amount of letters of credit issued for the account of the Borrowers in excess of $15,000,000,
          (D) the aggregate amount of Indebtedness outstanding as of such date in respect of draws upon letters of credit as to which any Borrower is an account party, (E) the aggregate amount of any financial Guarantees by the Borrowers outstanding as of such date, (F) Master Lease Obligations of the Borrowers, and (G) Indebtedness of any Subsidiary or Joint Venture (other than Non-Recourse Indebtedness) with respect to which any Borrower is not fully exculpated from all of its general partner obligations, shall exceed 75% of the Borrowing Base as of such date and the Borrowers shall not have paid or prepaid an aggregate principal amount of Term Loans and/or Revolving Credit Loans equal to such excess; provided, however, that if (1) the Borrowing Base Reconciliation Certificate as of the end of any fiscal year of the Partnership (the "Reporting Year") is submitted to the Banks on or before January 31 of the following year and Banks shall not have notified Borrowers of any objection thereto within ten (10) days after receipt, (2) such Borrowing Base Reconciliation Certificate reflects that the sum of the amounts referred to in clauses (A) through (G) above is less than or equal to 75% of the Borrowing Base,
          (3) Borrowers shall have timely made the prepayment required pursuant to Section 2.13(e) with respect to such Reporting Year, (4) there were no Revolving Loans outstanding at the end of such Reporting Year, then either (x) if there are no Revolving Loans outstanding on the date of the proposed distribution, the Partnership may make an aggregate cash distribution to the partners of the Partnership on February 28 (or if not a Business Day, the immediately succeeding Business Day) of the year following the Reporting Year in the Allowed Distribution Amount (as defined below), or (y) if the Partnership follows the procedure for a "Conditional Distribution" as described on Schedule 6.8, the Partnership may make an aggregate cash distribution to the partners of the Partnership in the Allowed Distribution Amount in the manner set forth on Schedule 6.8. The "Allowed Distribution Amount" is an amount not to exceed the lesser of: (x) fifty percent (50%) of the Net Cash Flow for the Reporting Year,
          (y) $5,000,000, provided that such maximum may be increased to an amount (not to exceed $8,000,000) which Borrower demonstrates is equal to the aggregate federal income tax obligation of the partners in the Partnership in respect of the income of the Partnership for the Reporting Year, and
          (z) the amount of the prepayment pursuant to Section 2.13(e) made to the Banks on or before February 28 of the year following the Reporting Year.

               (ii) the aggregate principal amount of the Term Loans and I/P Loans outstanding shall exceed the Adjusted Capital Balance and the Borrowers shall not have paid or prepaid an aggregate principal amount of the Term Loans and I/P Loans equal to such excess,

               (iii) a default shall be made and shall be continuing in the payment of any principal of any Note (other than an amount referred to in clause (i) or (ii) above) or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or

               (iv) a default shall be made and shall be continuing in the payment of any interest on any Note or LC Disbursement or any Fee or any other amount (other than an amount referred to in clause (i), (ii) or (iii) above) due under any Loan Document, when and as the same shall become due and payable; or

          (b) make any distribution after the occurrence and during the continuance of an Event of Default pursuant to Article VII with respect to any of the circumstances described in clause (a) immediately above;

provided, however, that the Borrowers shall not be permitted to use the proceeds of any Revolving Credit Loan to fund a distribution by the Partnership.

          6.9. Residential Real Estate. At any time permit the aggregate Equity Value of the Residential Real Estate included in the Real Estate Portfolio that is wholly owned directly by the Borrowers (i.e., not owned by a Subsidiary or Joint Venture and is not subject to any Lien securing Indebtedness (other than the Lien of any Collateral Document) to be less than 80% of the aggregate Equity Value of all of the Residential Real Estate included in the Real Estate Portfolio at such time.

          6.10. Acquisitions. Purchase or otherwise acquire directly or indirectly any real estate with a purchase price in excess of $1,000,000 without the prior written consent of the Agent.

          6.11. Sales of Assets; Release Prices. Sell, transfer, convey, lease (except as provided in the applicable Mortgage) or otherwise dispose of, or permit any Subsidiary of the Borrowers to sell, transfer, convey, lease (except as provided in the applicable Mortgage) or otherwise dispose of, any assets or properties; provided, however, that (i) this Section 6.11 shall not apply to the sale, transfer, conveyance, lease or other disposition of any asset or property by one Borrower to any other Borrower, and (ii) the foregoing shall not prohibit sales of obsolete equipment, Equity Memberships in existing Equity Clubs or in the Equity Clubs described in Section 6.15 or Escrow Sales provided that the Borrowers are in compliance with Sections 2.13 and 6.15 and the Escrow Agreement; and, provided, further, that (i) in the event that the Borrowers are not in compliance with Section 2.13, 100% of the greater of (x) the Net Cash Proceeds received by the Borrowers from any such Escrow Sale or (y) the Minimum Release Price for such Property, shall be applied to the repayment of the Revolving Credit Loans or if there are no Revolving Credit Loans then outstanding, to the Term Loans, until the Borrowers are in compliance with such Section,
(ii) Extraordinary Asset Sales and Land and Property Sales provided for in the current Business Plan shall not require the prior written consent of the Banks so long as the required payments are made by the Borrowers under Section 2.13(g), (h) or (i) as applicable, (iii) on a quarterly basis, executed releases for single-family residential lots and homes shall be transferred to the Escrow Agent in such number as shall be acceptable to the Banks, and all such releases shall be released by the Escrow Agent in accordance with the terms of the Escrow Agreement provided that no Event of Default shall have occurred and be continuing, the Borrowers are otherwise in compliance with Section 2.13, the Agent shall not have given the Termination of Release Notice (as defined in the Escrow Agreement) to the Escrow Agent, and no later than thirty (30) days prior to the beginning of each Applicable Period (as defined in the Escrow Agreement) the applicable Borrower or, in the case of the Cullasaja Lots the Cullasaja Joint Venture, shall have delivered to the Agent and the Escrow Agent current Price Lists certified by the Borrower or Joint Venture owning such Release Lots with respect to all Release Lots in all subdivisions located within the Development Projects (as such terms are defined in the Escrow Agreement), and (iv) the release price in connection with a Sale of any real estate asset (other than in connection with Escrow Sales (except for Escrow Sales of Cullasaja Lots) described above) shall be the payments required with respect thereto under Section 2.13(g), (h) or (i) as applicable; and provided, further, that this Section 6.11 shall not prohibit the transfer of the portion of the IOC Tract located west of ditch 5 by the IOC Land Trustee to the Indian Trace Community Development District, or to another Governmental Authority (a "Permitted Grantee"), if the following conditions are satisfied: (i) such transfer shall be for no cash consideration, (ii) the IOC Tract shall be transferred to the Permitted Grantee solely for wetlands mitigation purposes, (iii) Lenders shall have approved the terms of the mitigation proposal, including any burdens which may be placed on any other portion of the Weston Property which is encumbered by a Mortgage, which approval shall not be unreasonably withheld, (iv) Borrowers shall have contemporaneously received the permits necessary to fill the property in Increment III of the Weston Property, including specifically a Section 404 Permit, and (v) Agent shall have received satisfactory evidence that the Permitted Grantee will undertake the mitigation obligations as well as issue the necessary bonds and construct the water management improvements which are essential to the development of Increment III of the Weston Property in the ordinary course of the Permitted Grantee's business.

          6.12. ERISA. Directly or indirectly by reason of an amendment or amendments to, or the adoption of, one or more Title IV Plans, permit the present value of all benefit liabilities, as defined in Title IV of ERISA (using the actuarial assumptions utilized by the PBGC upon termination of a Plan), to increase by more than $1,000,000 except, and only to the extent, required by law including to maintain the tax-qualification status of such Title IV Plans; provided, however, that this limitation shall not be applicable to the extent that the fair market value of assets allocable to such benefits, all determined as of the most recent valuation date for each such Title IV Plan, is in excess of the benefit liabilities; nor to increase benefits to the extent security must be provided to any Title IV Plan under Section 401(a)(29) of the IRC. Neither the Borrowers nor any of their Subsidiaries shall establish or become obligated to any Welfare Benefit Plan or modify any existing Welfare Benefit Plan for retirees, which would result in the present value of future liabilities under all such Welfare Benefit Plans for retiree benefits to increase by more than $1,000,000 (unless such increases are to be paid 100% by the affected retirees). Neither the Borrowers nor any of their Subsidiaries shall establish or become obligated to any new unfunded Pension Plan, or modify any existing unfunded Pension Plan, which would result in the present value of future liabilities under all such Pension Plans to increase by more than $1,000,000. Neither the Borrowers nor any Subsidiary of a Borrower with respect to Qualified Plans (that are not Title IV Plans), and none of the Borrowers, any Subsidiary or any Borrower or any ERISA Affiliate with respect to Title IV Plans shall satisfy any liability in the event of the termination of any such Plans by purchasing annuities from an insurance company without the written consent of the Agent which consent shall not be unreasonably withheld. Neither the Borrowers nor any Subsidiary of any Borrower with respect to Qualified Plans (that are not Title IV Plans), and none of the Borrowers, any Subsidiary of any Borrower or any ERISA Affiliate with respect to Title IV Plans shall satisfy any liability under any such Plans that are ongoing by purchasing annuities from an insurance company that is not AAA rated by Standard & Poor's Corporation or the equivalent by another rating agency at the time of such purchase without the written consent of the Agent, which consent shall not be unreasonably withheld. Neither the Borrowers, any Subsidiary of a Borrower or any ERISA Affiliate shall become obligated to contribute to any Multiemployer Plan without the written consent of the Agent which consent shall not be unreasonably withheld.

          6.13. Management and Advisory Fees. Pay any management, advisory, consulting or similar fee to JMB or any salary to any JMB employee other than as described on Schedule 6.13, or (b) distribute to JMB the $810,000 "deferred distribution" described in the 1991 Annual Financial Statement of the Partnership unless the conditions set forth in Section 6.8 shall have been satisfied.

          6.14. Cash Balances. Permit the aggregate amount of Cash Balances maintained by the Borrowers at any bank or other institution (other than the Banks) to exceed $5,000,000; provided, however, that all Cash Balances maintained at either Chemical or NationsBank shall be pledged to the Banks pursuant to the Security Agreement; provided, further, that the aggregate amount of the Borrowers' Cash Balances shall not exceed $7,000,000 while any Revolving Credit Loans are outstanding; and provided, further, that Cash Balances of the Borrowers in excess of $5,000,000 at any time when there are no Revolving Credit Loans outstanding shall be pledged to the Agent for the ratable benefit of the Banks.

          6.15. Equity Offerings. The Borrowers shall not institute, cause to be instituted, or be a party to any equity offering with respect to the Mortgaged Properties, other than with respect to existing Equity Clubs and Equity Memberships in (i) the Weston Hills Golf and Country Club located on the Weston Property, (ii) the River Hills Golf and Country Club located on the River Hills Property, or (iii) the Oakbridge Golf and Country Club located on the Jacksonville Properties and (iv) the Cullasaja Club located on the Cullasaja Property; provided, however, that the Applicable Release Percentage of the Net Cash Proceeds of any such Equity Membership offering shall be applied to the installments of principal in respect of Term Loans due under Section 2.6(a) in the inverse order of maturity and upon the satisfaction thereof to the installments of principal in respect of I/P Loans due under Section 2.6(b) in the inverse order of maturity.

          6.16. IOC Land Trust and IOC Mortgage. Amend, modify or supplement the IOC Land Trust in any material respect without the consent of the Agent or enter into or record any notice limiting future advances under the IOC Mortgage.

          6.17. Equitable Mortgage. Amend, modify or in any way alter or permit the alteration of any of the terms of the Equitable Mortgage or grant any consents or waivers under the Equitable Mortgage without the prior written consent of Agent, which consent may be withheld or denied in Agent's sole and absolute discretion.

          6.18. Grand Bay Loan. Amend, modify or in any way alter or permit the alteration of any of the release provisions of the Grand Bay Loan documents as they relate to the therein described "Community
Association Parcel" without the prior written consent of Banks.


ARTICLE VII  EVENTS OF DEFAULT

          In case of the happening of any of the following events
(herein called "Events of Default"):

          (a) any representation or warranty made, or deemed made pursuant to Section 4.1, other than any breach of the representations and warranties contained in Section 3.23 which have been cured pursuant to Section 5.11, in or in connection with any Loan Document or the borrowings or extensions of credit hereunder or in any report, certificate, financial statement or other instrument furnished in connection with any Loan Document shall prove to have been false or misleading in any material respect when made;

          (b) default shall be made in the payment of any amount required to be paid pursuant to Section 2.13 within the period such payment is required pursuant to such Section, and such default shall continue unremedied for a period of three Business Days;

          (c) default shall be made in the payment of any principal of any Note (other than an amount referred to in (b) above) or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such default shall continue unremedied for a period of three Business Days;

          (d) default shall be made in the payment of any interest on any Note or LC Disbursement or any Fee or any other amount (other than an amount referred to in (b) or (c) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

          (e) except as provided in clause (g) below, default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.4(f), 5.4(g), 5.4(j), 5.11, 6.1, 6.2 (other than Section 6.2(c)) or 6.4, and in the case of Section 5.11 such default shall continue unremedied for a period of fifteen (15) days after notice thereof from the Agent;

          (f) default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed on the part of any Borrower under the terms of any Loan Document (other than those specified in (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of forty-five (45) days after notice thereof from the LC Bank or the Agent;

          (g) any Borrower shall fail to pay any amount with respect to any of its Indebtedness in excess of $1,000,000 (other than (i) Non-Recourse Indebtedness and (ii) up to two Guarantees aggregating not in excess of $15,000,000 for all Borrowers, and up to an aggregate of $2,000,000 of other unsecured Indebtedness, provided that, in the case of all such unsecured Indebtedness, the Borrowers shall be contesting in accordance with Section 5.3 the obligations thereunder with respect to which they have failed to comply) when and as the same shall become due and payable, or shall fail to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, and the effect thereof is to cause or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, lapse of time or both) to cause such Indebtedness to become due prior to its stated maturity;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower or of a substantial part of the property or assets of any Borrower, under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of the property or assets of any Borrower, or (iii) the winding-up or liquidation of any Borrower; and such proceeding or petition shall continue unstayed and undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) days;

          (i) any Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (j) a final judgment, other than any such judgment the amount of which is covered by insurance provided by third party insurers for the benefit of such Borrower to an extent satisfactory to the Agent in its sole discretion, for the payment of money (which alone or when aggregated with all other unpaid judgments against the Borrowers at such time, is in the amount of $1,000,000 or more) shall be rendered against any Borrower and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed;

          (k) (i) With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the IRC or Section 406 of ERISA shall occur which in the reasonable determination of the Agent could result in direct or indirect liability to any Borrower or any of its Subsidiaries, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, any Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Qualified Plan, any Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) -- (iv) hereof, in the reasonable determination of the Agent there is a reasonable likelihood for termination of any such plan by the PBGC; provided, however, that the events listed in clauses (i) -- (v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of such Borrower, any of its Subsidiaries or any ERISA Affiliate, whether or not assessed, exceeds $1,000,000 in any case set forth in (i) through (v) above, or exceeds $1,000,000 in the aggregate for all such cases;

          (l) (i) JMB shall cease at any time to control the Manager or to own, either directly or indirectly, at least a 51% interest in the Manager, (ii) the Manager shall cease to be the sole managing general partner of the Partnership, or (iii) the Manager and the Partnership shall cease to be the sole partners of A/JMB Partners,
(iv) so long as the I/P Loans remain outstanding hereunder, the Partnership and the Manager shall cease to be the sole partners of Office Partners or Retail Partners, (v) so long as the I/P Loans remain outstanding hereunder, JMB/PCH Corporation shall cease to be the sole general partner of Hotel Partnership, (vi) so long as the I/P Loans remain outstanding hereunder, Hotel Limited Partners shall cease to be the sole limited partner of Hotel Partnership, or (vii) WHCC shall cease to be the sole general partner of Weston; provided, however, that for purposes of clauses (iv) through (vii) above any Affiliate of the Borrowers may also become a general partner or limited partner of Office Partners, Retail Partners, Hotel Partnership or Weston, as the case may be;

          (m) any provision of any Collateral Document shall for any reason other than being contrary to applicable law or public policy cease to be valid or enforceable in accordance with its terms, or any security interest created under any Collateral Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise stated therein) in any Collateral purported to be covered thereby; or

          (n) the occurrence of an event of default under the Equitable Mortgage or such Mortgage shall be modified, extended or enlarged without the prior written consent of the Banks;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Banks, shall, by notice to the Borrowers, take either or both of the following actions, at the same time or different times:
(i) terminate forthwith the Revolving Credit Loan Commitments of the Banks and the LC Commitment of the LC Bank hereunder, (ii) declare the Notes and credits in respect of any LC Disbursements then outstanding to be forthwith due and payable and (iii) deliver a Termination of Release Notice (as defined in the Escrow Agreement) to the Escrow Agent, whereupon the principal of the Notes and credits in respect of any LC Disbursements, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to a Borrower described in paragraph (h) or (i) above, the Revolving Credit Loan Commitments of the Banks and the LC Commitment of the LC Bank hereunder shall automatically terminate and the principal of the Notes and credits in respect of LC disbursements then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Agent shall deliver a Termination of Release Notice to the Escrow Agent.


ARTICLE VIII  THE AGENT

          In order to expedite the various transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as Agent on behalf of the Banks and the LC Bank. Each of the Banks and the LC Bank hereby irrevocably authorizes and directs the Agent to take such action on behalf of such Bank or the LC Bank under the terms and provisions of this Agreement and to exercise such powers hereunder as are specifically delegated to or required of the Agent by the terms and provisions hereof, together with such powers as are reasonably incidental thereto. The Agent is hereby expressly authorized on behalf of the Banks and the LC Bank, without hereby limiting any implied authority, (a) to receive on behalf of each of the Banks and the LC Bank any payment of principal of or interest on the Notes or reimbursement in respect of LC Disbursements outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and promptly to distribute to each Bank or the LC Bank its proper share of all payments so received; (b) to give notice within a reasonable time on behalf of each of the Banks and the LC Bank to the Borrowers of any Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Bank and the LC Bank copies of all notices, agreements and other materials as provided for in this Agreement as received by the Agent.

          Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them hereunder except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith or be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants or agreements of this Agreement or any other Loan Document. The Agent shall not be responsible to the Banks or the LC Bank for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Notes or any other Loan Document or other instrument to which reference is made herein or therein. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks and the LC Bank. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to any Borrower on account of the failure or delay in performance or breach by any Bank or the LC Bank of any of its obligations hereunder or to any Bank or the LC Bank on account of the failure of or delay in performance or breach by any other Bank or the LC Bank or any Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          With respect to the Loans made and Letters of Credit issued by it hereunder and the Notes issued to it, the Agent in its individual capacity and not as an Agent shall have the same rights and powers hereunder and under any other agreement executed in connection herewith as any other Bank or the LC Bank and may exercise the same as though it were not an Agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any of its Subsidiaries or other affiliate thereof as if it were not the Agent.

          Each Bank and the LC Bank agrees (i) to reimburse the Agent in the amount of its pro rata share (based on its Revolving Credit Loan Commitment hereunder) of any expenses incurred for the benefit of the Banks or the LC Bank by the Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks or the LC Bank, not reimbursed by any Borrower and
(ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of its pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent not reimbursed by any Borrower provided that no Bank or the LC Bank shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its directors, officers, employees or agents.

          Each Bank and the LC Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank or the LC Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and the LC Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank or the LC Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


ARTICLE IX  MISCELLANEOUS

          9.1. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, delivered by telex, graphic scanning or other telegraphic communications equipment of the sending party), addressed:

          (a) if to any Borrower, in care of Arvida/JMB Managers, Inc., 900 North Michigan Avenue, Chicago, Illinois 60601, Attention of Stephen A. Lovelette (Telecopy No.: 312-915-2310), with a copy to White & Case, 200 South Biscayne Blvd., Miami, Florida 33131-2352, Attention of H. William Walker, Esq. (Telecopy No.: 305-358-5744);

          (b) if to the Agent or the LC Bank, to it at 380 Madison Avenue (11th Floor), New York, New York 10017, Attention of Thomas S. Matesich (Telecopy No.: 212-622-3580), with a copy to Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, Attention of J. Philip Rosen, Esq. (Telecopy No.: 212-310-8007); and

          (c)  if to a Bank, at its address set forth in Section 2.2.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if hand delivered or delivered by telex or any other telegraphic communications equipment of the sender or five Business Days after dispatch by certified or registered mail, in each case addressed to such party as provided in this Section 9.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1.

          9.2.  Survival of Agreement.   All covenants, agreements,
representations and warranties made by the Borrowers herein, in any other Loan Document and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Banks and the LC Bank and shall survive the making by the Banks of the Loans, the execution and delivery to the Banks of the Notes evidencing such Loans and the issuance of the LC Bank of any Letter of Credit and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or LC Disbursement or any Fee or any other amount payable under the Notes or this Agreement is outstanding and unpaid and so long as the Revolving Credit Loan Commitments have not been terminated.

          9.3.  Binding Effect; No Borrower Assignment.  This
Agreement shall become effective when it shall have been executed by the Borrowers and the Agent and when the Agent shall have been notified by each Bank and the LC Bank that such Bank or the LC Bank has executed it and thereafter shall be binding upon and inure to the Benefit of the Borrowers, the Agent and each Bank and the LC Bank and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all the Banks and the LC Bank.

          9.4.  Bank Assignment and Participation.

          (a) Each Bank and the LC Bank shall be permitted to assign all or any part of its rights hereunder, and with the consent of the Borrowers so long as no Event of Default shall have occurred and be continuing (which consent shall not be unreasonably withheld in the case of assignments by the Banks), to assign and cause to be assumed by another bank all or any part of its Revolving Credit Loan Commitment (and such Bank or the LC Bank shall be relieved of such Revolving Credit Loan Commitment to the extent of any such assumptions); provided, however, that any assignment of rights or Revolving Credit Loan Commitments shall be made expressly subject to the rights of the Borrowers, the other Banks and the LC Bank set forth in Section 9.4(b); and, provided, further, that the Borrowers shall not be required to consent to any assignment that would result in Chemical holding less than 20% of the Revolving Credit Loan Commitments or the LC Commitment.

          (b)  The Borrowers may at any time designate a particular
Bank or the LC Bank (other than the Agent) (a "Designated Bank" or "LC Bank") for termination of its rights and obligations hereunder and under its Notes or Letter of Credit Documents by notice to the Agent and such Designated Bank or LC Bank. Upon receipt of such notice, the Agent will notify all other Banks or the LC Bank, stating the amount of the Revolving Credit Loan Commitments and the Loans or LC Disbursements in respect of the Designated Bank or LC Bank. Each such other Bank or the LC Bank shall be entitled to have assigned and delegated to it its pro rata share of the amount of the Revolving Credit Loan Commitments and the Loans or the LC Disbursements in respect of such Designated Bank or LC Bank and, if any of such other Banks or the LC Bank declines to exercise its entitlement to any extent, a pro rata share of such unexercised entitlement (considering only the Banks or the LC Bank who desire to obtain such unexercised entitlement). If the other Banks or the LC Bank desire to take up less than all of the Revolving Credit Loan Commitments and the Loans or LC Disbursements of the Designated Bank or LC Bank, the Banks or the LC Bank (excluding the Designated Bank or LC
Bank) may (but shall not be obligated to) unanimously agree to permit a new bank or letter of credit bank proposed by the Borrowers to become a Bank or the LC Bank for the purpose of becoming the assignee and delegatee of the rights and obligations of the Designated Bank or LC Bank. Upon the consummation of such assignment and delegation, all rights and obligations of the Designated Bank or LC Bank hereunder and under its Notes or its Letter of Credit Documents (including, without limitation, its Revolving Credit Loan Commitments and its Loans or LC Disbursements) shall be terminated; provided, however, that no such rights and obligations shall be terminated unless all of the rights and obligations of such Designated Bank or LC Bank are so assigned and delegated. All amounts of Loans and LC Disbursements to be so assigned and delegated shall be purchased at par value plus accrued interest; provided, however, that if any Eurodollar Loan is to be so assigned and delegated on a day other than a day on which such Eurodollar Loan matures, the Borrowers shall indemnify the Designated Bank or LC Bank for any loss or expense incurred by such Designated Bank or LC Bank in accordance with Section 2.16(c). Each Bank and the LC Bank, other than the Agent, hereby consents to specific enforcement with respect to its agreements under this Section 9.4(c) if it becomes a Designated Bank or LC Bank.

          (c) Each Bank and the LC Bank may without the consent of any Borrower sell participation to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Loan Commitment and the Loans or LC Disbursements owing to it); provided, however, that (i) such Bank's or the LC Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank or the LC Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the other Banks and the LC Bank shall continue to deal solely and directly with such Bank or the LC Bank in connection with such Banks's or the LC Bank's rights and obligations under this Agreement; and, provided, further, that any assignment of rights or commitments shall be made expressly subject to the rights of the Borrowers, the other Banks and the LC Bank set forth in Section 9.4(b).

          (d) In the event of replacement of any Designated Bank or LC Bank pursuant to Section 9.4(b), any participating bank or other entity described under Section 9.4(c) may be replaced in the sole discretion of the Banks or the LC Bank that replaced the Designated Bank or LC Bank. The purchase price and the other terms and conditions with respect to replacement of a Designated Bank or LC Bank, including specific enforcement of this agreement, shall apply to replacement of each such participating bank or other entity, except that indemnification of losses or expenses incurred by a participating bank or other entity in connection with termination of its participation in any Eurodollar Loan shall be paid by the Designated Bank or LC Bank.

          9.5. Expenses; Indemnity. (a) The Borrowers agree to pay all out-of-pocket expenses reasonably incurred by the Agent in connection with the preparation of this Agreement, the Notes and the other Loan Documents or with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or reasonably incurred by the Agent, the Banks or the LC Bank in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Notes or Letters of Credit issued hereunder or thereunder, including, but not limited to, the reasonable fees and disbursements of Weil, Gotshal & Manges, special counsel for the Banks and the LC Bank, and of any separate counsel retained by the LC Bank in connection with the preparation of any Letter of Credit Documents, and, in connection with such enforcement or protection, the reasonable fees and disbursements of any other counsel for the Agent, the Banks or the LC Bank. The Borrowers further agree that they shall indemnify the Banks and the LC Bank from and hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any of the Notes or other Loan Documents.

          (b) The Borrowers agree to indemnify each Bank and the LC Bank and its directors, officers, employees and agents (each such Person being called an "Indemnitee") against, and to hold such Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the use of any Letter of Credit or any of the proceeds of the Loans, or (ii) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided, however, that such indemnity shall not be available to either Chemical, NationsBank or the LC Bank to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from its gross negligence or willful misconduct or that of its respective directors, officers, employees or agents.

          (c) The Borrowers hereby agree to indemnify and hold the Agent and the Banks harmless from any and all losses, liabilities, damages, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies) based upon, attributable to or resulting from (i) any misrepresentations or breach of warranty on the part of the Borrowers under Section 3.17 or (ii) any Environmental Claim, any Environmental Lien or any Remedial Action arising out of or based upon anything relating to the real property owned by the Borrowers or their respective Subsidiaries and their facilities or operations.

          (d) Notwithstanding the foregoing, the Agent and the Banks shall have the right, without prior consent of the Borrowers, to assign their rights to indemnification hereunder in connection with any assignment of their Loans or Commitment permitted hereunder. Any assignee shall have a similar right to assign the rights to indemnification hereunder upon any assignment and notice thereof to the Borrowers. The Borrowers shall be liable to such assignee or successor in all the same respects as if such assignee or successor were the original Agent or Banks hereunder and each such assignee or successor shall be entitled to enforce its indemnification rights hereunder directly against the Borrowers. No such assignment shall relieve the Borrowers of their obligations to the assignor hereunder and, without limiting the generality of the foregoing, each such assignor shall be entitled, despite such assignment, to its rights to indemnification by the Borrowers hereunder.

          (e) The provisions of this Section 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any Bank or the LC Bank. All amounts due under this Section 9.5 shall be payable on written demand therefor.

          9.6. Right of Setoff. If an Event of Default shall have occurred and be continuing and any Bank or the LC Bank shall have requested the Agent to declare the Notes and credits in respect of the LC Disbursements immediately due and payable pursuant to Article VII, each Bank and the LC Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or the LC Bank to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement and the Notes and the other Loan Documents held by such Bank or the LC Bank, irrespective of whether or not such Bank or the LC Bank shall have made any demand under this Agreement or such Note or other Loan Document and although such obligations may be unmatured. The rights of each Bank and the LC Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank or the LC Bank may have.

          9.7. Applicable Law. This Agreement and the Notes and other Loan Documents shall (except as may be set forth therein) be construed in accordance with and governed by the laws of the State of New York.

          9.8. Payments on Business Days. Should the principal of or interest on the Notes or any credit in respect of LC Disbursements or any Fee or any other amount payable hereunder become due and payable on other than a Business Day, payment in respect thereof may be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

          9.9.  Waivers; Amendment.

          (a)  No failure or delay of the Agent, any Bank or the LC
Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Banks and the LC Bank hereunder are cumulative and exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or the Notes and other Loan Documents or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph
(b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances. Each holder of any of the Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Agent, with the written consent of the Required Banks; provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Note or any credit in respect of LC Disbursements, or waive or excuse any such payment or any part thereof, or change the rate of interest on any Note or any credit in respect of LC Disbursements, without the written consent of each holder or the LC Bank affected thereby, (ii) change the Revolving Credit Loan Commitment of any Bank or the LC Bank without the written consent of such Bank or the LC Bank, or change the Commitment Fees without the written consent of each Bank or the LC Fee without the written consent of the LC Bank, or
(iii) amend or modify the provisions of this Section or the definition of the "Required Banks", without the written consent of each Bank and the LC Bank; and, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the written consent of the Agent. Each Bank and holder of any Note shall be bound by any modification or amendment authorized by this Section regardless of whether its Notes shall be marked to make reference thereto, and any consent by any Bank or holder of a Note pursuant to this Section shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

          9.10.  Nature of Obligations.

          (a) All obligations of the Borrowers under this Agreement, the Notes and other Loan Documents shall, subject to Section 9.10(b), be joint and several, including, without limitation, obligations in respect of the payment of principal of or interest on the Notes and credits in respect of LC Disbursements or any Fee or other amount payable hereunder or thereunder. Anything in this Agreement or any other Loan Document to the contrary notwithstanding it is expressly agreed that each Bank and the LC Bank shall look solely to the assets of the Borrowers for the payment and performance of the obligations of the Borrowers under, in respect of or in connection with the Loan Documents and neither any Bank or the LC Bank, nor its successors or assigns, shall have any recourse of any kind whatsoever for or with regard to any indebtedness, liability or obligation under, in respect of or in connection with the Loan Documents, whether or not so provided herein or therein, against any of the following Persons who are not themselves a Borrower: any partner, officer or employee or agent of any Borrower that is a partnership; any shareholder, officer, director, employee or agent of any Borrower that is a corporation; any partner in or employee or officer or agent of any partnership which is a constituent partner of any Borrower that is a partnership; or any shareholder, officer, director, employee or agent of any corporation which is a constituent partner of any Borrower that is a partnership. For the purposes of this Agreement, neither the negative capital account of a partner nor any obligation of any partner to restore a negative capital account or to contribute capital to a partnership shall be deemed to be the "property" or an "asset" of a partnership (and neither any Bank or the LC Bank, nor any successors or assigns of any Bank or the L/C Bank, shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligation to restore or contribute).

          (b) To the extent that Office Partners, Retail Partners, Hotel Partnership or Weston shall be required to repay a portion of the Term Loans or I/P Loans which shall exceed the greater of (i) the amount of such Loans actually received by such Borrower and (ii) the amount which such Borrower would otherwise have paid if such Borrower had repaid the aggregate amount of such Loans (excluding the amount thereof repaid by the Borrowers) in the same proportion as each such Borrower's net worth immediately after the Closing Date bears to the aggregate net worth of all the Borrowers immediately after the Closing Date, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess, pro rata based on their respective net worths immediately after the Closing Date. Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum, aggregate amount of the Term Loans and I/P Loans for which such Borrower shall be liable shall not exceed the maximum amount that such Borrower can be liable for without rendering this Agreement or any other Loan Document, as it relates to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

          9.11. Publicity. Each of the Borrowers agrees to notify the Agent prior to any regulatory filing (other than any reports of the Borrowers filed with the Securities and Exchange Commission on Forms 10-K and 10-Q and any amendments thereto), document distribution or other disclosure or public announcement in which reference is to be made to the Agent, any Bank or the LC Bank, this Agreement or the Loans or Letters of Credit contemplated hereby.

          9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in the Notes or any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when take together shall constitute but one contract, and shall become effective as provided in Section 9.3.

          9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          9.15.  Release.

          (a) Borrowers acknowledge that they are executing this Agreement as their own voluntary act and free from duress and undue influence and upon and with the advice of counsel. Borrowers hereby unconditionally and irrevocably release, acquit and discharge Chemical Bank, NationsBank and their respective employees, officers, directors, agents, servants and counsel (collectively, the "Released Parties") from any and all claims, demands whatsoever, known or unknown, at law or in equity, irrespective of whether such claims arise out of contract, tort, violation of laws or regulations or otherwise, which Borrowers ever had, now have or hereafter can, shall or may have against the Released Parties or any of them for, upon, or by reason of any matter, cause or thing whatsoever arising, from the beginning of the world to and including the execution and delivery hereof, out of, in connection with, or related in any manner to the Existing Agreement, the Loans, the Collateral Documents or this Agreement (collectively, the "Claims"). Without limiting the generality of the foregoing, the term "Claims" shall include, without limitation, any loss, liability, expense and/or detriment, of any kind or character, in any way arising out of, connected with, or resulting from the acts or omissions of the Released Parties or any of them, including, without limitation, the contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate, any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, cause of action based on the negligence of the Banks or the Agent, any "lender liability" theories, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violations of the Racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, fraud, mistake, deceptive trade practices, libel, slander, conspiracy, or any claim for wrongfully taking any action in connection with the Loan. The foregoing release shall not apply to any claims, demands, actions, causes of actions, suits, debts, costs, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses and liabilities arising out of this Agreement, the Loans or the Collateral Documents after the execution and delivery of this Agreement.

          9.16. No Third Party Beneficiaries. This Agreement shall not be deemed to confer in favor of any third parties any rights whatsoever as third-party beneficiaries or otherwise.

          9.17. JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE BANKS TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

          IN WITNESS WHEREOF, this Agreement has been duly executed in New York, New York as of the date first written above.

                    ARVIDA/JMB PARTNERS, L.P.

                    By:  ARVIDA/JMB MANAGERS,
                           INC., as General Partner


                         By:
                            Title:


                    ARVIDA/JMB PARTNERS

                    By:  ARVIDA/JMB MANAGERS,
                           INC., as General Partner


                         By:
                            Title:


                    SOUTHEAST FLORIDA HOLDINGS,
                     INC.


                    By:
                       Title:


                    CENTER OFFICE PARTNERS

                    By:  ARVIDA/JMB PARTNERS, L.P.,
                           as General Partner

                         By:  ARVIDA/JMB MANAGERS, INC.,
                                as General Partner


                              By:_______________________
                                 Title:



                    CENTER RETAIL PARTNERS


                    By:  ARVIDA/JMB PARTNERS, L.P.,
                           as General Partner


                         By:  ARVIDA/JMB MANAGERS, INC.


                              By:
                                 Title:


                    CENTER HOTEL LIMITED PARTNERSHIP


                    By:  JMB/PCH CORPORATION,
                           as General Partner


                         By:_____________________________
                            Title:


                    WESTON HILLS COUNTRY
                      CLUB LIMITED PARTNERSHIP


                    By:  WHCC, INC. as
                           General Partner


                         By:
                            Title:

                    CHEMICAL BANK,
                      as Agent, LC Bank and a Bank


                    By:
                       Title:


                    NATIONSBANK OF FLORIDA, N.A.


                    By:
                       Title:
                      TABLE OF CONTENTS

ARTICLE                                                 Page

ARTICLE I  DEFINITIONS. . . . . . . . . . . . . . . . . .  3

ARTICLE II   RESTRUCTURING OF EXISTING CREDITS;
                THE LOANS AND LETTERS OF CREDIT . . . . . 39
     2.1. Restructuring of Existing Credits; Issuance of Renewal Notes; Ratification of Security Interests 39
     2.2.   Revolving Credit Loan Commitments . . . . . . 42
     2.3.   Revolving Credit Loans. . . . . . . . . . . . 44
     2.4.   Fees. . . . . . . . . . . . . . . . . . . . . 45
     2.5.   Notice of Revolving Credit Loans. . . . . . . 46
     2.6.   Term Loan Repayment; I/P Loan Repayment . . . 47
     2.7.   Termination and Reduction of Revolving Credit Loan
            Commitments . . . . . . . . . . . . . . . . . 48
     2.8.   Conversion and Continuation of Term Loans and I/P
            Loans . . . . . . . . . . . . . . . . . . . . 49
     2.9.   Notes . . . . . . . . . . . . . . . . . . . . 51
     2.10.  Interest on Loans . . . . . . . . . . . . . . 52
     2.11.  Default Interest. . . . . . . . . . . . . . . 52
     2.12.  Alternate Rate of Interest. . . . . . . . . . 53
     2.13.  Prepayment of Loans . . . . . . . . . . . . . 53
     2.14.  Reserve Requirements; Change in Circumstances 58
     2.15.  Change in Legality. . . . . . . . . . . . . . 59
     2.16.  Indemnity . . . . . . . . . . . . . . . . . . 60
     2.17.  Pro Rata Treatment. . . . . . . . . . . . . . 61
     2.18.  Sharing of Setoffs. . . . . . . . . . . . . . 62
     2.19.  Borrowing Base Determinations; Appraisal
            Requirements. . . . . . . . . . . . . . . . . 62
     2.20.  Letters of Credit . . . . . . . . . . . . . . 65

ARTICLE III  REPRESENTATIONS AND WARRANTIES . . . . . . . 68
     3.1.   Organization; Powers. . . . . . . . . . . . . 68
     3.2.   Authorization . . . . . . . . . . . . . . . . 68
     3.3.   Enforceability. . . . . . . . . . . . . . . . 69
     3.4.   Governmental Approval . . . . . . . . . . . . 69
     3.5.   Financial Statements. . . . . . . . . . . . . 69
     3.6.   No Material Adverse Change. . . . . . . . . . 70
     3.7.   Title to Properties; Possession Under Leases. 70
     3.8.   Identity of Subsidiaries and Joint Ventures . 70
     3.9.   Litigation; Compliance with Laws. . . . . . . 71
     3.10.  Agreements. . . . . . . . . . . . . . . . . . 71
     3.11.  Federal Reserve Regulations . . . . . . . . . 71
     3.12.  Investment Company Act; Public Utility Holding
            Company Act . . . . . . . . . . . . . . . . . 72
     3.13.  Use of Proceeds . . . . . . . . . . . . . . . 72
     3.14.  Tax Returns; Documentary Stamp and Intangibles Taxes 72
     3.15.  No Material Misstatements . . . . . . . . . . 73
     3.16.  Employee Benefit Plans. . . . . . . . . . . . 73
     3.17.  Environmental Protection. . . . . . . . . . . 75
     3.18.  Deposit Accounts. . . . . . . . . . . . . . . 77
     3.19.  Labor Matters . . . . . . . . . . . . . . . . 77
     3.20.  Management Agreements . . . . . . . . . . . . 77
     3.21.  Equity Memberships; Non-Equity Clubs. . . . . 78
     3.22.  Mortgage Receivables. . . . . . . . . . . . . 78
     3.23.  Collateral. . . . . . . . . . . . . . . . . . 78
     3.24.  Intentionally Omitted . . . . . . . . . . . . 78
     3.25.  Partnership Agreements. . . . . . . . . . . . 78
     3.26.  No Public Offerings . . . . . . . . . . . . . 78
     3.27.  Contracts of Sale . . . . . . . . . . . . . . 79
     3.28.  Equipment Financing . . . . . . . . . . . . . 79
     3.29.  Management Fees . . . . . . . . . . . . . . . 79
     3.30.  Fictitious Name Filings . . . . . . . . . . . 79

ARTICLE IV  CONDITIONS OF LENDING AND OTHER EXTENSIONS
                    OF CREDIT AND TO EFFECTIVENESS. . . . 79
     4.1.  All Borrowings and Extensions of Credit. . . . 79
     4.2.  Effectiveness. . . . . . . . . . . . . . . . . 80

ARTICLE V  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . 86


     5.1.   Existence; Businesses and Properties. . . . . 86
     5.2.   Insurance . . . . . . . . . . . . . . . . . . 87
     5.3.   Obligations and Taxes . . . . . . . . . . . . 88
     5.4.   Financial Statements, Reports, etc. . . . . . 88
     5.5.   Litigation and Other Notices. . . . . . . . . 92
     5.6.   ERISA . . . . . . . . . . . . . . . . . . . . 93
     5.7.   Maintaining Records; Access to Properties and
            Inspections . . . . . . . . . . . . . . . . . 95
     5.8.   Environmental Notices . . . . . . . . . . . . 96
     5.9.   Compliance with Environmental Laws. . . . . . 97
     5.10.  Bank Accounts . . . . . . . . . . . . . . . . 97
     5.11.  Further Assurances. . . . . . . . . . . . . . 98
     5.12.  Georgia Intangibles Tax . . . . . . . . . . . 99
     5.13.  IOC Mortgage. . . . . . . . . . . . . . . . . 99
     5.14.  Equitable Mortgage. . . . . . . . . . . . . .100
     5.15.  Title Updates . . . . . . . . . . . . . . . .101
     5.16.  Grand Bay Mortgage. . . . . . . . . . . . . .101

ARTICLE VI  NEGATIVE COVENANTS. . . . . . . . . . . . . .101
     6.1.  Indebtedness . . . . . . . . . . . . . . . . .101
     6.2.  Liens, Etc . . . . . . . . . . . . . . . . . .102
     6.3.  Investments, Loans and Advances. . . . . . . .103
     6.4.  Joint Ventures/Contingent Interest . . . . . .104
     6.5.  Transactions with Affiliates . . . . . . . . .106
     6.6.  Business of Borrowers and Subsidiaries Taken as a
            Whole . . . . . . . . . . . . . . . . . . . .106
     6.7.  Mergers, Consolidations and Sales of All or
            Substantially All Assets. . . . . . . . . . .106
     6.8.  Partnership Distributions. . . . . . . . . . .107
     6.9.  Residential Real Estate. . . . . . . . . . . .109
     6.10.  Acquisitions. . . . . . . . . . . . . . . . .109
     6.11.  Sales of Assets; Release Prices . . . . . . .109
     6.12.  ERISA . . . . . . . . . . . . . . . . . . . .111
     6.13.  Management and Advisory Fees. . . . . . . . .112
     6.14.  Cash Balances . . . . . . . . . . . . . . . .112
     6.15.  Equity Offerings. . . . . . . . . . . . . . .112
     6.16.  IOC Land Trust and IOC Mortgage . . . . . . .113
     6.17.  Equitable Mortgage. . . . . . . . . . . . . .113
     6.18.  Grand Bay Loan. . . . . . . . . . . . . . . .113

ARTICLE VII  EVENTS OF DEFAULT. . . . . . . . . . . . . .113

ARTICLE VIII  THE AGENT . . . . . . . . . . . . . . . . .118

ARTICLE IX  MISCELLANEOUS . . . . . . . . . . . . . . . .120
     9.1.   Notices . . . . . . . . . . . . . . . . . . .120
     9.2.   Survival of Agreement . . . . . . . . . . . .121
     9.3.   Binding Effect; No Borrower Assignment. . . .121
     9.4.   Bank Assignment and Participation . . . . . .122
     9.5.   Expenses; Indemnity . . . . . . . . . . . . .124
     9.6.   Right of Setoff . . . . . . . . . . . . . . .126
     9.7.   Applicable Law. . . . . . . . . . . . . . . .126
     9.8.   Payments on Business Days . . . . . . . . . .126
     9.9.   Waivers; Amendment. . . . . . . . . . . . . .126
     9.10.  Nature of Obligations . . . . . . . . . . . .127
     9.11.  Publicity . . . . . . . . . . . . . . . . . .129
     9.12.  Severability. . . . . . . . . . . . . . . . .129
     9.13.  Counterparts. . . . . . . . . . . . . . . . .129
     9.14.  Headings. . . . . . . . . . . . . . . . . . .129
     9.15.  Release . . . . . . . . . . . . . . . . . . .129
     9.16.  No Third Party Beneficiaries. . . . . . . . .131
     9.17.  JURY TRIAL. . . . . . . . . . . . . . . . . .131

Exhibit A            - Form of Revolving Credit Note
Exhibit A-1     - Form of Term Note
Exhibit A-2     - Form of I/P Note
Exhibit B            - Form of Borrowing Base
                         Reconciliation Certificate
Exhibit C            - Form of Collateral Assignment of
                         Partnership Interest
Exhibit D            - Form of Escrow Agreement
Exhibit E            - Form of Mortgage Amendment
Exhibit F            - Form of Mortgage
Exhibit G            - Form of Cash Flow Statement
Exhibit H            - Form of Pledge Agreement
Exhibit I            - Form of Security Agreement
Exhibit J            - Form of Revolving Credit Loan Request
Exhibit K            - Form of Conversion Notice
Exhibit L            - Letter of Credit Application
Exhibit M            - Letter of Credit Notice
Exhibit N            - Form of Opinion of Counsel to
                         the Borrowers
Exhibit O            - Form of Notice of Material Adverse Change
Exhibit P            - Work in Process Calculation
Exhibit Q            - Form of Assignment of Mortgage
Schedule 1.1         - Deposit Accounts
Schedule 1.2         - Equity Memberships
Schedule 1.3         - Escrow Agents
Schedule 1.4         - Land and Property
Schedule 1.5         - Minimum Release Prices
Schedule 1.6         - Residential Real Estate
Schedule 1.7         - IOC Tract
Schedule 1.8         - Subordinate Property
Schedule 1.9         - Mortgage Recording Information
Schedule 2.1         - Existing Credits
Schedule 3.8         - Subsidiaries and Joint Ventures
Schedule 3.9         - Litigation
Schedule 3.16        - ERISA
Schedule 3.17        - Environmental Matters
Schedule 3.19        - Labor Matters
Schedule 3.22        - Mortgage Receivables
Schedule 3.23        - Excluded Assets
Schedule 3.27        - Contracts of Sale
Schedule 4.2         - Closing Documents
Schedule 5.4(g)(i)   - Sales/Inventory Valuation Report
Schedule 5.4(g)(ii)  - GAAP Adjustments
Schedule 6.1         - Existing Indebtedness
Schedule 6.2         - Existing Liens
Schedule 6.3         - Existing Investments
Schedule 6.4         - Contingent Interest
Schedule 6.8         - Conditional Partnership Distribution
Schedule 6.13        - Management Fees and Salaries